 Exhibit (a)(1)(A)
OFFERS TO PURCHASE FOR CASH
ALL OF THE OUTSTANDING COMMON SHARES AND SWEDISH DEPOSITARY RECEIPTS REPRESENTING COMMON SHARES
OF
MILLICOM INTERNATIONAL CELLULAR S.A.
FOR
USD 24.00 PER COMMON SHARE AND USD 24.00 PER SWEDISH DEPOSITARY RECEIPT
BY
ATLAS LUXCO S.À R.L.
THE OFFERS WILL EXPIRE AT ONE MINUTE AFTER 10:59 A.M. EST, OR ONE MINUTE AFTER 4:59 P.M. CEST ON AUGUST 16, 2024, UNLESS THE OFFERS ARE EXTENDED.
Atlas Luxco S.à r.l., a private limited liability company (société à responsabilité limitée) existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg (“Luxembourg”), with corporate registration number B274990 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg) (“Atlas” or the “Purchaser”), is a subsidiary of Atlas Investissement S.A.S., a simplified joint-stock company (société par actions simplifiée), having its registered office at 16 Rue de la Ville-l’Évêque, FR-75008 Paris, France, with corporate registration number 908 070 188 with the Paris Trade and Companies Registry (R.C.S Paris) (the “Parent”). Parent is a majority owned subsidiary of NJJ Holding S.A.S., a simplified joint-stock company (société par actions simplifiée) domiciled in Paris, France, wholly owned by Xavier Niel. Atlas is offering to purchase, through separate but concurrent offers in Sweden (the “Swedish Offer”) and the United States (the “US Offer”), all of the outstanding common shares (CUSIP L6388F110), with nominal value USD 1.50 per share (each, a “Common Share,” and collectively, the “Common Shares”), including Swedish Depositary Receipts (ISIN: SE0001174970) representing Common Shares (each Swedish Depositary Receipt represents one Common Share) (each, an “SDR,” and collectively, the “SDRs,” and together with the Common Shares, the “Shares”) of Millicom International Cellular S.A., a public limited liability company (société anonyme) existing under the laws of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg, with corporate registration number B40630 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg) (“Millicom” or the “Company”), for USD 24.00 per Common Share and USD 24.00 per SDR1 (each such amount, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and for the US Offer the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and together with this Offer to Purchase, the Letter of Transmittal and other materials related to the Swedish Offer and the US Offer, as each may be amended or supplemented from time to time, the “Offers”).
In the US Offer, the Offer Price of USD 24.00 per Common Share is payable net to the seller in cash, without interest, less any withholding taxes that may be applicable. In the Swedish Offer, settlement will be made in SEK and the Offer Price of USD 24.00 per SDR will be converted into SEK in connection with settlement (see “The Tender Offers — Terms of the Offers — Consideration and Payment” and “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs”).
The initial acceptance period for the Offers (the “Offer Period”) will commence on July 1, 2024, and expire at one minute after 10:59 a.m. EST, or one minute after 4:59 p.m. CEST, on August 16, 2024, unless the Offer Period is extended (the end of the Offer Period, as may be extended, the “Expiration Time”).
If the conditions for completion of the Offers are satisfied and the Offers are successful, following consummation of the Offers, to the extent legally permitted by applicable law, Purchaser currently intends to

1
Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

delist the Common Shares from the Nasdaq Stock Market (“Nasdaq US”) and the SDRs from Nasdaq Stockholm, Large Cap (“Nasdaq Stockholm”), to terminate registration of the Common Shares under Section 12(g)(4) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and to suspend Millicom’s reporting obligations under Section 15(d) of the Exchange Act.
Atlas has been informed that the Board of Directors of Millicom (the “Millicom Board”) has established an independent bid committee (the “Independent Bid Committee”) consisting entirely of directors independent from Purchaser and Parent. On June 27, 2024, the Independent Bid Committee disclosed via press release that the then-anticipated Offer Price was not in the best interest of Shareholders (as defined below), having specifically taken into consideration Millicom’s management’s latest review of financial performance (the “Pre-Commencement Press Release”). As of the date of this Offer to Purchase, the Millicom Board, through the Independent Bid Committee, has not made a formal recommendation regarding the Offers and has not stated whether the Offers, as outlined in this Offer to Purchase, are fair or in the best interests of the Company and its “unaffiliated security holders” as defined in Rule 13e-3 under the Exchange Act (the “Unaffiliated Shareholders”). Though the Independent Bid Committee shared its preliminary views in the Pre- Commencement Press Release, Millicom is under US law required to make a formal recommendation or state that it is neutral or is unable to take a position with respect to the Offers in a Solicitation/Recommendation Statement on Schedule 14D-9, and to publish such recommendation or send it to holders of Common Shares within ten (10) US Business Days (a “US Business Day” is any day on which US banks are open to the public, other than Saturdays and Sundays, federal holidays in the United States or other day when Nasdaq US is closed for trading; a “Business Day” is any US Business Day, as well as any day on which Swedish banks are open to the public, other than Saturdays and Sundays, public holidays in Sweden or any other day when Nasdaq Stockholm is closed for trading) from the date of this Offer to Purchase. In each case the Independent Bid Committee is required to explain the reasons for its position. The Independent Bid Committee is, in accordance with the Takeover rules for Nasdaq Stockholm and Nordic Growth Market NGM (the “Swedish Takeover Rules”), required to announce its formal opinion regarding the Offers and obtain a fairness opinion from independent experts no later than two weeks prior to the expiry of the Offer Period. The Pre-Commencement Press Release does not constitute any such formal opinion or recommendation. Millicom Non-Executive Directors, Thomas Reynaud, Aude Durand and Maxime Lombardini have not participated, and will not participate, in any discussions, deliberations or decisions of the Independent Bid Committee of Millicom because of their affiliation with Purchaser. A description of the reasons for the Independent Bid Committee’s recommendation relating to the Offers will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 prepared by Millicom and filed with the SEC and mailed to all holders of Common Shares. All holders of Common Shares should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the heading “Item 4. The Solicitation or Recommendation” of the Schedule 14D-9.
AS OF THE DATE HEREOF, THE NON-EXECUTIVE DIRECTORS OF THE MILLICOM BOARD HAVE MADE NO RECOMMENDATION AS TO WHETHER SHAREHOLDERS SHOULD TENDER THEIR COMMON SHARES OR SDRS PURSUANT TO THE OFFERS.
The information on these front pages should be read in conjunction with, and is qualified in its entirety by, the more detailed information in this Offer to Purchase. A summary of the principal terms of the Offers appears on pages 1 through 16 below. You should read in its entirety this Offer to Purchase, and if you hold Common Shares, the accompanying Letter of Transmittal carefully before deciding whether to tender your Common Shares into the Offers. If you hold SDRs, see “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs.”
Questions and requests for assistance in relation to the US Offer may be directed to D.F. King & Co., Inc., as information agent for the US Offer (the “Information Agent”) at (212) 269-5550, or at (866) 356-6140 (US toll-free), or via email at millicom@dfking.com, or otherwise as set out on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or on the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. Holders of Common Shares may also contact their broker, dealer, commercial bank, trust company or other securities intermediary for copies of these documents.

We have filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO (in each case, including exhibits) in accordance with the Exchange Act, and may furnish certain additional information with respect to the US Offer and may file amendments thereto. In addition, Millicom will file a Solicitation/Recommendation Statement on Schedule 14D-9 in accordance with the Exchange Act setting forth the determination and recommendation of the Millicom Board through the Independent Bid Committee and furnishing certain additional related information. The Tender Offer Statement and Rule 13e-3 Transaction Statement and the Solicitation/Recommendation Statement, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth under “The Tender Offers — Certain Information Concerning Millicom — Available Information.”
THIS OFFER TO PURCHASE AND RELATED MATERIALS, INCLUDING THE LETTER OF TRANSMITTAL, WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW BY ANY MEANS WHATSOEVER INCLUDING, WITHOUT LIMITATION, MAIL, FACSIMILE TRANSMISSION, EMAIL OR TELEPHONE. THE OFFERS CANNOT BE ACCEPTED BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN ANY JURISDICTION WHERE PROHIBITED BY LAW.
THE OFFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFERS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR RELATED MATERIALS, INCLUDING THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE IN THE UNITED STATES.
July 1, 2024

IMPORTANT INFORMATION
General
Atlas has made separate but concurrent public offers to the Shareholders (as defined herein) of Millicom, for all Shares2 in accordance with the conditions set out in this Offer to Purchase. Holders of Common Shares and SDRs will collectively be referred to herein as “Shareholders.”
Pursuant to the US Offer, Purchaser is offering to acquire all outstanding Common Shares. Holders of Common Shares may tender their Common Shares only into the US Offer. Pursuant to the Swedish Offer, Purchaser is offering to acquire all outstanding SDRs. Holders of SDRs may tender their SDRs only into the Swedish Offer. Shareholders should refer to the offer restrictions included in the section “The Tender Offers — Miscellaneous — Offer Restrictions” on pages 121 – 123.
US holders (as defined in Rule 14d-1 of the Exchange Act) (“US Holders”) of SDRs may convert their SDRs into Common Shares on a one-for-one basis and tender their Common Shares into the US Offer, otherwise US Holders of SDRs may tender their SDRs only into the Swedish Offer.
The Common Shares are listed and traded on Nasdaq US and the SDRs are listed and traded on Nasdaq Stockholm, and, as a result, Millicom is subject to the securities laws, rules and regulations of the United States and Sweden, as well as the laws of Luxembourg where Millicom is incorporated and domiciled. Some of the information contained in this Offer to Purchase is included because it is required to be included pursuant to Swedish laws and regulations. Some of that information has been prepared in accordance with Swedish format and style, which differs from US format and style for documents of this type. Similarly, some of the information contained in this Offer to Purchase is included because it is required to be included pursuant to US laws and regulations and has been prepared in accordance with US format and style, which differs from Swedish format and style for documents of this type.
THE OFFERS ARE NOT OFFERS TO PURCHASE ANY SECURITIES, WHETHER DIRECTLY OR INDIRECTLY, IN AUSTRALIA, BELARUS, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SINGAPORE, SOUTH AFRICA OR RUSSIA OR IN ANY OTHER JURISDICTION WHERE SUCH OFFER PURSUANT TO LEGISLATION AND REGULATIONS IN SUCH RELEVANT JURISDICTIONS WOULD BE PROHIBITED BY APPLICABLE LAW.
The Swedish Offer, as well as any agreements entered into between Atlas and the Shareholders in Millicom as a result of the Swedish Offer, shall be governed and construed in accordance with substantive Swedish law, save for certain corporate law aspects which are governed by Luxembourg law. Any dispute regarding the Swedish Offer or agreements in connection therewith shall be settled exclusively by Swedish courts, and the District Court of Stockholm (Sw. Stockholms tingsrätt) shall be the court of first instance. The US Offer shall be governed and construed in accordance with US federal securities laws, as well as Swedish law pursuant to certain exemptions where applicable, and Luxembourg law for certain corporate law aspects.
The Swedish Takeover Rules and the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) statements and rulings regarding the interpretation and application of the Swedish Takeover Rules are applicable to the Swedish Offer. Atlas has, in accordance with the Swedish Takeovers Act (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden), on June 30, 2024, contractually undertaken, in writing, towards Nasdaq Stockholm AB to fully comply with said rules and statements and to accept any sanctions that can be imposed by Nasdaq Stockholm AB in the event of a breach of the Swedish Takeover Rules. Atlas has, on July 1, 2024, informed the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”) about the Offers and the above-mentioned undertaking towards Nasdaq Stockholm AB.
This Offer to Purchase has been approved and registered by the SFSA in accordance with the regulations in Chapter 2 of the Swedish Takeovers Act and Chapter 2a of the Swedish Financial Instruments Trading Act (Sw. lagen (1991:980) om handel med finansiella instrument) in connection with the Swedish Offer. The approval of this Offer to Purchase and the registration with the SFSA does not imply that the SFSA guarantees that the factual information provided in this Offer to Purchase is correct or complete. This Offer to Purchase

2
Excluding 840,641 Common Shares and/or SDRs held in treasury by Millicom.

has been prepared in accordance with a language exemption granted by the SFSA in respect of the requirement to prepare the Offer to Purchase in the Swedish language (please refer to the SFSA’s decision FI Dnr 24 − 15834).
US Holders of SDRs are advised that the SDRs are not registered under the US Securities Act of 1933, as amended. The Offers are being made in the United States in accordance with US federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act, subject to the exemptions provided by Rule 14d-1(d) (the “Tier II Exemptions”) under the Exchange Act, and otherwise in accordance with the requirements of Swedish law. Accordingly, the Offers are subject to disclosure and other procedural requirements, including with respect to notice of extensions, withdrawal rights, settlement procedures and timing of payments, that are different from those applicable under US domestic tender offer procedures and law, and certain rules applicable to US tender offers made in the United States do not apply. Accordingly, US Holders of SDRs are advised of the risk that they may not be afforded the same rights under US federal securities laws by participating in the Swedish Offer. US Holders are encouraged to consult with their own advisors regarding the Offers.
As permitted under the Tier II Exemptions, notices of extensions of the Offers and the settlement of the Offers are based on the applicable Swedish and Luxembourg law provisions which differ from the extension and settlement procedures customary in the United States, particularly as regards the time when notice must be given and payment of the consideration is rendered, respectively. The Offers, which are subject to Swedish law and Luxembourg law, are being made to holders of Common Shares and holders of SDRs in accordance with the applicable United States securities laws, and the exemptions applicable thereunder, in particular the Tier II Exemptions.
It may be difficult for US Holders or other Shareholders participating in the Swedish Offer to enforce their rights and any claims they may have arising under the US federal or state securities laws in connection with the Swedish Offer, since the Company and Atlas are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US Holders may not be able to sue the Company or Atlas or their respective officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel the Company or Atlas and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a US court.
To the extent permissible under applicable law and regulations, including Rule 14e-5 under the Exchange Act, Atlas and its affiliates or brokers (acting as agents for Atlas or its affiliates, as applicable) may from time to time after the date hereof directly or indirectly purchase or arrange to purchase SDRs outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such Shares, other than pursuant to the Offers, during the period in which the Offers remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. In addition, the financial advisors to Parent and/or the financial advisor to Atlas may also engage in ordinary course trading activities in securities of the Company, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with the applicable law, including Rule 14e-5 under the Exchange Act. Any information about such purchases will be announced to US Holders through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or US law, rules or regulations.
The information in this Offer to Purchase is intended to be accurate, although not complete, only as of the day of publication of this Offer to Purchase. It is not implied that the information has been or will be accurate at any other time. Except as required by the Swedish Takeover Rules, the Exchange Act or other applicable law or regulation, Atlas expressly disclaims any obligation or undertaking to publicly announce updates or revisions regarding this Offer to Purchase. The information in this Offer to Purchase is provided solely with respect to the Offers and is not permitted to be used for any other purpose.
The information regarding Millicom under “The Tender Offers — Certain Information Concerning Millicom” in this Offer to Purchase is based on information made public by Millicom. Atlas does not guarantee that the information included herein with respect to Millicom is accurate or complete and does not take any responsibility for such information being accurate or complete. Except where this is expressly stated in this Offer to Purchase, as the case may be, no information in this Offer to Purchase has been reviewed or audited by Millicom’s auditors.

v

BNP Paribas S.A., authorized and lead-supervised by the European Central Bank in Frankfurt-am-Main (Germany) and the Autorité de Contrôle Prudentiel et de Résolution in Paris (France), Crédit Agricole Corporate and Investment Bank, authorized and lead-supervised regulated by the European Central Bank (ECB) in Frankfurt-am-Main (Germany) and the Autorité de Contrôle Prudentiel et de Résolution (ACPR) in Paris (France), J.P. Morgan Securities plc, authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority the United Kingdom, J.P. Morgan Securities LLC, subject to regulatory supervision by a variety of US regulators including the Federal Reserve Bank, the SEC, FINRA, NYSE, CBOE and other exchanges and state regulatory organizations in the United States, Lazard Frères S.A.S., and Société Générale, authorized and supervised by the European Central Bank (ECB) and the Autorité de Contrôle Prudentiel et de Résolution (the French Prudential Control and Resolution Authority) (ACPR) and regulated by the Autorité des Marchés Financiers (the French financial markets regulator) (AMF) (each a “Parent Financial Advisor”, and together “Parent Financial Advisors”). The Parent Financial Advisors are the financial advisors to Parent and to no one else in connection with the Offers. The Parent Financial Advisors are not responsible to anyone other than Parent for advice in connection with the Offers, nor are they responsible for providing the protections afforded to clients of the Parent Financial Advisors to any other person in relation to such Offers nor for providing advice in relation to the Offers. The receipt of this Offer to Purchase by any person is not to be taken as constituting the giving of investment advice by the Parent Financial Advisors to any such person, nor to constitute a client of the Parent Financial Advisors.
Svenska Handelsbanken AB (publ) which is authorized and regulated by the SFSA in Sweden (the “Atlas Financial Advisor”), is financial advisor to Atlas and to no one else in connection with the Offers. The Atlas Financial Advisor is not responsible to anyone other than Atlas for advice in connection with the Offers, nor is the Atlas Financial Advisor responsible for providing the protections afforded to clients of the Atlas Financial Advisor to any other person in relation to such Offers nor for providing advice in relation to the Offers. The receipt of this Offer to Purchase by any person is not to be taken as constituting the giving of investment advice by the Atlas Financial Advisor to any such person, nor to constitute a client of the Atlas Financial Advisor.
The information contained in this Offer to Purchase, which does not purport to be comprehensive, has been provided by Atlas and, as regards such parts that relate to the Company, derives from Millicom’s publicly available information. The information contained in this Offer to Purchase has not been independently verified by the Parent Financial Advisors or Atlas Financial Advisor and does not constitute a recommendation from the Parent Financial Advisors or Atlas Financial Advisor to the recipient or to any other person. The Parent Financial Advisors and Atlas Financial Advisor do not undertake any obligation to provide any additional information or to update the information in this Offer to Purchase or to correct any inaccuracies that may become apparent.
The figures reported in this Offer to Purchase have been rounded as appropriate. This implies that some tables may not sum up correctly. All information in this Offer to Purchase regarding shareholdings in Millicom is based on 172,096,305 issued Common Shares and 171,255,6643 outstanding Common Shares, as reported in Millicom’s public disclosure.
Forward-Looking Statements
This Offer to Purchase and other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements,” including statements regarding the Parent, Purchaser, NJJ Holding S.A.S. and Xavier Niel (the “Purchaser Group”), any member of the Purchaser Group’s future prospects, developments and business strategies, timing and completion of the Offers, compelling value of the Offers and the Offer Price, purpose of the Offers, future performance, plans, growth and other trend projections and other benefits of the Offers, certainty of the Offers and the potential to satisfy the conditions for completion of the Offers, regulatory approvals required for completion of the Offers, the possibility that competing offers will be made, potential adverse reactions or changes to business relationships as a result of the Offers and costs, charges or expenses relating to the Offers. These statements may generally, but not always, be identified by the use of words such as “anticipates,” “intends,” “expects,” “believes,” or similar expressions.

3
Excluding 840,641 Common Shares and/or SDRs held in treasury by Millicom.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on assumptions and circumstances that may occur in the future. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, many of which are outside the control of Atlas, the Purchaser Group and Millicom, including changes in domestic and foreign economic and market conditions; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the Offers, may not materialize as expected; the Offers not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Millicom’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the Offers; the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time frames or at all and other risk factors listed in Millicom’s most recent annual report on Form 20-F. There can be no assurance that actual results will not differ materially from those expressed or implied by these forward-looking statements.
Any forward-looking statements made herein speak only as of the date on which they are announced, and you should not rely on these forward-looking statements as representing Atlas’ or the Purchaser Group’s views as of any date after today. Except as required by the Swedish Takeover Rules or applicable law or regulation, Atlas and the Purchaser Group expressly disclaims any obligation or undertaking to publicly announce updates or revisions to any forward-looking statements contained in this Offer to Purchase to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that Atlas, the Purchaser Group or Millicom have made or may make.
Offer Restrictions
This Offer to Purchase is not an offer, whether directly or indirectly, in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in such relevant jurisdiction. Shareholders not resident in Sweden or the United States who wish to accept the Offers must make inquiries concerning applicable legislation and possible tax consequences. Shareholders should refer to the offer restrictions included in the section “The Tender Offers — Miscellaneous — Offer Restrictions” on pages 121 – 123.
This Offer to Purchase has not been produced by, and has not been approved by, an “authorised person” for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”). The communication of this Offer to Purchase and any other related documents or materials to persons in the United Kingdom is exempt from the restrictions on financial promotions in section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire shares in a body corporate and the object of the transaction may reasonably be regarded as being the acquisition of day-to-day control of the affairs of that body corporate, or to acquire fifty (50) per cent or more of the voting shares in that body corporate, within Article 62 (Sale of a body corporate) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

FOR HOLDERS OF COMMON SHARES
If you desire to tender all or any portion of your Common Shares to Purchaser pursuant to the US Offer, you must:
•
If you hold your Common Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined under “The Tender Offers — Acceptance for Payment and Payment — Common Shares”) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase (in the US Offer) in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for the US Offer (the “US Tender Agent”). These materials must be delivered to the US Tender Agent prior to the Expiration Time.

•
If you hold your Common Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

We do not provide guaranteed delivery procedures. Therefore, holders of Common Shares must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m. EST, Monday through Friday. Holders of Common Shares must tender their Common Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the US Tender Agent after the Expiration Time will be disregarded and of no effect. See “The Tender Offers — Procedures for Tendering into the Offers — Tender of Common Shares.”
Questions and requests for assistance regarding the US Offer or any of the terms thereof with respect to Common Shares and for additional copies of this Offer to Purchase, the Letter of Transmittal and other materials related to the US Offer may be directed to the Information Agent:
Shareholders in Europe Please Contact: D.F. King Ltd 6th Floor, 65 Gresham Street London EC2V 7NQ + 44(0) 207 920 9700 Email: Millicom@dfking.com
Shareholders in the United States Please Contact:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 356-6140
Email: Millicom@dfking.com

Copies of these materials may also be obtained at the website maintained by the SEC at www.sec.gov. You may contact your account operator, broker, dealer, commercial bank, trust company, custodian, or other nominee for assistance.
The Letter of Transmittal and certificates for Common Shares, and any other required documents should be sent or delivered by each holder of Common Shares or the holder of Common Shares’ broker, dealer, commercial bank, trust company or nominee to the US Tender Agent at one of its addresses set forth below. To confirm delivery of Common Shares, holders of Common Shares are directed to contact the US Tender Agent. Holders of Common Shares submitting certificates representing Common Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Common Share certificates will not be accepted. The US Tender Agent is Broadridge Corporate Issuer Solutions, LLC.
If delivering via courier, UPS, FedEx or other expedited service: Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717	If delivering via a USPS service: Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718

FOR HOLDERS OF SDRS
Holders of SDRs whose SDRs in Millicom are directly registered with Euroclear Sweden AB (“Euroclear”) and who wish to accept the Swedish Offer shall, during the period from July 1, 2024, up to and including August 16, 2024, one minute after 4:59 p.m. CEST, sign and submit a duly completed acceptance form (the “SDR Acceptance Form”) to Handelsbanken Offerings & Issue Services (“Handelsbanken Issue Department” or the “Swedish Settlement Agent”) at the address stated on the SDR Acceptance Form.
The SDR Acceptance Form must be sent in ample time before the last day of the Offer Period so that it is received by the Swedish Settlement Agent no later than one minute after 4:59 p.m. CEST on August 16, 2024.
The securities account (Sw. VP-konto) and the current number of SDRs held in Millicom are pre-printed on the SDR Acceptance Form which will be sent out to holders of SDRs in Millicom who are directly registered as of July 1, 2024.
Holders of SDRs should verify that the pre-printed information on the SDR Acceptance Form is correct.
Note that SDR Acceptance Forms which are incomplete or incorrectly completed may be disregarded.
Nominee-registered Holdings of SDRs
Holders of SDRs whose holdings are registered in the name of a nominee, i.e., a bank or other nominee, will not receive a pre-printed SDR Acceptance Form. Acceptances must be made in accordance with instructions received by the nominee. If you hold your SDRs through a broker, dealer, commercial bank, trust company or other nominee you should be aware that such securities intermediaries may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to submit a notice of withdrawal on your behalf, as applicable) to ensure that those instructions will be timely received by the Swedish Settlement Agent. Holders of SDRs are responsible for determining and complying with any applicable cut-off times and dates.
The settlement will be provided for in accordance with the nominee’s routines respectively.
Pledged SDRs
If SDRs in Millicom are pledged in the Euroclear system, both the holder of SDRs and the pledgee must sign the SDR Acceptance Form and confirm that the pledge will be terminated should the Offers be completed.
For questions regarding administration of the Swedish Offer, please contact Handelsbanken Issue Department at issuedept@handelsbanken.se or, if holdings are registered with a nominee, please contact the nominee. Information about the Offers is also available on Atlas’ website (www.atlas-investissement.com/en/offers).
* * * * *
This Offer to Purchase will be available at the office of Atlas at 53, boulevard Royal, L-2449 Luxembourg, Luxembourg and at Atlas’ website (www.atlas-investissement.com/en/offers). This Offer to Purchase will also be available on the website maintained by the SEC at (www.sec.gov) and on the SFSA’s website (www.finansinspektionen.se).

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS	3
INTRODUCTION	12
SPECIAL FACTORS	17
1. Background	17
2. Purpose and Reasons for the Offers; Going Private Transaction; Plans for Millicom and the Purchaser Group	20
3. The Recommendation by the Independent Bid Committee	22
4. Summary of the Valuation Analysis Delivered to Parent from the Parent Financial Advisors (BNP Paribas S.A., Credit Agricole Corporate and Investment Bank, J.P. Morgan Securities plc, J.P. Morgan Securities LLC, Lazard Frères S.A.S. and Société Générale)	22
5. Position of the Filing Parties Regarding Fairness of the Offers	27
6. Effects of the Offers	30
7. Appraisal Rights; Rule 13e-3	31
8. Transactions and Arrangements Concerning the Shares and Other Securities of Millicom	32
9. Certain Agreements between the Filing Parties and their Affiliates and Millicom	32
10. Interests of Certain Millicom Directors and Executive Officers in the Offers	33
THE TENDER OFFERS	36
1. Terms of the Offers	36
2. Acceptance for Payment and Payment	39
3. Procedures for Tendering into the Offers	41
4. Withdrawal Rights	47
5. Tax Considerations	48
6. Price Range of Common Shares and SDRs	52
7. Possible Effects of the Offers on the Market for Common Shares; Nasdaq US Listing; Nasdaq Stockholm Listing; Exchange Act Registration; Squeeze-Out and Sell-Out	53
8. Certain Information Concerning Millicom	54
9. Certain Information Concerning the Filing Parties	115
10. Source and Amount of Funds	115
11. Dividends and Distributions in Millicom	118
12. Legal Matters; Required Regulatory Approvals	118
13. Fees and Expenses	120
14. Miscellaneous	121
SCHEDULE I	124
SCHEDULE II	128

SUMMARY TERM SHEET
Atlas (as defined herein) is offering to purchase, through separate but concurrent offers in Sweden (the “Swedish Offer”) and the United States (the “US Offer”), all of the outstanding common shares (CUSIP L6388F110), with nominal value USD 1.50 per share (each, a “Common Share,” and collectively, the “Common Shares”), including Swedish Depositary Receipts representing Common Shares (each Swedish Depositary Receipt represents one Common Share) (each, an “SDR,” and collectively, the “SDRs,” and together with the Common Shares, the “Shares”) of Millicom International Cellular S.A., a public limited liability company (société anonyme) existing under the laws of Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg, with corporate registration number B40630 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg) (“Millicom” or the “Company”), for USD 24.00 per Common Share and USD 24.00 per SDR4 (each such amount, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and for the US Offer the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and together with this Offer to Purchase, the Letter of Transmittal and other materials related to the Swedish Offer and the US Offer, as each may be amended or supplemented from time to time, the “Offers”).
The information contained herein is a summary only and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this Offer to Purchase and for the US Offer, in the accompanying Letter of Transmittal. You are urged to read carefully, in its entirety, all sections of this Offer to Purchase and if you hold Common Shares, the accompanying Letter of Transmittal.
Securities Sought:	All of the outstanding Shares of Millicom.
Common Share Offer Price:	USD 24.00 per Common Share, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable.
SDR Offer Price:	USD 24.005 per SDR. Settlement of the Swedish Offer will be made in SEK and the Offer Price per SDR will be converted into SEK in connection with settlement.
Offer Period:
The initial acceptance period for the Offers (the “Offer Period”) will commence on July 1, 2024, and expire at one minute after 10:59 a.m. EST, or one minute after 4:59 p.m. CEST, on August 16, 2024, unless the Offer Period is extended (the end of the Offer Period, as may be extended, the “Expiration Time”).

Commencement Date of the Offer Period:
July 1, 2024 (following publication of the Offer to Purchase and filing of the combined Tender Offer Statement and Rule 13e-3 Transaction Statement with the Securities and Exchange Commission (the “SEC”) (the “Commencement Date”).

Expiration Date of the Offer Period:	August 16, 2024 (the “Expiration Date”).

4
Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

5
Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

Estimated Date of Settlement:	On or around August 29, 2024.
Purchaser:
Atlas Luxco S.à r.l., a private limited liability company (société à responsabilité limitée) existing under the laws of Luxembourg, having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Luxembourg with corporate registration number B274990 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg) (“Atlas” or “Purchaser”), is a subsidiary of Atlas Investissement, a simplified joint-stock company (société par actions simplifiée), having its registered office at 16 Rue de la Ville-l’Évêque, FR-75008 Paris, France, with corporate registration number 908 070 188 with the Paris Trade and Companies Registry (R.C.S. Paris) (“Parent”). Parent is a majority owned subsidiary of NJJ Holding S.A.S., a simplified joint-stock company (société par actions simplifiée) domiciled in Paris, France, wholly owned by Xavier Niel.

Determination of Millicom’s Board through the Independent Bid Committee:
Atlas has been informed that the Board of Directors of Millicom (the “Millicom Board”) has established an independent bid committee (the “Independent Bid Committee”) consisting entirely of directors independent from Purchaser and Parent. As of the date of this Offer to Purchase, the Millicom Board, through the Independent Bid Committee, has not made a recommendation regarding the Offers.

The distribution of this Offer to Purchase may, in some jurisdictions, be restricted by law. The Offer to Purchase is not an offer to purchase securities and is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.
If you have questions in relation to the US Offer or need additional copies of this Offer to Purchase, the accompanying Letter of Transmittal or other related materials, you can contact D.F. King & Co., Inc., as information agent for the US Offer (the “Information Agent”) at the address or telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials for free on the website maintained by the SEC at http://www.sec.gov.

QUESTIONS AND ANSWERS
Below we have provided answers to questions that you may have as a holder of Common Shares or SDRs. Information in this Questions and Answers section is not complete and additional important information is contained elsewhere in this Offer to Purchase, and if you hold Common Shares, the accompanying Letter of Transmittal which we urge you to read carefully in its entirety before you make any decision with respect to the Offers.
Who is offering to buy my Common Shares or SDRs?
Purchaser, a private limited liability company (société à responsabilité limitée) existing under the laws of Luxembourg, having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Luxembourg with corporate registration number B274990 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg), a subsidiary of Parent, a simplified joint-stock company (société par actions simplifiée)), having its registered office at 16 Rue de la Ville-l’Évêque, FR-75008 Paris, France, with corporate registration number 908 070 188 with the Paris Trade and Companies Registry (R.C.S Paris), which is a majority owned subsidiary of NJJ Holding S.A.S., a simplified joint-stock company (société par actions simplifiée) domiciled in Paris, France, wholly owned by Xavier Niel, is offering to buy your Common Shares and SDRs. As of the date hereof, Purchaser is a long-term industrial investor looking to support the development and profitable growth of the telecoms sector through targeted investments in assets that offer opportunities for significant value creation. Xavier Niel is also the owner of the Iliad Group. NJJ Holding S.A.S. is an investor in telecom assets with presence in Switzerland, Ireland, Monaco, Cyprus, Malta, Sweden and the Baltics, while Iliad Group is one of the leading telecom providers present in France, Italy, Poland, Sweden and the Baltics. Xavier Niel has significant expertise in the telecoms sector and a track record of innovation and strategy execution, with a thirty (30)-year track record of innovation in the sector. Parent, Purchaser, NJJ Holding S.A.S. and Xavier Niel (the “Purchaser Group”), may be deemed affiliates (as defined under US federal securities law) of Millicom. See “Introduction” and “The Tender Offers — Certain Information Concerning Parent and Purchaser” for more information).
Why are there separate Swedish and US Offers?
Swedish and US law, rules and practice relating to tender offers differ. The Swedish Offer complies with Swedish law, rules and practice, and will be conducted in accordance with the Takeover rules for Nasdaq Stockholm and Nordic Growth Market NGM (the “Swedish Takeover Rules”) and the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) statements and rulings regarding the interpretation and application of the Swedish Takeover Rules, the Swedish Takeovers Act (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden) and the Swedish Financial Instruments Trading Act (Sw. lagen (1991:980) om handel med finansiella instrument) and certain corporate law aspects which are governed by Luxembourg law. The US Offer complies with US law, rules and practice, and will be conducted in accordance with the US federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Securities and Exchange Act of 1934 (the “Exchange Act”) subject to applicable exemptions. The terms of the Swedish Offer and the US Offer, however, are substantially the same, except for certain necessary practical differences, such as persons tendering SDRs in the Swedish Offer will receive consideration denominated in SEK and persons tendering into the US Offer will receive consideration denominated in USD. This Offer to Purchase has been prepared in connection with both Offers.
Who can participate in the US Offer?
Holders of Common Shares may tender their Common Shares only in the US Offer. US holders (as defined in Rule 14d-1 of the Exchange Act) (“US Holders”) of SDRs may convert such SDRs into Common Shares on a one-for-one basis and tender the resulting Common Shares into the US Offer. US Holders tendering their SDRs into the Swedish Offer are advised of the risks of participating in the Swedish Offer and should see the section entitled “Important Information” for more information. Holders of Common Shares should also refer to the offer restrictions included in the section “The Tender Offers — Miscellaneous — Offer Restrictions” on pages 121 – 123.

Who can participate in the Swedish Offer?
Holders of SDRs may tender their SDRs only in the Swedish Offer. See section entitled “Important Information” for more information. Holders of SDRs should also refer to the offer restrictions included in the section “The Tender Offers — Miscellaneous — Offer Restrictions” on pages 121 – 123.
What are the differences between the US Offer and the Swedish Offer?
The terms of the US Offer and the Swedish Offer are substantially the same, subject to the limited differences described below. The US Offer and the Swedish Offer are subject to the same conditions for completion of the Offers. However, because of differences in law between the United States and Sweden, the procedures for accepting the Offers and tendering Common Shares and SDRs, as well as some of the rights of tendering Shareholders, under the US Offer and the Swedish Offer are not identical.
The US Offer is made to holders of Common Shares, while the Swedish Offer is made to the holders of SDRs, subject to the laws and regulations applicable to such holders. Shareholders should refer to the offer restrictions included in the section “The Tender Offers — Miscellaneous — Offer Restrictions” on pages 121 – 123.
In the US Offer, the Offer Price is payable net to the seller in cash, without interest, less any withholding taxes that may be applicable. In the Swedish Offer, settlement will be made in SEK and the Offer Price will be converted into SEK in connection with settlement (see “The Tender Offers — Terms of the Offers — Consideration and Payment” and “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs”).
How many Common Shares and SDRs is Purchaser offering to purchase in the Offers?
Pursuant to applicable laws and regulations, and subject to the satisfaction or waiver of the conditions for completion of the Offers, the Purchaser is offering to purchase all of the outstanding Shares of Millicom. As of close of business on June 28, 2024, the most recent practicable date before publication of this Offer to Purchase, Millicom had 172,096,305 issued Common Shares, of which 156,031,098 were represented by SDRs (each of which represents one Common Share).6
How much is Purchaser offering to pay for my Common Shares or SDRs and what is the form of payment in the Offers?
We are offering to pay USD 24.00 per Common Share in the US Offer and USD 24.007 per SDR in the Swedish Offer. In the US Offer, the Offer Price is payable net to the seller in cash, without interest, less any withholding taxes that may be applicable. In the Swedish Offer, settlement will be made in SEK and the Offer Price will be converted into SEK in connection with settlement (see “The Tender Offers — Terms of the Offers — Consideration and Payment” and “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs”). No fraction of a Common Share or SDR will be purchased from any holder. We will not pay interest on the Offer Price for Common Shares (see “Introduction” and “The Tender Offers — Terms of the Offers — Consideration and Payment”).
I am a holder of Common Shares. How do I participate in the US Offer?
Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for the US Offer (the “US Tender Agent”) has been appointed by Purchaser to act as centralizing, paying and transfer agent for Common Shares in connection with the US Offer. If you are a holder of Common Shares that are not represented by SDRs, and if you intend to tender all or any portion of such Common Shares into the US Offer, you should follow the below procedures.
If you hold your Common Shares directly as the holder of record, you must complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined under “The Tender

6
Millicom holds 840,641 Common Shares and/or SDRs in treasury.

7
Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

Offers — Acceptance for Payment and Payment — Common Shares”) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase (in the US Offer) in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the US Tender Agent. These materials must be delivered to the US Tender Agent prior to the expiration of the Offers, which will expire one minute after 10:59 a.m. EST, or one minute after 4:59 p.m. CEST, on August 16, 2024 (as it may be extended from time to time, the “Expiration Time”).
If you hold your Common Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through the Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.
We do not provide guaranteed delivery procedures. Therefore, holders of Common Shares must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m. EST, Monday through Friday. Holders of Common Shares must tender their Common Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the US Tender Agent after the Expiration Time will be disregarded and of no effect. See “The Tender Offers — Procedures for Tendering into the Offers — Tender of Common Shares.”
Do NOT send the Letter of Transmittal or any related documents to Parent, Purchaser, the Information Agent or the SDR Depositary.
I am a holder of SDRs. How do I participate in the Swedish Offer?
Holders of SDRs whose SDRs in Millicom are directly registered with Euroclear Sweden AB (“Euroclear”) and who wish to accept the Swedish Offer shall, during the period from July 1, 2024, up to and including August 16, 2024, one minute after 4:59 p.m. CEST, sign and submit a duly completed acceptance form (the “SDR Acceptance Form”) to Handelsbanken Offerings & Issue Services (“Handelsbanken Issue Department” or the “Swedish Settlement Agent”) to the address stated on the SDR Acceptance Form.
The SDR Acceptance Form must be sent in ample time before the Expiration Date so that it is received by Handelsbanken Issue Department no later than one minute after 4:59 p.m. CEST on August 16, 2024.
The securities account (Sw. VP-konto) and the current number of SDRs held in Millicom are pre-printed on the SDR Acceptance Form which will be sent out to holders of SDRs in Millicom who are directly registered as of July 1, 2024.
Holders of SDRs should verify that the pre-printed information on the SDR Acceptance Form is correct.
Note that SDR Acceptance Forms which are incomplete or incorrectly completed may be disregarded.
If SDRs in Millicom are pledged in the Euroclear system, both the holder of SDRs and the pledgee must sign the SDR Acceptance Form and confirm that the pledge will be terminated should the Offers be completed.
Holders of SDRs whose holdings are registered in the name of a nominee, i.e., a bank or other nominee, will not receive a pre-printed SDR Acceptance Form. Acceptances must be made in accordance with instructions received by the nominee. If you hold your SDRs through a broker, dealer, commercial bank, trust company or other nominee you should be aware that such securities intermediaries may establish their own earlier cut-off times and dates for receipt of instructions to tender to ensure that those instructions will be timely received by the Swedish Settlement Agent. Holders of SDRs are responsible for determining and complying with any applicable cut-off times and dates.
I hold my SDRs through a bank or nominee. How do I participate in the Swedish Offer?
Holders of SDRs whose holdings are registered in the name of a nominee, i.e., a bank or other nominee, will not receive a pre-printed SDR Acceptance Form. Such holders of SDRs are instead requested to contact their nominee for information about the Swedish Offer. Acceptances must be made in accordance with instructions received by the nominee.

When will I be paid for my Common Shares or SDRs tendered into the Offers?
Purchaser expects to pay for Common Shares and SDRs tendered into the Offers as soon as possible in accordance with the applicable Swedish Takeover Rules after the Expiration Time; provided that Atlas has announced that all of the conditions for completion of the Offers have been satisfied or waived. Provided that such announcement takes place no later than August 19, 2024, settlement for SDRs is expected to be initiated on or around August 29, 2024 (see “The Tender Offers — Acceptance for Payment and Payment” and “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs — Settlement in the Swedish Offer”).
How will I be paid for my tendered Common Shares or SDRs?
Common Shares
If the conditions for completion of the Offers are satisfied or waived and we accept your validly tendered Common Shares for payment, payment will be made by deposit of the aggregate purchase price for the Common Shares accepted in the US Offer with the US Tender Agent, which will act as agent for holders of Common Shares tendering in the US Offer for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering shareholders whose Common Shares have been accepted for payment.
Payments will be subject to any withholding taxes that may be applicable. Under no circumstances will interest be paid by us on the Common Share Offer Price pursuant to the US Offer (see “The Tender Offers — Terms of the Offers — Consideration and Payment”).
SDRs
If the conditions for completion of the Offers are satisfied or waived, payment will be effected by distribution of a contract note to those holders of SDRs who have accepted the Swedish Offer. The settlement amount will be paid to the yield account (Sw. likvidkonto) which is connected to the holder’s securities account. If a holder does not have a yield account connected to their securities account or if the yield account is incorrect the payment may be delayed. If the holding is registered in the name of a nominee, settlement will be provided for by the nominee. In connection with the settlement, the SDRs will be removed from the blocked securities account which will then be terminated. No VP-notice evidencing the removal from the blocked securities account will be sent.
Note that, even if the SDRs are pledged, payment will be made to the yield account which is connected to the holder’s securities account.
For holders of SDRs the Offer Price is determined in USD, however the settlement will be made in SEK and the Offer Price will be set, based on the obtained USD/SEK exchange rate, as close to the settlement date as the Purchaser is able. The conversion of USD to SEK will be made in connection with the Purchaser making the consideration available to the Swedish Settlement Agent (expected around three business days following an announcement that the Purchaser declares the Offers unconditional and will complete the Offers), by the Swedish Settlement Agent at the prevailing market rates. The conversion may be affected by the availability of currency and the amount of SEK to be settled. This further means that the conversion may need to take place over more than one (1) day.
All holders of Common Shares or SDRs that validly tender, and do not withdraw, their Shares into the Offers prior to the Expiration Date will receive the same Offer Price per Share, as applicable, regardless of whether they tendered before or during any extension period of the Offers. At the start of any extension period, we will file with the SEC an amendment to the Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO, of which this Offer to Purchase is a part, setting forth the new expiration date of the Offers. No fraction of a Common Share or SDR will be purchased from any holder and all payments made to holders of Common Shares or SDRs pursuant to this Offer to Purchase will be rounded to the nearest whole cent or rounded off to two decimal points of SEK, as applicable. See “The Tender Offers — Acceptance for Payment and Payment” and “The Tender Offers — Procedures for Tendering into the Offer” for more information.

Until what time may I withdraw previously tendered Common Shares or SDRs?
You can withdraw some or all of the Common Shares or SDRs that you previously tendered into the Offers not later than one minute after 10:59 a.m. EST, or one minute after 4:59 p.m. CEST, on the Expiration Date; provided that, exclusively in connection with the Swedish Offer, Purchaser has not announced that the conditions for completion of the Offers have been fulfilled. If the conditions for completion of the Offers, which Purchaser has reserved the right to waive, have not been satisfied or waived and remain during an extension of the Offers, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offers.
How do I withdraw previously tendered Common Shares or SDRs?
To properly withdraw previously tendered Common Shares, you must deliver a written notice of withdrawal with the required information to the US Tender Agent prior to the Expiration Time. If you tendered Common Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Common Shares in a timely manner prior to the Expiration Time.
If you have tendered SDRs, you must properly complete and duly execute a notice of withdrawal for such SDRs, and such withdrawal must have been received in writing by the Swedish Settlement Agent in a timely manner prior to the Expiration Time. If you tendered SDRs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your SDRs in a timely manner prior to the Expiration Time (see “The Tender Offers — Withdrawal Rights”).
If conditions for completion of the Offers remain during an extension of the Offers, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offers.
Will I have the opportunity to sell my Common Shares or SDRs to Purchaser after the Offers are completed if I do not tender my Common Shares or SDRs into the Offers?
If you do not tender your Common Shares or SDRs into the Offers, the opportunity to sell your Common Shares or SDRs (or requirement to sell and transfer your Common Shares or SDRs to Purchaser as the case may be) will depend on the number of Shares that the Purchaser holds in Millicom following consummation of the Offers (see “The Tender Offers — Terms of the Offers  — Squeeze-Out and Sell-Out”). No assurance can be given that you will have an opportunity to sell your Common Shares or SDRs to Purchaser after the Offer Period is completed if Purchaser does not hold securities carrying more than ninety (90) per cent of the voting rights in Millicom.
If I decide not to tender, how will the Offers affect my Common Shares or SDRs?
If you do not tender your Common Shares, you will continue to hold those Common Shares following consummation of the Offers. However, if the conditions for completion of the Offers are satisfied and the Offers are successful, to the extent legally permitted by applicable law, Purchaser currently intends to delist the Common Shares from Nasdaq Stock Market (“Nasdaq US”), to terminate registration of the Common Shares under Section 12(g)(4) of the Exchange Act and to suspend Millicom’s reporting obligations under Section 15(d) of the Exchange Act.
If you do not tender your SDRs, you will continue to hold those SDRs following consummation of the Offers. Pursuant to Article 15 of Luxembourg law of 19 May 2006 transposing Directive 2004/25/EC of the European Parliament and of the Council of 21 April 2004 on takeover bids (the “Luxembourg Takeover Law”), if Atlas holds securities representing not less than ninety five (95) per cent of the capital carrying voting rights and ninety five (95) per cent of the voting rights in Millicom following the Offers, Atlas may request that the remaining Shareholders transfer their Shares to Atlas against a fair price (a “Takeover Squeeze-Out”).
Furthermore, pursuant to Article 16 of the Luxembourg Takeover Law, if following the Offers, Atlas (together with any person acting in concert with the Purchaser) holds securities carrying more than ninety (90) per cent of the voting rights in Millicom, Shareholders may require that Atlas purchases the remaining Shares at a fair price (a “Takeover Sell-Out”). Atlas is not acting in concert with any other person within the meaning of

Article 2 (1)(d) and (2) of the Luxembourg Takeover Law in relation to the Offers. In connection with a Takeover Squeeze-Out or a Takeover Sell-Out, Purchaser intends to promote delisting of the SDRs in Millicom from Nasdaq Stockholm, Large Cap (“Nasdaq Stockholm”). See “The Tender Offers — Terms of the Offers — Squeeze-Out and Sell-Out” and “The Tender Offers — Possible Effects of the Offers on the Market for Common Shares; Nasdaq US Listing; Nasdaq Stockholm Listing; Exchange Act Registration; Squeeze-Out and Sell-Out.”
Are the Offers conditional upon a minimum acceptance level?
The Offers are, among other things, conditional upon the Offers being accepted to such extent that Purchaser becomes the owner of Shares representing ninety five (95) per cent or more of the Shares in Millicom. See “The Tender Offers — Terms of the Offers — Conditions for Completion of the Offers.”
What are the conditions for completion of the Offers?
The completion of the Offers is conditional upon:
1.
the Offers being accepted to such extent that Atlas becomes the owner of Shares representing ninety five (95) per cent or more of the Shares in Millicom;8

2.
no other party announcing an offer to acquire Shares on terms that are more favorable to the Shareholders than the Offers;

3.
with respect to the Offers and completion of the acquisition of Millicom, receipt of all necessary regulatory, governmental or similar clearances, approvals, decisions and other actions from authorities or similar, including from competition authorities, being obtained, in each case on terms which, in Atlas’ opinion, are acceptable;

4.
neither the Offers nor the acquisition of Millicom being rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or public authority, or any similar circumstance;

5.
no circumstances having occurred which could have a material adverse effect or could reasonably be expected to have a material adverse effect on Millicom’s financial position or operations, including Millicom’s sales, results, liquidity, equity ratio, equity or assets;

6.
no information made public by Millicom, or otherwise made available to Atlas by Millicom, being inaccurate, incomplete or misleading, and Millicom having made public all information which should have been made public; and

7.
Millicom not taking any action that is likely to impair the prerequisites for making or completing the Offers.

Atlas reserves the right to withdraw the Offers in the event that it is clear that any of the above conditions are not satisfied or cannot be satisfied. However, with regard to conditions 2 – 7 above, the Offers may only be withdrawn where the non-satisfaction of such condition is of material importance to Atlas’ acquisition of Millicom or if otherwise approved by the Swedish Securities Council.
Atlas reserves the right to waive, in whole or in part, one, several or all of the conditions 1 – 7 set out above, including, with respect to condition 1 above, to complete the Offers at a lower level of acceptance.
Are the Offers subject to a financing condition?
No. The Offers are not subject to any financing condition.
Does Purchaser have the financial resources to make payment?
Yes. Assuming that all of the outstanding Common Shares, including SDRs representing Common Shares, are tendered into the Offers, the aggregate Offer Price payable by Purchaser upon consummation of the Offers

8
Excluding 840,641 Common Shares and/or SDRs held in treasury by Millicom.

would be approximately USD 2.9 billion. Purchaser has obtained Debt Commitment Letters (as defined herein) with BNP Paribas, Crédit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A., London Branch, J.P. Morgan SE, Natixis and Société Générale, pursuant to which these banks and the other banks party to the Debt Commitment Letters and related Interim Facilities Agreement (as defined herein) have committed irrevocably to make unconditionally available the funds necessary to finance the purchase of all outstanding Shares that are subject to the Offers, and, if applicable, refinance certain outstanding indebtedness of Millicom and, as the case may be, its subsidiaries (see “The Tender Offers — Source and Amount of Funds” and “The Tender Offers — Certain Information Concerning Millicom — Material Agreements — Millicom’s Indebtedness”).
Is Purchaser’s financial position relevant to my decision to tender into the Offers?
No. Our financial position should not be relevant to your decision whether to tender Shares pursuant to the Offers because:
1.
the Offers are being made for all of the outstanding Common Shares, including SDRs representing Common Shares;

2.
you will receive payment solely in cash for any Shares that you tender into the Offers; and

3.
the Offers are not subject to any financing condition.

See “The Tender Offers — Source and Amount of Funds.”
What are the US federal income tax consequences of tendering my Common Shares or SDRs if I am a US Holder?
The receipt of cash for Shares by a US Holder (as defined below under “The Tender Offers — Tax Considerations — US Federal Income Tax Considerations”) pursuant to the Offers will be a taxable transaction for US federal income tax purposes. In general, a US Holder that sells Common Shares or SDRs pursuant to the Offers will recognize gain or loss for US federal income tax purposes equal to the difference, if any, between the amount of cash received and such US Holder’s adjusted tax basis in the Common Shares or SDRs tendered (see “The Tender Offers — Tax Considerations — US Federal Income Tax Considerations”).
If you are a US Holder, you should consult your tax advisor regarding the tax consequences that you may be subject to (including the application and effect of any US state or local or non-US income and other tax laws) by participating in the Offers in light of your particular circumstances.
What are the material Swedish income tax consequences of tendering my Common Shares or SDRs if I am a Swedish holder?
The receipt of cash for Shares by a Swedish holder pursuant to the Offers will be a taxable transaction for Swedish tax purposes. In general, a Swedish holder that disposes Common Shares or SDRs pursuant to the Offers will recognize a gain or loss for Swedish tax purposes that will be subject to a different tax regime depending on whether the Swedish holder is a private individual subject to personal income tax or a company subject to corporate income tax. In general, a non-Swedish holder that disposes Common Shares or SDRs pursuant to the Offers will not be subject to Swedish income tax in respect of such sale of Common Shares or SDRs, subject to certain exceptions. For a more complete description of the Swedish income tax consequences of the Offers, see “The Tender Offers — Tax Considerations — Material Swedish Tax Consequences.”
You should consult your tax advisors about the tax consequences that you may be subject to (including the application and effect of any Swedish or non-Swedish income and other tax laws) by participating in the Offers in light of your particular circumstances.
What are the material Luxembourg income tax consequences of tendering my Common Shares or SDRs?
The receipt of cash for Shares by a Luxembourg holder pursuant to the Offers will be a taxable transaction for Luxembourg income tax purposes. In general, a Luxembourg resident Holder that sells Common Shares or SDRs pursuant to the Offers will recognize a gain or loss for Luxembourg tax purposes that will be subject to a different tax regime depending on whether the Luxembourg holder is an individual subject to personal income tax or a company subject to corporate income tax and municipal business tax (see “The Tender Offers — Tax Considerations — Material Luxembourg Tax Consequences”). In general, a non-Luxembourg resident that sells Common Shares or SDRs pursuant to the Offers will not be subject to Luxembourg income tax in respect of such sale of Common Shares or SDRs, subject to certain exceptions. For a more complete description of the Luxembourg income tax consequences of the Offers, see “The Tender Offers — Tax Considerations — Material Luxembourg Tax Consequences.”
You should consult your tax advisor about the tax consequences that you may be subject to (including the application and effect of any Luxembourg or non-Luxembourg income and other tax laws) by participating in the Offers in light of your particular circumstances.
Am I entitled to appraisal rights in connection with the Offers?
Under Luxembourg law, appraisal rights are not recognized and you are not entitled to appraisal rights in connection with the Offers.
How long do I have to decide whether to tender into the Offers?
Unless we extend the Offers, you have until one minute after 10:59 a.m. EST on the Expiration Date to tender Common Shares into the US Offer, or one minute after 4:59 p.m. CEST on the Expiration Date to tender SDRs into the Swedish Offer during the Offer Period, by which time the US Tender Agent or Swedish Settlement Agent, as applicable, must receive all documents necessary in accordance with the procedures set forth in this Offer to Purchase. See “The Tender Offers — Procedures for Tendering into the Offers.”
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should be aware that such securities intermediaries may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to submit a notice of withdrawal on your behalf, as applicable) to ensure that those instructions will be timely received by the US Tender Agent or Swedish Settlement Agent. Shareholders are responsible for determining and complying with any applicable cut-off times and dates.
Under what circumstances may Purchaser extend the Offers?
The Purchaser reserves the right to extend the Offer Period, as well as to postpone the settlement date. If the Swedish Offer is extended in accordance with Swedish law, the US Offer is expected to be extended so that it will expire on the same day as, and simultaneously with, the Swedish Offer. If the US Offer is extended in accordance with US law the Swedish Offer is expected to be extended so that it will expire on the same day as, and simultaneously with, the US Offer.
We will extend the Offers for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of Nasdaq US. In the event of an extension, all the Common Shares or SDRs validly tendered into and not properly withdrawn from the Offers will remain subject to the Offers. During such extension, each holder will continue to have the right to withdraw Common Shares or SDRs previously tendered provided that the conditions for completion of the Offers remain during such an extension and that the Offers have not been declared unconditional by Purchaser. See “The Tender Offers — Terms of the Offers  — Offer Period and Right to Extend the Offers” and “The Tender Offers — Terms of the Offers — Conditions for Completion of the Offers” for more details on our obligation and ability to extend the Offers. Purchaser may make available a “subsequent offering period” as such term is defined in and in accordance with Rule 14d-11 promulgated under the Exchange Act.
How will I be notified if the Offers are extended?
If the Offer Period is extended and/or the settlement date is postponed, we will notify the US Tender Agent and the Swedish Settlement Agent and we will make a public announcement of the extension by press release in accordance with applicable laws and regulations. At the start of any extension period, we will file with the SEC an amendment to the Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of

Schedule TO, of which this Offer to Purchase is a part, setting forth the new expiration date of the Offers (see “The Tender Offers — Terms of the Offers — Offer Period and Right to Extend the Offers”).
What is the market value of my Common Shares or SDRs as of a recent date?
On June 28, 2024, the last full trading day prior to the commencement of the Offers, the closing sale price for Common Shares and SDRs reported on Nasdaq US and Nasdaq Stockholm was USD 24.55 per Common Share and SEK 258.00 per SDR, respectively.
How will my outstanding equity awards be treated in the Offers?
Pursuant to the Millicom International Cellular S.A. Deferred Short-Term Incentive Share Plan (the “DSP”) and the Millicom International Cellular S.A. Long-Term Incentive Performance Share Plan (the “PSP”), the Millicom International Cellular S.A. Equity Incentive Plan (the “Equity Plan” and, collectively with the DSP and the PSP, the “Plans”) and the Plan rules associated with the performance years 2022 – 2024, the completion of the Offers will result in a change of control of the Company. Per the terms of the awards, accelerated vesting occurs on the date of a change of control if outstanding stock appreciation rights, restricted stock units or performance stock units are not assumed, converted or replaced with substantially equivalent awards in connection with the closing of the Offers. The Shares that vest must be settled as soon as practicable and in any event within ninety (90) days after the vesting date, or if a U.S. taxpayer, no later than March 15 of the calendar year following the year in which the vesting date occurs. In connection with completion of the Offers, Purchaser expects that all outstanding equity awards under the Plans will be assumed and continue to be subject to the same terms and conditions as were in effect immediately prior to the Offers, except that the Millicom Compensation Committee of the Board will make a good faith determination of the actual level of performance against the goals set for outstanding performance stock units as of the date of the change of control, and thus the number of performance stock units that will continue to vest following the change of control will be fixed. See “Special Factors — Interests of Certain Millicom Directors and Executive Officers in the Offers” for additional information.
Pursuant to the Plans and change of control agreements entered into with certain executive officers of the Company, the outstanding equity awards that do not vest in connection with the change of control will be subject to vesting acceleration upon certain qualifying terminations of employment (see “Special Factors — Interests of Certain Millicom Directors and Executive Officers in the Offers”). The foregoing summaries are exclusively based on publicly available information concerning Millicom and certain due diligence materials provided by Millicom, including agreements between Millicom and affiliates of Purchaser.
Who should I contact if I have questions about the Offers?
Holders of Common Shares in the US may call the Information Agent at (212) 269-5550, or at (866) 356-6140 (US toll-free), Shareholders may also contact the Information Agent in writing at its address at set forth on the back cover of this Offer to Purchase. Material requests (only) may be made to the Information Agent by email . The Information Agent’s contact information is also detailed on the back cover of this Offer to Purchase.
Holders of SDRs, whose SDRs are directly registered with Euroclear Sweden can direct their questions regarding administration of the Swedish Offer to Handelsbanken Issue Department by email to issuedept@handelsbanken.se. Holders of SDRs, whose holdings are registered in the name of a nominee, i.e.,  a bank or other nominee, should contact their nominee regarding administrative questions regarding the Swedish Offer.

INTRODUCTION
Introduction
On July 1, 2024, Atlas, announced separate but concurrent public offers in Sweden (the “Swedish Offer”) and the United States (the “US Offer”) to shareholders in Millicom, to tender all of their Shares9 in Millicom to Atlas. The Common Shares are listed on the Nasdaq US and the SDRs are listed on Nasdaq Stockholm. The Common Shares, together with the SDRs, are referred to herein as “Shares” and the holders as “Shareholders”.
Consideration
Shareholders are being offered USD 24.00 per Common Share and USD 24.00 per SDR,10 each such amount the “Offer Price,” upon the terms and subject to the conditions set forth in this Offer to Purchase and for the US Offer the accompanying Letter of Transmittal and other materials related to the US Offer and the Swedish Offer, as each may be amended or supplemented from time to time.
In the US Offer, the Offer Price is payable net to the seller in cash, without interest, less any withholding taxes that may be applicable. In the Swedish Offer, settlement will be made in SEK and the Offer Price will be converted into SEK in connection with settlement (see “The Tender Offers — Terms of the Offers —  Consideration and Payment” and “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs”).
Should Millicom, prior to the settlement of the Offers, distribute dividends or in any other way distribute or transfer value to its Shareholders, the Offer Price will be adjusted accordingly. In the event of either of the foregoing, Atlas reserves the right to determine whether this price adjustment mechanism or condition 7 to completion of the Offers (see “The Tender Offers — Terms of the Offers — Conditions for Completion of the Offers”) will be invoked.
No commission will be charged in respect of the settlement of the Shares in Millicom tendered to Atlas under the Offers.
Premium
In the US Offer, the Offer Price represents a premium of:11
•
1.8 per cent compared to the closing price of the Common Shares of USD 23.6 on May 22, 2024 (the last day of trading prior to market speculation12 regarding a potential public offer for the Company);13

•
17.2 per cent compared to the volume weighted average trading price of USD 20.5 for the Common Shares during the last ninety (90) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);

•
24.4 per cent compared to the volume weighted average trading price of USD 19.3 for the Common Shares during the last one hundred eighty (180) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); and

•
37.0 per cent compared to the volume weighted average trading price of USD 17.5 for the Common Shares during the last three hundred sixty-five (365) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company).

Based on 172,096,305 issued Common Shares in Millicom, less 840,641 Common Shares and/or SDRs held in treasury by Millicom.

Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

Source for Millicom’s Common Share prices: Nasdaq US.

12
On May 23, 2024, in response to the market speculation, the Parent announced through a press release that it was exploring a potential all-cash tender offer for Millicom securities.

13
Representing a premium of -2.2 per cent compared to the closing price of the Common Shares of USD 24.6 on June 28, 2024 (the last day of trading prior to the announcement of the Offers).

In the Swedish Offer, the Offer Price14 represents a premium of:15
•
1.2 per cent compared to the closing price of the SDRs of SEK 251.6 on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);16

•
19.3 per cent compared to the volume weighted average trading price of SEK 213.4 for the SDRs during the last ninety (90) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);

•
29.3 per cent compared to the volume weighted average trading price of SEK 197.0 for the SDRs during the last one hundred eighty (180) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); and

•
37.4 per cent compared to the volume weighted average trading price of SEK 185.3 for the SDRs during the last three hundred sixty five (365) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company).

On a blended basis to illustrate one premium for both Offers, the Offer Price represents a premium of:17
•
18.8 per cent compared to the volume weighted average trading price of USD 20.2 for the Shares during the last ninety (90) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);

•
27.1 per cent compared to the volume weighted average trading price of USD 18.9 for the Shares during the last one hundred eighty (180) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); and

•
37.8 per cent compared to the volume weighted average trading price of USD 17.4 for the Shares during the last three hundred sixty-five (365) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company).

The Total Value of the Offers
The Offers value Millicom, based on all outstanding 171,255,66418 Shares, at approximately USD 4.1 billion. The total value of the Offers, based on the 121,288,93019 outstanding Shares in Millicom, which are not directly or indirectly owned by Atlas or its closely related parties, amounts to approximately USD 2.9 billion.20
Financing of the Offers
The consideration payable in respect of the Offers is financed in full through funds available to Purchaser pursuant to financing provided by BNP Paribas, Crédit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A., London Branch, J.P. Morgan SE, Natixis and Société Générale under the Debt Commitment Letters and related Interim Facilities Agreement, on terms customary for financing of public offers on the US and Swedish markets and as described herein under “The Tender Offers — Source and Amount of Funds.”
The above-mentioned financing provides Atlas with sufficient cash resources to satisfy in full the consideration payable in respect of the Offers and, accordingly, completion of the Offers is not subject to any financing condition.

14
Based on the Offer Price of USD 24.00 per SDR, corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024.

15
Source for Millicom’s SDR prices: Nasdaq Stockholm.

16
Representing a premium of -1.3 per cent compared to the closing price of the SDRs of SEK 258.0 on June 28, 2024 (the last day of trading prior to the announcement of the Offers).

17
The blended share price premium is calculated using the daily volume-weighted average share prices of the Common Shares on Nasdaq US and the SDRs on Nasdaq Stockholm expressed in USD, with the SDR price converted from SEK to USD using the daily SEK/USD exchange rate.

18
Based on 172,096,305 issued Common Shares in Millicom, less 840,641 Common Shares and/or SDRs held in treasury by Millicom.

19
Based on 172,096,305 issued Common Shares in Millicom, less 840,641 Common Shares and/or SDRs held in treasury by Millicom and 49,966,734 SDRs held by Purchaser.

20
Corresponding to approximately SEK 30.9 billion, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024.

Acceptance Level in the Offers
The Offers are, inter alia, conditional upon the Offers being accepted to such extent that Atlas becomes the owner of Shares representing ninety five (95) per cent or more of the Shares in Millicom. Atlas reserves the right to waive this condition and to complete the Offers at a lower level of acceptance. Further, the Offers will be made on the terms and subject to the conditions 2 – 7 set out below under “The Tender Offers — Terms of the Offers — Conditions for Completion of the Offers.”
Statement by the Independent Bid Committee and Fairness Opinion
Atlas has been informed that the Millicom Board has established an Independent Bid Committee, consisting entirely of directors independent from Purchaser and Parent.
As of the date of this Offer to Purchase, the Millicom Board, through the Independent Bid Committee, has not made a formal recommendation regarding the Offers and has not stated whether the Offers, as outlined in this Offer to Purchase, are fair or in the best interests of the Company and its “unaffiliated security holders” as defined in Rule 13e-3 under the Exchange Act (the “Unaffiliated Shareholders”). Though the Independent Bid Committee shared its preliminary views in the Pre-Commencement Press Release (as defined under “Special Factors — Background”), the Independent Bid Committee is, in accordance with the Swedish Takeover Rules, required to announce its formal opinion regarding the Offers and obtain a fairness opinion from independent experts no later than two weeks prior to the expiry of the Offer Period. Under US law, Millicom is required to make a formal recommendation or state that it is neutral or is unable to take a position with respect to the Offers in a Solicitation/Recommendation Statement on Schedule 14D-9, and to publish such recommendation or send it to holders of Common Shares within ten (10) US Business Days from the date of this Offer to Purchase. In each case the Independent Bid Committee is required to explain the reasons for its position. The Pre-Commencement Press Release does not constitute any such formal opinion or recommendation (see “Special Factors — Background”).
We have been informed that the Independent Bid Committee consists of the Millicom Non-Executive Directors Mauricio Ramos, Bruce Churchill, Justine Dimovic, Tomas Eliasson, Blanca Treviño de Vega and María Teresa Arnal. The Millicom Non-Executive Directors Thomas Reynaud, Aude Durand and Maxime Lombardini have not participated in, and will not participate in, the Independent Bid Committee’s handling of or decisions regarding the Offers as they have a conflict of interest pursuant to Rule II.18 of the Swedish Takeover Rules (see “Certain Closely Related Parties” below).
Atlas’ Shareholding in Millicom
As of the date of this Offer to Purchase, Atlas holds 49,966,734 Shares (composed entirely of SDRs)21 in Millicom, which corresponds to approximately 29.0322 per cent of the share capital and the total number of votes in Millicom. Atlas is an affiliate (as defined under US federal securities laws) of Millicom and has during the six (6) months preceding the announcement of the Offers acquired 131,587 SDRs at a price per SDR not exceeding the Offer Price. The highest price paid per SDR during the six (6) months preceding the announcement of the Offers was SEK 192.51.
Apart from the above, neither Atlas nor any of its closely related companies or closely related parties owns or controls any Shares in Millicom, nor any financial instruments that give financial exposure equivalent to holding Shares in Millicom, at the time of the publication of this Offer to Purchase. Neither Atlas nor any of its closely related companies or closely related parties have acquired or agreed to acquire any Shares or any other financial instruments in Millicom that give financial exposure equivalent to holding Shares in Millicom at a price above the Offer Price during the six (6) months preceding the announcement of the Offers through the date of this Offer to Purchase.
To the extent permissible under applicable laws and regulations, Atlas and its closely related companies or closely related parties may acquire, or take measures to acquire, Shares in other ways than through the Offers. Information about such acquisitions of Shares, or measures to acquire Shares, will be disclosed in accordance with applicable laws and regulations.

21
Each SDR represents one Common Share in Millicom.

22
Based on 172,096,305 issued Common Shares in Millicom.

Review of Information in Connection with the Offers
Atlas has been permitted by the Independent Bid Committee to carry out a limited confirmatory due diligence review of Millicom in connection with the preparation of the Offers. To Atlas’ knowledge, no material non-public or inside information has been disclosed to Atlas during the process.
Approvals from Authorities
The completion of the Offers is conditional upon all necessary clearances, approvals, decisions, and other actions from authorities or similar, including approvals from competition authorities, being obtained, in each case on terms which, in Atlas’ opinion, are acceptable.
According to Atlas’ assessment, the Offers will require customary regulatory approvals in the United States, Bolivia and Colombia. Atlas has initiated the work on filings relevant for the transaction. Atlas expects necessary clearances to be obtained prior to the end of the Offer Period. See “The Tender Offers — Terms of the Offers — Conditions for Completion of the Offers” and “The Tender Offers — Legal Matters; Required Regulatory Approvals — Regulatory Approvals.”
Certain Closely Related Parties
The Millicom Non-Executive Director Thomas Reynaud is the Chief Executive Officer and member of the Board of Directors of Iliad Group,23 the Millicom Non-Executive Director Aude Durand is the Deputy Chief Executive Officer of Iliad Holding and Iliad Group and the Millicom Non-Executive Director, President and Chief Operating Officer Maxime Lombardini is the Vice-Chairman of the Board of Directors of Iliad Group, and they are therefore not considered independent in relation to Atlas pursuant to the Swedish Takeover Rules. Consequently, Thomas Reynaud, Aude Durand and Maxime Lombardini have a conflict of interest pursuant to Rule II.18 of the Swedish Takeover Rules. For this reason, they have not participated, and will not participate, in Millicom’s handling of matters regarding the Offers.
The above means that Section III of the Swedish Takeover Rules is applicable to the Swedish Offer, entailing that the Offer Period shall be at least four weeks and that Millicom is obliged to obtain and make public a valuation opinion (a fairness opinion) regarding the Shares from independent experts.
Applicable Law and Disputes
The Swedish Offer, as well as any agreements entered into between Atlas and the Shareholders in Millicom as a result of the Swedish Offer, shall be governed and construed in accordance with substantive Swedish law, save for certain corporate law aspects which are governed by Luxembourg law. Any dispute regarding the Swedish Offer or agreements in connection therewith shall be settled exclusively by Swedish courts, and the District Court of Stockholm (Sw. Stockholms tingsrätt) shall be the court of first instance. The US Offer shall be governed and construed in accordance with US federal securities laws, as well as Swedish law pursuant to certain exemptions where applicable, and Luxembourg law for certain corporate law aspects.
The Swedish Takeover Rules and the Swedish Securities Council’s statements and rulings regarding the interpretation and application of the Swedish Takeover Rules are applicable to the Swedish Offer. Furthermore, Atlas has, in accordance with the Swedish Takeovers Act, on June 30, 2024, contractually undertaken, in writing, towards Nasdaq Stockholm AB to comply with said rules and statements and to accept any sanctions that can be imposed by Nasdaq Stockholm AB in the event of a breach of the Swedish Takeover Rules. On July 1, 2024, Atlas informed the Swedish Financial Supervisory Authority (the “SFSA”) about the Offers and the above-mentioned undertaking towards Nasdaq Stockholm AB.
Purchaser intends to conduct the Offers in compliance with the applicable regulatory requirements in the United States, including the applicable requirements of Regulations 14D and 14E under the Exchange Act. Purchaser is relying on Rule 14d-1(d) under the Exchange Act in respect of the Offers (the “Tier II Exemptions”).

23
Xavier Niel, the owner of NJJ Holding S.A.S. which is the parent company of the Parent, is also the owner of Iliad Group.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD CAREFULLY READ THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL (IF YOU ARE A HOLDER OF COMMON SHARES) IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFERS.

SPECIAL FACTORS
1.
Background

Atlas Investissement is a long-term industrial investor looking to support the development and profitable growth of the telecoms sector through targeted investments in assets that offer opportunities for significant value creation. Xavier Niel, who indirectly owns Atlas Investissement, has significant expertise in the telecoms sector and a track record of innovation and strategy execution. He has created one of the fastest-growing operators in France and in Italy, and owns successful telecom businesses in Poland, Switzerland and Ireland.
The Purchaser Group has periodically reviewed their respective long-term strategic plans and considered strategic actions with respect to their investments in the Company.
On November 4, 2022, the Purchaser Group disclosed in its Schedule 13G filing that it had acquired a 7.1 per cent stake in Millicom (the “Initial Acquisition”). Since the Initial Acquisition, the Purchaser Group regularly reviewed Millicom’s performance, future growth prospects, business strategies, competitive positioning, opportunities and challenges as part of its evaluation of Millicom’s prospects for enhancing shareholder value.
On January 25, 2023, the Purchaser Group became aware, via a press release issued by Millicom, that Millicom was discussing a potential acquisition of all Shares by Apollo Global Management and Claure Group. On June 15, 2023, the Purchaser Group similarly became aware via a press release issued by Millicom that discussions with Apollo Global Management and Claure Group regarding a potential acquisition of all Shares had terminated. To the Purchaser Group’s knowledge, such contacts did not result in any firm offer or proposal for an acquisition of the Company, sale of all or substantial part of the Company’s assets, or a purchase of a controlling amount of the Company’s securities.
From February 14, 2023, to January 12, 2024, the Purchaser Group steadily increased its stake in the Company to its present ownership of 49,966,734 SDRs, which at the time of the Schedule 13G and Schedule 13D filings corresponded to approximately 29.19 per cent of the outstanding Shares as reported in its Schedule 13G and Schedule 13D filings with the SEC, and as further disclosed in Schedule II hereto. As part of this process, the Purchaser Group regularly reviewed Millicom’s direction and business objectives and considered its ability to assist the Company to improve its performance.
On March 10, 2023, Purchaser delivered a letter to the Millicom Board requesting a discussion between the parties surrounding the possibility of Purchaser proposing to Millicom’s Nomination Committee the nomination of potential candidates to the Millicom Board for consideration by the Company’s shareholders at the upcoming annual general meeting.
During the week of March 13, 2023, members of the Purchaser Group met via videoconference with members of the Millicom Board to discuss the possibility of Purchaser nominating a member to Millicom’s Nomination Committee.
On March 23, 2023, and as disclosed in the Purchaser Group’s Schedule 13D filing dated March 28, 2023, the Company’s Nomination Committee extended an invitation to Purchaser to appoint a member of its choice to the Nomination Committee.
On March 23, 2023, Nicolas Jaeger, the former Deputy Chief Executive Officer of Iliad Group, joined Millicom’s Nomination Committee on behalf of Purchaser. Following Millicom’s Annual General Meeting held on May 31, 2023, Nicolas Jaeger was replaced by Aude Durand, the Deputy Chief Executive Officer at Iliad Holding and Deputy Chief Executive Officer of the Iliad Group, as a member of the Nomination Committee on behalf of Purchaser.
From May 31, 2023, the Purchaser Group, in part through its representation on the Millicom Board and institutional knowledge in the telecoms sector, assisted in implementing a number of strategic initiatives at Millicom. These initiatives also included, in 2023 and 2024, the entry into the commercial agreements listed under “Special Factors — Certain Agreements between Parent and its Affiliates and Millicom — Commercial Agreements,” whereby members or affiliates (as defined under US federal securities law) of the Purchaser Group provided services to Millicom.

On May 31, 2023, Thomas Reynaud, the Chief Executive Officer of Iliad Group, an affiliate of the Purchaser Group, Nicolas Jaeger and Michael Golan, who served in several executive positions in NJJ Holding S.A.S., a member of the Purchaser Group, were elected to serve as Non-Executive Directors of the Company at the Company’s Annual General Meeting 2023. In September 2023, Maxime Lombardini, the Vice Chairman of Iliad Group, was appointed as President and Chief Operating Officer of the Company.
On February 26, 2024, Aude Durand was appointed to serve as a Non-Executive Director of the Company, replacing Nicolas Jaeger. Maxime Lombardini (together with the Purchaser Group, the “Filing Parties”) was elected to serve as a Non-Executive Director of the Company at the Company’s Annual General Meeting 2024.
From January 2024, members and affiliates (as defined under US federal securities law) of the Purchaser Group, by virtue of their positions in and/or on behalf of Millicom, were involved in preliminary discussions and deliberations in connection with local mergers, acquisitions, joint ventures and similar transactions contemplated by Millicom, in particular in Colombia and Costa Rica, including, but not limited to, Millicom infrastructure assets. Such members and affiliates (as defined under US federal securities law) of the Purchaser Group assisted with the preparation, assessment and negotiation of such proposed transactions, though no definitive documentation was executed.
On March 12, 2024, on the basis of Millicom’s publication of its annual report for the year ended December 31, 2023, the Purchaser Group believed that its strategic initiatives at Millicom had garnered positive financial results and began considering more critically enhancing its exposure to Millicom.
Between April 4, 2024, and July 1, 2024, representatives of the Purchaser Group and representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to the Purchaser Group, and Roschier Advokatbyrå AB (“Roschier”), Swedish counsel to the Purchaser Group, Arendt & Medernach SA, Luxembourg counsel to the Purchaser Group, Kirkland & Ellis LLP (“K&E”), finance counsel to the Purchaser Group, and BNP Paribas S.A., Crédit Agricole Corporate and Investment Bank, J.P. Morgan Securities plc, J.P. Morgan Securities LLC, Lazard Frères S.A.S., Société Générale (each a “Parent Financial Advisor”, and together “Parent Financial Advisors”) and Svenska Handelsbanken AB (publ) (the “Atlas Financial Advisor”), participated in a number of discussions regarding different transaction structures by which the Purchaser Group could execute the Offers as well as discussions relating to transaction execution. The discussions covered, among other things, analyses of the procedural steps, applicable legal and regulatory requirements, the probability of success, financing alternatives, estimated timelines of the different transaction structures, the Offer to Purchase and related auxiliary transaction documents.
On May 23, 2024, Parent announced that it was exploring a potential all cash tender offer for the Company’s Shares, and that it was exploring financing options to support an offer price of USD 24.0 per Common Share, and its SEK equivalent per SDR (the “Initial Announcement”). Parent also furnished the Millicom Board with a letter of intent (the “Letter of Intent”) noting that the potential offer price would represent a nineteen (19) per cent premium to Millicom’s volume-weighted average price for the previous three (3) months; a twenty seven (27) per cent premium to its volume-weighted average price for the previous six (6) months and a thirty eight (38) per cent premium to its volume-weighted average price for the previous twelve (12) months. The Letter of Intent also noted that the potential offer price would be higher than the median of brokers’ time-adjusted target prices and would provide immediate liquidity for Shareholders, but that no assurances could be given that any such offer would be made by Parent, or if one was made, its terms or timing.
On May 23, 2024, following the Initial Announcement and receipt of the Letter of Intent, the Company announced that it had received the Letter of Intent and that the Millicom Board would carefully review any offer, should one be made.
On May 24, 2024, Parent delivered a letter to the Millicom Board requesting its support and cooperation in connection with the Purchaser Group’s preparatory due diligence work in relation to its potential offer (the “Preparatory Work Request Letter”).
On May 28, 2024, the chair of the Millicom Board delivered a letter to Parent confirming Millicom’s willingness to offer Parent a session with relevant members of Millicom’s management to provide select diligence information in response to the Preparatory Work Request Letter.

On June 5, 2024, Parent entered into a confidentiality agreement with Millicom with respect to the potential offer (the “Confidentiality Agreement”). See “Special Factors — Certain Agreements between Parent and its Affiliates and Millicom — Confidentiality Agreement.”
On June 10, 2024, Skadden, Millicom and its legal counsel met via videoconference to discuss the regulatory conditions applicable to the Offers and related diligence matters.
On June 11, 2024, representatives of the Purchaser Group, K&E, Latham & Watkins LLP, legal counsel to certain potential lenders to the Purchaser Group, and Millicom and its legal counsel met via videoconference to discuss the change of control provisions relating to Millicom’s existing indebtedness, as well as a potential refinancing of Millicom’s revolving credit facility.
On June 12, 2024, the Parent delivered an indicative offer letter to the Millicom Board confirming its intention to move forward with the proposed offer and that it had begun discussions with potential lenders to support the indicative offer price (the “Indicative Offer Letter”). The Indicative Offer Letter outlined the proposed transaction structure of the Offers, the proposed offer price as disclosed in the Initial Announcement and the general steps the Purchaser Group would try to take in order to advance the Offers.
During the week of June 10, 2024, Thomas Reynaud, the Chief Executive Officer of Iliad Group and a Millicom Non-Executive Director, and Mauricio Ramos, Chair of the Millicom Board, held two telephone meetings to discuss the terms and conditions of the Offers.
From June 13 to June 28, 2024, the Purchaser Group requested information on Millicom’s business as part of the Purchaser Group’s due diligence review of Millicom. On June 13, 2024, Millicom received the first diligence request list from the Purchaser Group.
On June 12, 2024, Millicom granted access to the Purchaser Group to certain limited information concerning Millicom’s financing via a virtual data room.
On June 18, 2024, the Independent Bid Committee delivered a letter to the Purchaser Group in response to the Indicative Offer Letter (the “Indicative Offer Response Letter”), stating that the Independent Bid Committee believed the proposed offer price undervalued the Company and was not in the best interests of the Company’s Shareholders. The Indicative Offer Response Letter further indicated that the Independent Bid Committee would not provide any further due diligence materials to the Purchaser Group at that time, and requested further detail from the Purchaser Group about the proposed offer, including any conditions to the proposed offer and the source of funds used to finance the proposed offer.
On June 26, 2024, representatives of the Purchaser Group met via videoconference with the Independent Bid Committee to discuss the Offers (the “Pre-Commencement Meeting”). Specifically, representatives of the Purchaser Group conveyed to the Independent Bid Committee the then-proposed Offer Price and the reasons the Purchaser Group believed the Offer Price was fair (as described under “Special Factors — Position of the Filing Parties Regarding Fairness of the Offers”), as well as the Purchaser Group’s financing for the proposed Offers (as described under “The Tender Offers — Source and Amount of Funds”), progress of the Purchaser Group’s diligence review of the Company and related regulatory filings (as described under “The Tender Offers — Legal Matters; Required Regulatory Approvals”).
On June 27, 2024, the Company disclosed via press release that the Pre-Commencement Meeting had taken place, and that the Independent Bid Committee believed that the then-anticipated Offer Price was not in the best interests of Shareholders, having specifically taken into consideration Millicom’s management’s latest review of financial performance (the “Pre-Commencement Press Release”). The Pre-Commencement Press Release included updated financial forecasts of Millicom’s full-year 2024 results. The Pre-Commencement Press Release disclosed that Millicom had entered into exclusive negotiations regarding a sale and leaseback of a large portion of its tower portfolio, and that such updated financial forecasts did not include the expected proceeds that may be obtained from any such future tower monetization. The Pre-Commencement Press Release noted that the Independent Bid Committee would carefully review the final terms of the then-proposed Offers before making a formal recommendation.

2.
Purpose and Reasons for the Offers; Going Private Transaction; Plans for Millicom and the Purchaser Group

Purpose of the Offers
Purchaser has identified Millicom as an attractive investment opportunity due to its position as a regional market leader in Latin America and its strong position in South America, its high-quality assets and strong brand. Millicom has also demonstrated a long-term commitment to the region with its significant investments, which are expected to support digital development for the relevant populations and economies as well as the achievement of its ambitious ESG targets.
The purpose of the Offers is for Atlas to continue to support the Company in the execution of its strategic plan. Specifically, we want to continue expanding the reach and capacity of Millicom’s networks and distribution capabilities to grow its customer base and better leverage its comprehensive telecom expertise. We believe the Company will benefit from the Purchaser Group’s long-term knowledge and experience in the telecoms sector across numerous jurisdictions, as well as the creation of potential synergies that will allow Millicom to be better equipped to focus on long-term business goals, including pursuing any potential strategic transactions and acquisitions. The Purchaser Group will conduct a detailed review of Millicom and will consider what specific changes would be appropriate to achieve this objective following completion of the Offers. See “Special Factors — Purpose and Reasons for the Offers; Going Private Transaction; Plans for Millicom and the Purchaser Group — Plans for Millicom and the Purchaser Group.”
The Purchaser currently intends to retain all Shares acquired by Purchaser pursuant to the Offers subject to possible intra-group transactions and restructurings.
If you tender your Shares in the Offers, you will cease to have any equity interest in Millicom or any right to participate in its earnings and future growth after the Offers. Similarly, after tendering your Shares in the Offers, you will not bear the risk of any decrease in the value of Millicom.
Pursuant to Article 15 of the Luxembourg Takeover Law, if Purchaser holds securities representing not less than ninety five (95) per cent of the capital carrying voting rights and ninety five (95) per cent of the voting rights in Millicom following the completion of the Offers, Purchaser has the right to exercise a Takeover Squeeze-Out within three (3) months following the Expiration Date. If Purchaser initiates a Takeover Squeeze-Out, Purchaser may only offer consideration in cash. In this case, under the supervision of the CSSF (the Commission de Surveillance du Secteur Financier) that the consideration constitutes a fair price in this respect, Purchaser would announce the exercise of its right of a Takeover Squeeze-Out to acquire the remaining Shares not tendered in the Offers including the terms for the Takeover Squeeze-Out (e.g., the price per Share, details of the transfer of the Share and payment of the corresponding consideration).
Furthermore, pursuant to Luxembourg Takeover Law, if the Purchaser holds securities carrying more than ninety (90) per cent of the voting rights in Millicom, the remaining Shareholders may require that the Purchaser exercises a Takeover Sell-Out and purchases the remaining Shares at a “fair price.” The price offered in a voluntary offer shall be presumed to be “fair” for the remaining securities in a Takeover Sell-Out if Atlas, through acceptance of the Offers, succeeded in acquiring not less than ninety (90) per cent of the capital carrying voting rights comprised in the Offers. The consideration paid in a Takeover Sell-Out shall take the same form as the consideration offered in the Offers or shall be in cash. Cash shall be offered at least as an alternative. The right to initiate a Takeover Sell-Out must be exercised within three (3) months after the Expiration Date.
Going Private Transaction
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the purchase of Common Shares pursuant to the US Offer in which Purchaser seeks to acquire the remaining Shares not held by the Purchaser. Because Purchaser may be deemed an affiliate (as defined under US federal securities laws) of Millicom, the transactions contemplated by the US Offer may constitute a “going private transaction” under Rule 13e-3 under the Exchange Act (see “Special Factors — Appraisal Rights; Rule 13e-3”).

Plans for Millicom and the Purchaser Group
Following completion of the Offers, Purchaser will conduct a detailed review of Millicom and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances that exist following completion of the Offers. Purchaser will evaluate the business and operations of Millicom following the consummation of the Offers and will take such actions as Purchaser deems appropriate under the circumstances then existing. Thereafter, Purchaser intends to analyze such information as part of a comprehensive review of Millicom’s business, operations, capitalization and management with a view to continue enhancing the development of Millicom’s potential. Possible changes could include changes in Millicom’s business, corporate structure, organizational documents, capitalization, management, business development opportunities, indebtedness, dividend policy or to the Millicom Board. While Purchaser’s plans with respect to Millicom do not currently include changing its business and general strategy, Purchaser will consider what, if any, changes would be desirable in light of its review and the circumstances that exist after the completion of the Offers.
If the conditions for completion of the Offers are satisfied and the Offers are successful, following the consummation of the Offers and to the extent legally permitted by applicable law, Purchaser currently intends to delist the Common Shares from Nasdaq US and the SDRs from Nasdaq Stockholm, to terminate the registration of the Common Shares under Section 12(g)(4) of the Exchange Act and to suspend Millicom’s reporting obligations under Section 15(d) of the Exchange Act.
Purchaser expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review or in light of future developments. Specifically, it may evaluate the feasibility or possibility of making investments or divestments in business lines, selling assets, or forming strategic alliances for the development of Millicom’s business. Any such transactions would be subject to the required corporate and governmental approvals under applicable current legislation. Similarly, Purchaser may evaluate the feasibility or possibility of making changes to align with strategic goals, subject to applicable corporate approvals.
Initially following the consummation of the Offers, Millicom’s business and operations will be continued substantially as they are currently being conducted and, except as disclosed in this Offer to Purchase (in the section “Special Factors — Background,” with respect to any transactions that may result from the Company’s ongoing discussions or negotiations involving the Company or certain subsidiaries in Central and South America), neither Purchaser nor the Purchaser Group nor, to the best of our knowledge, any of the persons listed in Schedule I hereto, has any current plans, proposals or negotiations that relate to or would result in the following: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (b) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (c) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization, (d) any change in the present Millicom Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Millicom Board, any changes concerning the Company’s management or employees, or to change any material term of the employment contract of any executive officer or other employee, (e) any other material change in the Company’s corporate structure, business or with regard to Millicom’s operational sites, (f) any class of security of the Company to be de-listed from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association or (g) any class of equity securities of the Company becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act.
We do not at this point in time anticipate that Millicom’s business will be materially affected as a result of the Offers, though as noted above, upon completion of our detailed review following completion of the Offers, we intend to leverage the Purchaser Group’s long-term knowledge and experience in the telecoms sector across numerous jurisdictions to explore potential synergies, focus on long-term business goals and pursue any potential strategic transactions and acquisitions that may arise.
Furthermore, at this point in time there are no employees in Atlas, implying that the Offers will not entail any changes for the management and employees in Atlas. We do not anticipate that the Offers will affect Atlas’ business.

For further information, please refer to the information in this Offer to Purchase, which has been prepared by the Board of Managers of Atlas in connection with the Offers. The Board of Managers of Atlas assures that, to the best of its knowledge, the information in the Offer to Purchase with regard to Atlas is correct.
Luxembourg, July 1, 2024
Atlas Luxco S.à r.l.
The Board of Managers
3.
The Recommendation by the Independent Bid Committee

Atlas has been informed that the Millicom Board has established an Independent Bid Committee, existing entirely of directors independent from Purchaser and Parent. As of the date of this Offer to Purchase, the Millicom Board, through the Independent Bid Committee, has not made a formal recommendation regarding the Offers and has not stated whether the Offers, as outlined in this Offer to Purchase, are fair or in the best interests of the Company and its Unaffiliated Shareholders. Though the Independent Bid Committee shared its preliminary views in the Pre-Commencement Press Release (see “Special Factors — Background”), Millicom is required to make a formal recommendation or state that it is neutral or is unable to take a position with respect to the Offers in a Solicitation/Recommendation Statement on Schedule 14D-9, and to publish such recommendation or send it to holders of Common Shares within ten US Business Days from the date of this Offer to Purchase. A description of the reasons for the Independent Bid Committee’s recommendation relating to the Offers will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 prepared by Millicom. All holders of Common Shares should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the heading “Item 4. The Solicitation or Recommendation” of the Schedule 14D-9.
The Independent Bid Committee is, in accordance with the Swedish Takeover Rules, required to announce its opinion regarding the Offers and obtain a fairness opinion from independent experts no later than two weeks prior to the expiry of the Offer Period.
Millicom Non-Executive Directors, Thomas Reynaud, Aude Durand and Maxime Lombardini have not participated in any discussions, deliberations or decisions of the Independent Bid Committee of Millicom because of their affiliation with Purchaser.
4.
Summary of the Valuation Analysis Delivered to Parent from the Parent Financial Advisors (BNP Paribas S.A., Credit Agricole Corporate and Investment Bank, J.P. Morgan Securities plc, J.P. Morgan Securities LLC, Lazard Frères S.A.S. and Société Générale)

The Parent Financial Advisors acted as financial advisors to Parent in connection with the Offers.
On June 29, 2024 representatives of the Parent Financial Advisors provided Parent with a valuation analysis (the “Parent Financial Advisors’ Material”) of the Shares, excluding Shares held by Parent, Purchaser or their affiliates and Shares held in treasury. The Parent Financial Advisors’ financial analyses consisted of (i) a historical trading analysis based on the weighted average trading prices of the Shares before Parent’s statement regarding media reports on a potential all cash tender offer for Millicom securities before market close on May 23, 2024, (ii) an analysis of time-adjusted target prices from equity research analysts, (iii) a discounted cash flow analysis using certain financial forecasts for Millicom for fiscal years ending December 31, 2024 through December 31, 2030, based on cash flow projections in brokers’ consensus for fiscal years ending December 31, 2024 through December 31, 2026, published after the release of Millicom’s Q1 2024 results on May 8, 2024, as extrapolated for fiscal years ending December 31, 2027 through December 31, 2030, in each case, provided by, and approved for the Parent Financial Advisors’ use by, Parent’s management (the “Parent Forecasts”), (iv) an analysis of certain financial metrics, including certain multiples, for selected comparable companies as compared to the Company and (v) for reference purposes only, an analysis of multiples in selected transactions involving comparable companies as compared to the Company.
The Parent Financial Advisors have not acted as financial advisors to Millicom, the Millicom Board or the Independent Bid Committee in connection with the Offers. The Parent Financial Advisors were not requested to, and did not, render an opinion with respect to the fairness of the Offers or any consideration to be paid in the

Offers, including the Offer Price, or as to valuation or otherwise. The Parent Financial Advisors’ Material was provided solely for the information of Parent and to assist Parent in connection with its consideration of the Offer Price. The Parent Financial Advisors have not recommended any specific Offer Price to Parent or Purchaser or their respective directors, shareholders, creditors or other relevant parties. The Parent Financial Advisors’ Material is not an opinion as to the fairness to Purchaser, Parent, the Company or their respective shareholders of the Offers or of the consideration to be paid in the Offers, does not constitute a recommendation to Parent or Purchaser as to whether or not to consummate the Offers or to the holders of Shares as to whether they should tender their Shares in the Offers or as to how to vote or act with respect to any other matter, and should not be relied on as the basis for any investment decision.
A copy of the Parent Financial Advisors’ Material is attached as Exhibit (c)(1) to the Transaction Statement on Schedule 13E-3 filed with the SEC by Purchaser, and the Parent Financial Advisors’ Material is incorporated herein by reference. The description of the Parent Financial Advisors’ Material set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the Parent Financial Advisors’ Material, which may be obtained from the SEC in the manner described under “The Tender Offers — Certain Information Concerning Parent and Purchaser — Available Information.”
The following is a summary of the material information and analyses contained in the Parent Financial Advisors’ Material. The following summary, however, does not purport to be a complete description of the information and analyses contained in the Parent Financial Advisors’ Material. Some of the summaries of the financial analyses in the Parent Financial Advisors’ Material include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the Parent Financial Advisors’ analyses. Except as otherwise noted, quantitative information, to the extent that it is based on market data included in the Parent Financial Advisors’ Material, is based on market data as they existed on or before May 22, 2024 (being the last trading day unaffected by Parent’s statement regarding media reports on a potential all cash tender offer for Millicom securities before market close on May 23, 2024), and is not necessarily indicative of current market conditions.
Historical Trading Analysis.   The Parent Financial Advisors reviewed the historical trading prices of the Common Shares and the SDRs on the Nasdaq US and Nasdaq Stockholm, respectively, as of May 22, 2024 (being the last trading day unaffected by Parent’s statement regarding media reports on a potential all cash tender offer for Millicom securities before market close on May 23, 2024), in each case calculated on a blended share price method (using the daily volume-weighted average prices of the Common Shares on Nasdaq US and the SDRs on Nasdaq Stockholm expressed in U.S. dollars, with the SDR price converted from Swedish Krona to U.S. dollars using the daily SEK/USD exchange rate). The Parent Financial Advisors noted in the Parent Financial Advisors’ Material that, as of May 22, 2024:
•
the blended closing price of Millicom on both Nasdaq US and Nasdaq Stockholm was $23.5;

•
the 30-day volume weighted average price (“VWAP”) of Millicom on both Nasdaq US and Nasdaq Stockholm was $22.4;

•
the 90-day VWAP of Millicom on both Nasdaq US and Nasdaq Stockholm was $20.2;

•
the 180-day VWAP of Millicom on both Nasdaq US and Nasdaq Stockholm was $18.9; and

•
the 360-day VWAP of Millicom on both Nasdaq US and Nasdaq Stockholm was $17.4.

Brokers’ Target Price Analysis.   The Parent Financial Advisors considered target price releases from 11 brokers following the Company’s release of its Q1 2024 results on May 8, 2024, and prior to May 22, 2024 (being the last trading day unaffected by Parent’s statement regarding media reports on a potential all cash tender offer for Millicom securities before market close on May 23, 2024). The target prices were discounted back to June 30, 2024, using a 15.1% cost of equity based on respective target price horizons, resulting in a range between $16.0 and $26.5 per Share, with an average of $23.5 per Share.
Discounted Cash Flow Analysis.   The Parent Financial Advisors performed a discounted cash flow analysis of the Company using the Parent Forecasts and other information and data provided by, and approved for the Parent Financial Advisors’ use by, Parent’s management, to calculate a range of implied prices per Share as of June 30, 2024. The Parent Financial Advisors applied a range of discount rates between 10.6% and 11.0% (as the weighted average cost of capital of the Company) to (i) the unlevered free cash flows expected to be generated by the Company between March 31, 2024, and December 31, 2030, based on the Parent Forecasts and (ii) the estimated terminal value calculated by the Parent Financial Advisors using normative terminal year data provided by, and approved for the Parent Financial Advisors’ use by, Parent’s management, and perpetual growth rates between 2.4% and 2.6%. The resulting share price was compounded to June 30, 2024, using a 15.1% cost of equity to obtain an implied share price as of June 30, 2024. This analysis resulted in a range of implied prices of between $20.1 and $24.0 per Share.
Trading Comparable Analysis.   The Parent Financial Advisors performed a public trading comparable analysis by reviewing and comparing certain financial estimates for the Company with comparable publicly available consensus equity analyst research estimates for selected companies that, in the professional judgement and experience of the Parent Financial Advisors, share certain similar business characteristics and have certain comparable operating characteristics including, among other things, business model, geographic markets and/or other similar operating characteristics. For purposes of this analysis, using publicly available information, the Parent Financial Advisors analysed the ratios of enterprise value, which the Parent Financial Advisors defined as market capitalization plus financial net debt, equity attributable to non-controlling interests, non-current provisions and other financial and non-financial liabilities, minus investments in joint-ventures, to EBITDAaL, which the Parent Financial Advisors defined as earnings before interest, taxes, depreciation, amortisation and after leases, which ratios the Parent Financial Advisors referred to as EV/EBITDAaL, for fiscal years 2023 through 2025. The average EV/EBITDAaL multiples for each of 2023A, 2024E and 2025E, the corresponding multiple ranges using +/- 0.25x from the relevant averages, as well as the range of implied prices per Share resulting from this analysis were:
	EV/EBITDAaL Multiples Range	EV/EBITDAaL Multiples Average	Implied Share Price
EV/EBITDAaL 2023A	4.3x – 4.8x	4.6x	$8.5 – $13.7
EV/EBITDAaL 2024E	4.1x – 4.6x	4.4x	$16.3 – $22.6
EV/EBITDAaL 2025E	3.8x – 4.3x	4.0x	$13.9 – $20.5
Comparable Transactions Analysis.   For reference purposes only, the Parent Financial Advisors performed a comparable transactions analysis by reviewing certain publicly available financial information concerning selected M&A transactions since 2014 that the Parent Financial Advisors selected based on their professional judgment and experience. The Parent Financial Advisors reviewed the EV/EBITDAaL for each transaction, prepared on a pre-IFRS 16 basis and if any synergies were indicated, on a post-synergy basis, in each case, based on publicly available information. The average EV/EBITDAaL multiple, the corresponding range of multiples using +/- 0.25x from the average EV/EBITDAaL multiple, as well as the range of implied prices per Share applying such average EV/EBITDAaL multiple to the last twelve (12) months EBITDAaL for the Company as of March 31, 2024, resulting from this analysis were:
	EV/EBITDAaL Multiples Range	EV/EBITDAaL Multiples Average	Implied Share Price
EV/EBITDAaL	5.2x – 5.7x	5.5x	$21.0 – $26.5
Miscellaneous.   Parent retained the Parent Financial Advisors to act as its financial advisors in connection with the Offers. Each of the Parent Financial Advisors is an internationally recognized investment banking firm regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Parent selected the Parent Financial Advisors to act as its financial advisors in connection with the Offers on the basis of their experience in transactions similar to the Offers and their reputation in the investment community.
The Parent Financial Advisors did not assume responsibility for independent verification of, and did not independently verify, the analyses, financial forecasts and other information relating to the Company prepared by Parent’s management (including the Parent Forecasts) or any publicly available information regarding the Company, including, without limitation, any financial information, forecasts or projections used in the Parent Financial Advisors’ Material. Accordingly, for purposes of preparing such materials, the Parent Financial Advisors assumed and relied upon the accuracy and completeness of all such information. The Parent Financial Advisors did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or any of its subsidiaries, nor did the Parent Financial Advisors evaluate the solvency or fair value of any of the Parent, the Purchaser, the Company or any of their respective subsidiaries (or the impact of the Offers thereon) under any law relating to bankruptcy, insolvency or similar matters. In relying on the analyses, financial forecasts and other information relating to the Company prepared by Parent’s management (including the Parent Forecasts), the Parent Financial Advisors assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of Parent’s management.
The Parent Financial Advisors have not made any representation or warranty, express or implied, to any person regarding the accuracy or completeness of any of the information contained in the Parent Financial Advisors’ Material and any liability therefor to third parties (including in respect of direct, indirect or consequential loss or damages) is expressly disclaimed. The Parent Financial Advisors do not provide legal, tax or regulatory advice. With respect to such matters, Parent and Purchaser relied on the advice of specialists who are experts in such fields.
The Parent Financial Advisors’ Material was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Parent Financial Advisors’ Material. Events that occur after the date of the Parent Financial Advisors’ Material may affect the valuation results contained in the Parent Financial Advisors’ Material, however the Parent Financial Advisors expressly disclaim any undertaking or obligation to revise, modify or reaffirm the contents of the Parent Financial Advisors’ Material or to advise any person of any change in any fact or matter affecting the Parent Financial Advisors’ Material of which they become aware after any such date.
No company utilized in the public trading comparable analysis or the comparable transactions analysis described above is identical to the Company or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing analyses necessarily involves complex considerations and judgements concerning differences between the Company and the companies being compared and other factors that would affect the value of the companies to which the Company is being compared. In selecting comparable companies and comparable transactions, the Parent Financial Advisors made numerous judgements and assumptions with respect to size, business mix, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company, the industry, or in the financial markets in general, which could affect the public trading value of the Company or the companies to which it is being compared.
Each of the Parent Financial Advisors is involved in a wide range of banking and other financial services business, both for its own account and for the account of its clients, out of which a conflict of interest or duties may arise. Each of the Parent Financial Advisors may, from time to time, (i) provide financial advisory services and/or financing to the Company, Parent, Purchaser and/or parties involved with the foregoing, (ii) maintain a banking or other commercial relationship with the Company, Parent, Purchaser and/or parties involved with the foregoing and (iii) trade shares and other securities of the Company, Parent, Purchaser and/or parties involved with the foregoing in the ordinary course of business for such Parent Financial Advisor’s own account and for the accounts of such Parent Financial Advisor’s customers and may, therefore, from time to time hold long or short positions in such securities. Within each of the Parent Financial Advisors, practices and procedures, including, but not limited to, customary information barriers, are maintained, designed to help ensure the independence of advice and to restrict the flow of information and to manage such conflicts of interests or duties.
For the financial analyses conducted in connection with the Offers, Parent has agreed to pay the Parent Financial Advisors a customary advisory fee, which (if due) is contingent and payable upon the consummation of the Offers. In addition, Parent has agreed to reimburse the Parent Financial Advisors for certain of their expenses incurred in connection with their services, including the fees and disbursements of counsel, and will indemnify the Parent Financial Advisors against certain liabilities arising out of the Parent Financial Advisors’ engagement.

During the past two years, CACIB and its affiliates have provided financing, corporate or investment banking services to Parent and its affiliates, including Atlas, the Iliad Group, NJJ Holding as well as Unibail-Rodamco-Westfield SE (which may be considered an affiliate of Parent and Atlas under U.S. securities laws; however, Millicom will not be considered an affiliate of such entities for the purposes of this paragraph), for which CACIB and its affiliates have received or will receive customary compensation. CACIB and its affiliates continue to provide these services and may in the future provide such services. In addition, in the ordinary course of CACIB’s businesses, it and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Millicom, Parent or affiliates of Parent for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. As of June 26, 2024, CACIB and its affiliates held on a non-fiduciary basis less than 1% of the outstanding ordinary shares of certain publicly traded affiliates of Atlas and Parent.
During the past two years, CACIB and its affiliates have not had any financing, corporate or investment banking relationships with Millicom, and CACIB and its affiliates have not received any compensation from Millicom during such period. As of June 26, 2024, CACIB and its affiliates held on a non-fiduciary basis less than 1% of the outstanding ordinary shares of Millicom.
During the past two years, BNP Paribas SA and its affiliates have provided commercial and corporate banking services to Parent and its affiliates, including Atlas, the Iliad Group, NJJ Holding as well as Unibail-Rodamco-Westfield SE (which may be considered an affiliate of Parent and Atlas under U.S. securities laws; however, Millicom will not be considered an affiliate of such entities for the purposes of this paragraph), for which BNP Paribas SA and its affiliates have received or will receive customary compensation. BNP Paribas SA continues to provide these services and may in the future provide such services. In addition, in the ordinary course of BNP Paribas SA’s businesses, it and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Millicom, Parent or affiliates of Parent for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. In addition, as of June 26, 2024, BNP Paribas SA and its affiliates hold, on a non-fiduciary basis, less than 1% of the outstanding ordinary shares of certain publicly traded affiliates of Atlas and Parent.
During the past two (2) years, BNP Paribas SA and its affiliates have provided, are currently providing, and may in the future provide, commercial and corporate banking services to Millicom, and BNP Paribas SA and its affiliates have received aggregate compensation from Millicom of approximately €6.6 million during such period. As of June 26, 2024, BNP Paribas SA and its affiliates held on a non-fiduciary basis less than 1% of the outstanding ordinary shares of Millicom.
During the past two years, Lazard Frères SAS and its affiliates have provided and continue to provide financial advisory services to affiliates of Parent, including Atlas, the Iliad Group and NJJ Holding (Millicom will not be considered an affiliate of Parent for the purposes of this paragraph), in connection with certain transactions, including the acquisition of interests in Tele2 in February 2024, the sale of interests in On Tower Poland in June 2023, the sale of interests in Polski Światłowód Otwarty sp. z o.o. in April 2023 and the acquisition of interests in Millicom as from September 2022. Lazard Frères SAS and its affiliates have received or may receive customary compensation for providing such services to Atlas, the Iliad Group, NJJ Holding and their affiliates. In addition, in the ordinary course of Lazard Frères SAS and its affiliates’ businesses, they may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Millicom, Parent or affiliates of Parent for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
During the past two years, Lazard Frères SAS and its affiliates have had and continue to have investment banking relationships with Millicom for which it and its affiliates have not yet received, but may in the future receive, customary compensation.
During the past two years, neither J.P. Morgan Securities plc, J.P. Morgan Securities LLC nor their affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Parent, and they have not received any compensation from Parent during such period. During the past two years, J.P. Morgan Securities plc, J.P. Morgan Securities LLC and their affiliates have had and continue to have commercial or investment banking relationships with affiliates of Parent (Millicom will not be considered an affiliate of Parent for the purposes of this paragraph) for which they and their affiliates have received or will receive customary compensation. Such services during such period have included acting as joint bookrunner on offerings of debt securities of iliad S.A. in December 2022, February 2023 and December 2023, as joint bookrunner of an offering of debt securities of iliad Holding S.A.S. in May 2024, as bookrunner on a syndicated credit facility of EirCom in February 2024, and as joint bookrunner on an offering of debt securities of Unibail-Rodamco-Westfield SE (which may be considered an affiliate of Parent and Atlas under U.S. securities laws) in June 2023. In addition, a commercial banking affiliate of J.P. Morgan Securities plc and J.P. Morgan Securities LLC is an agent bank under an outstanding credit facility of Unibail-Rodamco-Westfield SE, for which such agent bank receives customary compensation or other financial benefits. J.P. Morgan Securities plc and J.P. Morgan Securities LLC anticipate that they and their affiliates will arrange and/or provide financing to affiliates of Parent in connection with the Transaction for customary compensation. During the past two years, J.P. Morgan Securities plc, J.P. Morgan Securities LLC and their affiliates have not received any compensation from Atlas while the aggregate fees they recognized from controlled affiliates of Parent were approximately $12.4 million. In the ordinary course of J.P. Morgan Securities plc and J.P. Morgan Securities LLC’s businesses, they and their affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Millicom, Parent or affiliates of Parent for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. As of June 26, 2024, J.P. Morgan Securities plc, J.P. Morgan Securities LLC and their affiliates held, on a non-fiduciary basis, less than 1% of the outstanding ordinary shares of certain publicly traded affiliates of Atlas and Parent.
During the past two years, J.P. Morgan Securities plc, J.P. Morgan Securities LLC and their affiliates have had and continue to have commercial or investment banking relationships with Millicom for which they and their affiliates have received compensation from Millicom of approximately $14.7 million during such period. Such services during such period have included acting as joint bookrunner on an offering of debt securities of Millicom in March 2024. As of June 26, 2024, J.P. Morgan Securities plc, J.P. Morgan Securities LLC and their affiliates held, on a non-fiduciary basis, less than 1% of the outstanding ordinary shares of Millicom.
During the past two years, Société Générale and its affiliates have had material financial advisory or other material commercial or investment banking relationships with Atlas, Parent and their affiliates, including Atlas, the Iliad Group, NJJ Holding as well as Unibail-Rodamco-Westfield SE (which may be considered an affiliate of Parent and Atlas under U.S. securities laws; however, Millicom will not be considered an affiliate of such entities for the purposes of this paragraph), for which Société Générale and its affiliates have received (or will receive) customary compensations or other financial benefits from Atlas, Parent or their affiliates during such period. Société Générale and its affiliates continue to provide these services and may in the future provide such services. In addition, in the ordinary course of Société Générale’s businesses, it and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Millicom, Parent or affiliates of Parent for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
During the past two years, Société Générale and its affiliates have not had any material financial advisory or other material commercial or investment banking relationships with Millicom, and Société Générale and its affiliates have not received any compensation from Millicom during such period. As of June 26, 2024, Société Générale and its affiliates held on a non-fiduciary basis less than 1% of the outstanding ordinary shares of Millicom.
5.
Position of the Filing Parties Regarding Fairness of the Offers

According to the rules of the SEC governing “going private” transactions, including Rule 13e-3 of the Exchange Act, the Filing Parties are required to express their belief as to the fairness of the Offers to the Unaffiliated Shareholders. The Filing Parties reasonably believe that the Offer Price to be received by the Unaffiliated Shareholders is fair to such Unaffiliated Shareholders seeking immediate liquidity. The Filing Parties based their belief on, among other things, the following factors, each of which, in their judgment, supports their views as to the fairness of the Offers:

•
In the US Offer, the Offer Price represents a premium of:24

•
1.8 per cent compared to the closing price of the Common Shares of USD 23.6 on May 22, 2024 (the last day of trading prior to market speculation25 regarding a potential public offer for the Company);26

•
17.2 per cent compared to the volume weighted average trading price of USD 20.5 for the Common Shares during the last ninety (90) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);

•
24.4 per cent compared to the volume weighted average trading price of USD 19.3 for the Common Shares during the last one hundred eighty (180) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); and

•
37.0 per cent compared to the volume weighted average trading price of USD 17.5 for the Common Shares during the last three hundred sixty-five (365) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company).

•
In the Swedish Offer, the Offer Price27 represents a premium of:28

•
1.2 per cent compared to the closing price of the SDRs of SEK 251.6 on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);29

•
19.3 per cent compared to the volume weighted average trading price of SEK 213.4 for the SDRs during the last ninety (90) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);

•
29.3 per cent compared to the volume weighted average trading price of SEK 197.0 for the SDRs during the last one hundred eighty (180) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); and

•
37.4 per cent compared to the volume weighted average trading price of SEK 185.3 for the SDRs during the last three hundred sixty five (365) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company).

•
On a blended basis to illustrate one premium for both Offers, the Offer Price represents a premium of:30

•
18.8 per cent compared to the volume weighted average trading price of USD 20.2 for the Shares during the last ninety (90) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);

•
27.1 per cent compared to the volume weighted average trading price of USD 18.9 for the Shares during the last one hundred eighty (180) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); and

Source for Millicom’s Common Share prices: Nasdaq US.

On May 23, 2024, in response to the market speculation, the Parent announced through a press release that it was exploring a potential all-cash tender offer for Millicom securities.

Representing a premium of -2.2 per cent compared to the closing price of the Common Shares of USD 24.6 on June 28, 2024 (the last day of trading prior to the announcement of the Offers).

Based on the Offer Price of USD 24.00 per SDR, corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024.

28
Source for Millicom’s SDR prices: Nasdaq Stockholm.

29
Representing a premium of -1.3 per cent compared to the closing price of the SDRs of SEK 258.0 on June 28, 2024 (the last day of trading prior to the announcement of the Offers).

30
The blended share price premium is calculated using the daily volume-weighted average share prices of the Common Shares on Nasdaq US and the SDRs on Nasdaq Stockholm expressed in USD, with the SDR price converted from SEK to USD using the daily SEK/USD exchange rate.

•
37.8 per cent compared to the volume weighted average trading price of USD 17.4 for the Shares during the last three hundred sixty-five (365) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company).

•
The Offer Price represents an opportunity for Shareholders to benefit from full and immediate liquidity.

•
The Offers are not subject to any financing condition and Purchaser has the financial ability and willingness to consummate the Offers.

•
The Offer Price will be paid in cash. Therefore, Shareholders will receive a certain value in the Offers.

•
The Filing Parties reasonably believe that the Offers are procedurally fair to the Unaffiliated Shareholders, based on the following factors considered by them:

•
Unaffiliated Shareholders will have sufficient time to make a decision whether or not to tender their Shares in the Offers:

•
The Offers will remain open for a minimum of twenty Business Days.

•
If Purchaser amends the Offers to include any material additional information, Purchaser will, if necessary to allow adequate dissemination and investor response, extend the Offers for a sufficient period to allow the Unaffiliated Shareholders to consider the additional information.

•
Each of the Unaffiliated Shareholders will be able to decide voluntarily whether or not to tender such Unaffiliated Shareholder’s Shares.

•
The Offers are conditional upon the Offers being accepted to such extent that Purchaser becomes the owner of Shares representing ninety five (95) per cent or more of the Shares. The Purchaser Group owns in the aggregate 49,966,734 SDRs31 or approximately 29.1832 per cent of the outstanding Shares.

The Filing Parties also considered the following factors, each of which the Filing Parties believed to be negative in their considerations concerning the fairness of the terms of the transaction:
•
Any Shareholder who tenders all of its Shares in the Offers would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company.

•
The Offers are not conditioned on the affirmative vote of a majority of Unaffiliated Shareholders, although to be successful the Offers would require participation of a vast majority of the Unaffiliated Shareholders.

•
With respect to the Offer Price, our financial interest in acquiring Shares for the lowest price possible is in conflict with the financial interest of the Unaffiliated Shareholders in selling their Shares for the highest price possible. Accordingly, our financial interest is adverse to the financial interest of the Unaffiliated Shareholders. In addition, certain directors and executive officers of the Company have actual or potential conflicts of interest in connection with the Offers (see “Special Factors — Interests of Certain Millicom Directors and Executive Officers in the Offers”).

•
The receipt of cash for Shares pursuant to the Offers will be a taxable transaction for US federal income tax purposes (see “The Tender Offers — Tax Considerations US — Federal Income Tax Considerations”).

Purchaser did not find it practicable to assign, nor did Purchaser assign, relative weight to the individual factors considered in reaching its conclusion as to the fairness of the Offers.
The Filing Parties consideration of the factors described above reflects their assessment as to the fairness of the Offer Price to the Company’s Unaffiliated Shareholders.
Except as discussed above in “Special Factors — Background,” the Purchaser Group is not aware of any firm offers made by any person, other than the Purchaser Group, during the two (2) years preceding the date of this

31
Each SDR represents one Common Share in Millicom.

32
Based on 172,096,305 issued Common Shares in Millicom, less 840,641 Common Shares and/or SDRs held in treasury by Millicom.

Offer to Purchase for (1) the merger or consolidation of the Company with or into another company, or vice versa; (2) the sale or other transfer of all or any substantial part of the assets of the Company; or (3) a purchase of the Company’s securities that would enable the holder of such securities to exercise control of the Company.
Additionally, the Filing Parties did not consider the net book value of the Company. The net book value was not considered because the Filing Parties believe that the net book value is not a material indicator of the value of the Company as a going concern because it does not take into account the Company’s future prospects, market conditions, trends in the Company’s industry or the business risks inherent in competing with other companies in that industry. Millicom’s net book value per Share as of March 31, 2024, according to Millicom’s Form 6-K furnished to the SEC on May 8, 2024, and calculated as total assets minus total liabilities, was USD 20.38 based on 172,096,305 issued Common Shares in Millicom.
The foregoing discussion of the information and factors considered and given weight by the Filing Parties are the material factors considered by the Purchaser Group. The Filing Parties’ views as to the fairness of the Offers to the Company’s Unaffiliated Shareholders should not be construed as a recommendation to any Shareholder as to whether that Shareholder should tender such Shareholder’s Shares in the Offers.
6.
Effects of the Offers

General
Upon consummation of the Offers, holders of Shares that are purchased pursuant to the Offers will either no longer have an interest or have a reduced interest in Millicom, as the case may be, and a corresponding decreased opportunity to participate in the future earnings, profits and growth of Millicom and to vote on Millicom’s corporate matters.
As a result of the Offers, the Purchaser’s interest in Millicom’s net book value and net earnings will increase to the extent of the number of Shares we acquire. For example, according to Millicom’s Form 6-K furnished to the SEC on May 8, 2024, for the three (3)-month period ended March 31, 2024, Millicom’s net book value at March 31, 2024, calculated as total assets minus total liabilities, was approximately USD 3,508 million and net profit attributable to owners of the Company for the period was approximately USD 92 million. Assuming the Purchaser Group current ownership of 49,966,734 SDRs33 (composed entirely of SDRs) or approximately 29.1834 per cent of the outstanding Shares as of March 31, 2024, the Purchaser Group’s interest in Millicom’s net book value and net profit attributable to owners of the Company as of March 31, 2024, would have been approximately USD 1,024 million and USD 27 million, respectively. Assuming the Offers are consummated, the Purchaser Group’s interest in those items would increase to one hundred (100) per cent, and the Purchaser Group would be entitled to all other benefits resulting from its one hundred (100) per cent ownership of Millicom, including all income generated by Millicom’s operations and any future increase in Millicom’s value. Similarly, the Purchaser Group would also bear all of the risk of losses generated by Millicom’s operations and any decrease in the value of Millicom after the consummation of the Offers.
Holders whose Shares are purchased by Purchaser pursuant to the Offers will face no risk of losses that could be generated by Millicom operations and no risk of a decline in the value of Millicom after the consummation of the Offers. If you do not tender your Shares in the Offers, you will remain a holder of such Shares. After the completion of the Offers, the number of Shares remaining in public circulation may decrease, and the market for such securities may be even further reduced.
If the Offers are not completed for any reason, Purchaser will review its options, which could include (i) not taking any further action, (ii) purchasing or selling Shares in the open market or in privately negotiated transactions, (iii) making a new tender offer, (iv) seeking to negotiate any other business combination with Millicom or (v) a combination of the foregoing. If Purchaser were to pursue any of these alternatives, it might take considerably longer for the Unaffiliated Shareholders to receive any consideration for their Shares (other than through sales in the open market or otherwise) than if they had tendered their Shares in the Offers. No

33
Each SDR represents one Common Share in Millicom.

34
Based on 172,096,305 issued Common Shares in Millicom, less 840,641 Common Shares and/or SDRs held in treasury by Millicom.

assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, and such price may, subject to applicable rules and legislation, be higher or lower than or the same as the Offer Price.
Effects on Nasdaq US Listing
The Common Shares are currently quoted on Nasdaq US. However, the rules of Nasdaq US establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Common Shares from Nasdaq US. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Common Shares pursuant to the US Offer or otherwise, the Common Shares no longer meet the requirements of Nasdaq US for continued quotation and the quotation of Common Shares is discontinued, the market for Common Shares would be adversely affected. If the conditions for completion of the Offers are satisfied and the Offers are successful, Purchaser currently intends to cause the delisting of the Common Shares from Nasdaq US as promptly as practicable after the consummation of the Offers, as permitted by applicable law and the rules of Nasdaq US.
Furthermore, pursuant to the Luxembourg Takeover Law, if following the Offers, the Purchaser holds securities carrying more than ninety (90) per cent of the voting rights in Millicom, the remaining Shareholders may require that the Purchaser purchases the remaining Shares at a fair price by exercising a Takeover Sell-Out. See “The Tender Offers — Terms of the Offers — Squeeze-Out and Sell-Out.”
Effects on Nasdaq Stockholm Listing
In the event Purchaser, in connection with the Offers or otherwise, has acquired securities representing not less than ninety five (95) per cent of the capital carrying voting rights and ninety five (95) per cent of the voting rights in Millicom, Purchaser will have the right to exercise a Takeover Squeeze-Out in accordance with the Luxembourg Takeover Law. Furthermore, pursuant to the Luxembourg Takeover Law, if following the Offers, the Purchaser holds securities carrying more than ninety (90) per cent of the voting rights in Millicom, the remaining Shareholders may require that Atlas purchases the remaining Shares at a fair price by exercising a Takeover Sell-Out. In connection with a Takeover Squeeze-Out or a Takeover Sell-Out, Purchaser intends to promote delisting of the SDRs in Millicom from Nasdaq Stockholm. See “The Tender Offers — Terms of the Offers — Squeeze-Out and Sell-Out.”
Effects on Reporting Obligations and Registration under the Exchange Act
The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Millicom to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record (on a worldwide basis or in the United States), or alternatively if the average daily trading volume of the Common Shares in the United States for a recent twelve (12)-month period has been no greater than five (5) per cent of the average daily trading volume of the Common Shares on a worldwide basis for the same period. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Millicom to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Millicom, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. If the conditions for completion of the Offers are satisfied and the Offers are successful, presuming the requirements for termination of registration are met, Purchaser intends to cause Millicom to make a filing with the SEC to terminate registration of the Common Shares under Section 12(g)(4) of the Exchange Act and to suspend Millicom’s reporting obligations under Section 15(d) of the Exchange Act.
7.
Appraisal Rights; Rule 13e-3

Under Luxembourg law, appraisal rights are not recognized and you are not entitled to appraisal rights in connection with the Offers.
Because Parent is an affiliate (as defined under US federal securities laws) of Millicom, the transactions contemplated by the Offers may constitute a “going private transaction” under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Millicom and certain information relating to the fairness of the Offers and the consideration offered to the Unaffiliated Shareholders be filed with the SEC and disclosed to the Unaffiliated Shareholders. Parent has provided such information in this Offer to Purchase and combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.
8.
Transactions and Arrangements Concerning the Shares and Other Securities of Millicom

Except as set forth in Schedule II, (i) none of (a) Parent, (b) Purchaser or (c) to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule I or any associate or majority owned subsidiary of Parent, Purchaser or any of the persons so listed, beneficially owns any Common Shares or SDRs and (ii) none of (a) Parent, (b) Purchaser, (c) to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule I or any associate or majority owned subsidiary of Parent or Purchaser, and (d) any pension, profit-sharing or similar plan of Parent or Purchaser has effected any transaction in Common Shares or SDRs during the past 60 days preceding the publication of this Offer to Purchase.
To Parent and Purchaser’s knowledge, neither Millicom nor any of its directors, executive officers or affiliates has made a recommendation either in support of or opposed to the transaction and the reasons for the recommendation, other than as may be set forth in the Schedule 14D-9 to be filed by Millicom with the SEC.
Except as set forth in “Special Factors — Certain Agreements Between Parent and its Affiliates and Millicom” none of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Millicom (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth under “Special Factors — Background,” “Special Factors — Certain Agreements Between Parent and its Affiliates and Millicom” and this Section, in the past two (2) years, (i) there have been no transactions between any of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule I, on the one hand, and Millicom or any of its affiliates that are not natural persons, on the other hand, for which the aggregate value of the transaction was more than one per cent of Millicom’s consolidated revenues for the fiscal year in which the transaction occurred or the past portion of the current fiscal year (if the transaction occurred in the current fiscal year), (ii) there have been no transactions between any of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonably inquiry, any of the persons listed in Schedule I, on the one hand, and any executive officer, director or affiliate of Millicom who is a natural person, on the other hand, for which the aggregate value of the transaction, or series of similar transaction with such director, executive officer or affiliate, exceeded USD 60,000; (iii) there have been no negotiations, transactions or material contacts between any of Parent, Purchaser, their respective subsidiaries, or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule I, on the one hand, and Millicom or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Millicom’s securities, an election of Millicom’s directors or a sale or other transfer of a material amount of assets of Millicom; and (iv) to the knowledge of Parent or Purchaser after reasonable inquiry, there have been no negotiations or material contacts between (A) any affiliate of Millicom and (B) Millicom or any of its affiliates, on the one hand, and any person not affiliated with Millicom, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Millicom’s securities, an election of Millicom’s directors or a sale or other transfer of a material amount of assets of Millicom.
9.
Certain Agreements between Parent and its Affiliates and Millicom

Commercial Agreements
On February 1, 2024, Millicom and Network Solutions Factory S.A.S. (“NETSF”), an affiliate of Purchaser, which is wholly owned indirectly by NJJ Holding S.A.S., entered into a framework services agreement (the “Framework Services Agreement”) for the provision, in particular, of mobile network rollout services and network performance and optimization services by NETSF to Millicom and Millicom’s affiliates. The Framework Services Agreement has an initial duration of three (3) years and will continue thereafter unless otherwise terminated. The Framework Services Agreement may be terminated at the convenience of Millicom following the first anniversary of the agreement, subject to a prior 180-day notice to NETSF.
On May 13, 2024, Millicom and Parent entered into a consultancy and advisory agreement (the “Consultancy and Advisory Agreement”) for the provision of professional consultancy and advisory services for the benefit of Millicom and Millicom’s affiliates in relation to Millicom’s business, with effect as of May 1, 2024. The Consultancy Advisory Agreement has an initial duration of one (1) year and may be terminated at the convenience of either party at any time, subject to a prior 30-day notice to the other party.
On May 13, 2024, Millicom and IT Solutions Factory S.A.S. (“ITSF”), an affiliate of Purchaser, which is wholly owned indirectly by NJJ Holding S.A.S., entered into a software license and professional services agreement (the “Software License and Professional Services Agreement”) regarding the licensing by ITSF to Millicom of the Galaxion software and the provision of related professional support and transformation services for the benefit of Millicom, with effect as of May 1, 2024. The agreement has an initial duration of five (5) years and will continue thereafter for consecutive one (1)-year periods unless otherwise terminated. The Software License and Professional Services Agreement may be terminated at the convenience of either party following the first anniversary of the agreement, subject to a prior 60-day notice to the other party.
Between July and October 2023, Monaco Telecom International S.A.M., an entity affiliated with the Purchaser Group, entered into a series of separate International Bilateral Telecommunication Services Agreements (the “IBTS Agreements”) with Comunicaciones Celulares, Sociedad Anónima, Orbitel Servicios Internacionales S.A.S., Telecomunicaciones Digitales, S.A., Telefonía Celular de Nicaragua, Sociedad Anónima, Telefónica Celular de Bolivia, S.A., Telefónica Celular, S.A. de C.V. and Telemovil El Salvador, S.A. de C.V., respectively (collectively, the “Counterparties”). Each of the Counterparties is a subsidiary and affiliate of the Company.
The IBTS Agreements generally provide for the provision of access to each party’s facilities or equipment to provide the necessary internet capacity for the proper functioning of the interconnection on their respective sites, in relation to their wish to interconnect their respective telecommunications systems and networks to exchange international voice services between them for onward conveyance to international destinations, including international direct telecommunications services and international transit telecommunications services. The IBTS Agreements each have an initial duration of one year and will continue thereafter for subsequent one-year periods unless either party to such IBTS Agreement gives at least three (3)-months written notice of termination to the other party before the end of the then-current contractual period termination (except for the IBTS Agreements entered into with Orbitel Servicios Internacionales S.A.S., which provides for a one (1)-month prior written notice, and with Telefónica Celular, S.A. de C.V., which provides for a 60-day prior written notice). Each party shall pay the other, as the case may be, the per-minute rate by destination set forth in the applicable list of rates and destinations for the service provided by each of them, respectively.
Confidentiality Agreement
On June 5, 2024, Parent and Millicom entered into the Confidentiality Agreement to facilitate certain exploratory discussions between the parties regarding the Offers. Pursuant to the Confidentiality Agreement, Purchaser agreed, subject to certain exceptions, to keep confidential all confidential information and to not use any confidential information for any reason besides evaluating, negotiating and consummating the Offers. Purchaser’s obligations under the Confidentiality Agreement will expire two (2) years after the date of the Confidentiality Agreement, for the general provisions listed therein which, by their nature, shall survive the term of the agreement.
To Atlas’ knowledge, no material non-public or inside information has been disclosed to Atlas during the process.
10.
Interests of Certain Millicom Directors and Executive Officers in the Offers

Thomas Reynaud and Aude Durand, both affiliates of the Purchaser Group and Non-Executive Directors of the Board of Directors of Millicom, as well as Maxime Lombardini, an affiliate of the Purchaser Group and the President and Chief Operating Officer of Millicom and Non-Executive Director of the Board of Directors

of Millicom, are participating in an incentive program offered by Parent. This incentive program has also been offered to various individuals that are employees or corporate officers of Parent or its affiliates (who are not officers or directors of Millicom) and takes the form of ordinary shares of Parent granted for free under the provisions of the French Commercial Code (article L.225-197-2 1° of the Code de commerce). The shares are subject to a twelve (12)-month vesting starting from their grant date, ending on January 11, 2025, and then a twelve (12)-month holding period starting from the vesting date. In aggregate, such free shares represent 7.5 per cent of the total share capital of Parent on a fully diluted basis.
Unaffiliated Shareholders should also be aware that certain of the Company’s executive officers have arrangements, which are outlined below, that may provide them with interests that may differ from, or be in addition to, those of Unaffiliated Shareholders.
Unvested Equity Awards
Under the Plans
Pursuant to the DSP, PSP and Equity Plan and the Plan rules associated with the performance years 2022 – 2024, executive officers of the Company hold stock appreciation rights, restricted stock units and performance stock units representing rights to receive the appreciation in market value of Shares over the exercise price or Shares upon satisfaction of applicable vesting conditions. The completion of the Offers will result in a change of control of the Company. Per the terms of the awards, accelerated vesting occurs on the date of a change of control if outstanding stock appreciation rights, restricted stock units, performance stock units are not assumed, converted or replaced with substantially equivalent awards in connection with the closing of the Offers. The Shares that vest must be settled as soon as practicable and in any event within ninety (90) days after the vesting date, or if a US taxpayer, no later than March 15 of the calendar year following the year in which the vesting date occurs. In connection with completion of the Offers, Purchaser expects that all outstanding equity awards under the Plans will be assumed and continue to be subject to the same terms and conditions as were in effect immediately prior to the Offers, except as otherwise set forth below.
To the extent outstanding equity awards are assumed, converted or replaced in connection with a change of control, the Plans provide that unvested stock appreciation rights, restricted stock units and performance stock units will vest if the holder’s employment is terminated within the one-year period following a change of control by the Company as a “Good Leaver” or by such holder for “Good Reason”. Under the DSP and Equity Plan, pursuant to such a qualifying termination, the outstanding stock appreciation rights and restricted stock units will vest in full. Under the PSP and Equity Plan, outstanding performance stock units will vest with respect to a pro-rated number of Shares based on actual performance achieved through the date of the termination of employment (to the extent the performance goals continue to apply following the change of control) and the proportion of the performance period that has elapsed as of the date of such termination.
In connection with the Offers, Purchaser reserves the right to decline to assume the awards, in which case, upon completion of the Offers, outstanding restricted stock units will vest in full and outstanding performance stock units will vest with respect to a pro-rated number of Shares based on actual performance achieved through the date that the Offers are completed (the date of the change of control for purposes of the plans). See “The Tender Offers — Possible Effects of the Offers on the Market for Common Shares; Nasdaq US Listing; Nasdaq Stockholm Listing; Exchange Act Registration; Squeeze-Out and Sell-Out.”
Under the Change of Control Agreements
Certain executive officers of the Company have entered into change of control agreements with the Company (the “Change of Control Agreements”) which address the treatment of outstanding stock appreciation rights, restricted stock units and performance stock units granted under the Plans in connection with a change of control.
In connection with a change of control, the Millicom Compensation Committee will determine the number of performance stock units that may continue to vest following the change of control based on the greater of the target number of Shares granted and the number of Shares that would vest based on the actual performance level attained against applicable performance goals as of the date of the change of control.

To the extent outstanding equity awards are assumed, converted or replaced in connection with a change of control, the Change of Control Agreements provide that unvested restricted stock units and performance stock units will vest if the holder’s employment is terminated within the two-year period following a change of control by the employer without “Cause” or by such holder for “Good Reason”. Upon such a qualifying termination, the outstanding restricted stock units will vest in full, and outstanding performance stock units will vest with respect to a pro-rated number of Shares based on the greater of the target number of Shares granted and the number of Shares that would vest based on the actual performance level attained against applicable performance goals as of the date of the change of control.
If the Shares underlying the outstanding equity awards are no longer traded on an internationally recognized securities exchange (including in connection with a Takeover Squeeze-Out or a Takeover Sell-Out), or such Shares are cancelled and retired in connection with the change of control, the Change of Control Agreements provide that unvested restricted stock units and performance stock units will be converted into cash-based awards and will otherwise remain subject to the same terms and conditions as applied to such awards immediately prior to the change of control. The Millicom Compensation Committee will determine, in good faith, the amount of such cash-based awards based on the product of the value per Share received by the Shareholders in connection with the change of control and the number of Shares underlying such equity awards.
Change of Control Severance Protections
As noted above, certain executives of Millicom are party to Change of Control Agreements with the Company, which provide for severance payments and benefits in the event of certain qualifying terminations of employment following a change of control. In the event that any such executive’s employment is terminated within the two-year period following a change of control by the Company without Cause (other than due to death or disability) or by such executive for Good Reason, the executive will be eligible to receive, in addition to certain accrued benefits: (i) twelve times the executive’s monthly base salary and bonus amount, 75 per cent of which will be paid within twenty business days after the date of termination and 25 per cent of which will be paid within twenty business days after the end of the applicable non-compete term; (ii) a lump-sum payment equal to the amount the executive’s entitlement to a car allowance and other fringe benefits, if applicable, and the pro-rated participation in any pension plans maintained by the Company prior to the change of control, calculated as if the executive had been employed for an additional twelve (12) months; and (iii) a lump-sum payment equal to twelve months’ worth of premiums associated with health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, grossed up for applicable income taxes.
In addition, in the event that any such executive’s employment is terminated within the six-month period preceding a change of control by the Company without Cause (other than due to death or disability) or by such executive for Good Reason, and the executive reasonably demonstrates that the termination was at the request of a third party that had indicated an intention to effect a change of control or otherwise arose in connection with a threatened or proposed change of control, the executive will be eligible to receive the applicable payments and benefits as though the termination of employment had occurred following a change of control.
Any termination of employment pursuant to the Change of Control Agreements must be communicated by written notice of termination to the other party indicating the specific termination provision relied upon and the facts and circumstances used to support a claim of entitlement to the severance payments and benefits.
Continued Employment
In addition, the executive officers of the Company have an interest in the continued service of such officers in positions that are substantially similar to their current positions. The foregoing summaries are exclusively based on publicly available information concerning Millicom and certain due diligence materials provided by Millicom, including agreements between Millicom and affiliates of Purchaser.

THE TENDER OFFERS
1.
Terms of the Offers

General
Purchaser is offering to purchase all outstanding Shares35 in Millicom. Purchaser is offering to pay USD 24.00 per Common Share and USD 24.00 per SDR.36
In the US Offer, the Offer Price is payable net to the seller in cash, without interest, less any withholding taxes that may be applicable. In the Swedish Offer, settlement will be made in SEK and the Offer Price will be converted into SEK in connection with settlement (see “The Tender Offers — Terms of the Offers — Consideration and Payment” and “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs”).
No fraction of a Common Share or SDR will be purchased from any holder. We will not pay interest on the Offer Price for Common Shares.
Dual Offer Structure
Purchaser has commenced two tender offers: (i) the US Offer, which is open to all holders of Common Shares and (ii) the Swedish Offer, which is open to all holders of SDRs, subject to the offer restrictions included in the section “The Tender Offers — Miscellaneous — Offer Restrictions” on pages 121 – 123.
The Swedish Takeover Rules and the Swedish Securities Council’s statements and rulings regarding the interpretation and application of the Swedish Takeover Rules are applicable to the Swedish Offer. Atlas has, in accordance with the Swedish Takeovers Act, on June 30, 2024, contractually undertaken, in writing, towards Nasdaq Stockholm AB to fully comply with said rules and statements and to accept any sanctions that can be imposed by Nasdaq Stockholm AB in the event of a breach of the Swedish Takeover Rules. Atlas has on July 1, 2024, informed the SFSA about the Offers and the above-mentioned undertaking towards Nasdaq Stockholm AB.
In accordance with Rule 14d-1 under the Exchange Act, Purchaser has determined that the Offers are eligible for certain Tier II Exemptions under Rule 14d-1(d) of the Exchange Act. See the section entitled “Important Information.” Accordingly, Purchaser must permit US Holders (as defined in Rule 14d-1 of the Exchange Act) of Common Shares to participate in the transaction on terms at least as favorable as those offered in Sweden, and in accordance with the Swedish Takeover Rules, Purchaser must treat all Shareholders equally, inter alia, by offering all holders of Shares with identical terms an identical consideration per Share.
For purposes of this Offer to Purchase a “US Business Day” is any day on which US banks are open to the public, other than Saturdays and Sundays, federal holidays in the United States or other day when Nasdaq US is closed for trading; a “Business Day” is any US Business Day, as well as any day on which Swedish banks are open to the public, other than Saturdays and Sundays, public holidays in Sweden or any other day when Nasdaq Stockholm is closed for trading.
The price of USD 24.00 per SDR offered in the Swedish Offer is equivalent to the price of USD 24.00 per Common Share offered in the US Offer. In the US Offer, the Offer Price is payable net to the seller in cash, without interest, less any withholding taxes that may be applicable. In the Swedish Offer, settlement will be made in SEK and the Offer Price will be converted into SEK in connection with settlement (see “The Tender Offers — Terms of the Offers — Consideration and Payment” and “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs”).

Based on 172,096,305 issued Common Shares in Millicom, less 840,641 Common Shares and/or SDRs held in treasury by Millicom.

36
Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

Consideration and Payment
The Shareholders of Millicom are being offered USD 24.00 per Common Share and USD 24.00 per SDR,37 upon the terms and subject to the conditions set forth in this Offer to Purchase and, with respect to the US Offer, in the accompanying Letter of Transmittal.
In the US Offer, the Offer Price is payable net to the seller in cash, without interest, less any withholding taxes that may be applicable. In the Swedish Offer, settlement will be made in SEK and the Offer Price will be converted into SEK in connection with settlement (see “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs”).
Should Millicom, prior to the settlement of the Offers, distribute dividends or in any other way distribute or transfer value to its Shareholders, the Offer Price will be adjusted accordingly. In the event of either of the foregoing, Atlas reserves the right to determine whether this price adjustment mechanism or condition 7 to completion of the Offers will be invoked (see “The Tender Offers — Terms of the Offers — Conditions for Completion of the Offers”).
No Commission
No commission will be charged in respect of the settlement of Shares tendered pursuant to the Offers.
Offer Period and Right to Extend the Offers
The Offer Period will commence on July 1, 2024, and expire at one minute after 10:59 a.m. EST, or one minute after 4:59 p.m. CEST, on the Expiration Date, unless the Offer Period is extended.
The Purchaser reserves the right to extend the Offer Period, as well as to postpone the settlement date. If the Swedish Offer is extended in accordance with Swedish law, the US Offer is expected to be extended so that it will expire on the same day as, and simultaneously with, the Swedish Offer. If the US Offer is extended in accordance with US law, the Swedish Offer is expected to be extended so that it will expire on the same day as, and simultaneously with, the US Offer.
We will also extend the Offers for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of Nasdaq US. In the event of an extension, Common Shares or SDRs validly tendered into and not properly withdrawn from the Offers will remain subject to the Offers. During such extension, each holder will continue to have the right to withdraw Common Shares or SDRs previously tendered provided that the conditions for completion of the Offers remain during such an extension and that the Offers have not been declared unconditional by Purchaser (see “The Tender Offers — Withdrawal Rights” and “The Tender Offers — Terms of the Offers — Conditions for Completion of the Offers” for more details on our obligation and ability to extend the Offers). Purchaser may make available a “subsequent offering period” as such term is defined in and in accordance with Rule 14d-11 promulgated under the Exchange Act.
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should be aware that such securities intermediaries may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to submit a notice of withdrawal on your behalf, as applicable) to ensure that those instructions will be timely received by the US Tender Agent or Swedish Settlement Agent. Shareholders are responsible for determining and complying with any applicable cut-off times and dates.
If we make a material change in the terms of the US Offer, subject to applicable law, we will extend the US Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the US Offer, other than a change in price, will depend upon the facts and circumstances, including the materiality of the changes. A minimum ten (10) US Business Day period from the date of such change is generally required to allow for adequate dissemination of new information to Shareholders in connection with a change in the Offer Price. The requirement to extend the US Offer will not

37
Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

apply if the number of US Business Days remaining until the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment.
Any extension, delay, termination, waiver or amendment of the US Offer will be followed by public announcement thereof in accordance with the Tier II Exemptions. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including the Tier II Exemptions and Rule 14d-4(d) under the Exchange Act), we will make announcements regarding the Offers by issuing a press release.
If we extend the US Offer, delay our acceptance for payment of Common Shares, or we are unable to accept for payment Common Shares pursuant to the US Offer, for any reason, then, without prejudice to our rights under the US Offer, the US Tender Agent may nevertheless, on our behalf, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent that tendering Shareholders exercise withdrawal rights as described in “The Tender Offers — Withdrawal Rights” prior to 10:59 a.m. EST, or one minute after 4:59 p.m. CEST, on the Expiration Date or as otherwise required by Rule 14e-1(c) under the Exchange Act.
If, on or before 10:59 a.m. EST or 4:59 p.m. CEST, on the Expiration Date (or a later expiration date), Purchaser increases the Offer Price, such increased consideration will be paid to all Shareholders whose Shares are purchased in the Offers, whether or not such Shares were tendered before the announcement of such potential increase in consideration.
Squeeze-Out and Sell-Out
Atlas may exercise a Takeover Squeeze-Out within three months after the Expiration Date. If Atlas initiates a Takeover Squeeze-Out, Atlas may only offer consideration in cash. The CSSF shall ensure that a fair price is guaranteed. Pursuant to Article 15 paragraph 5 of the Luxembourg Takeover Law, the Offer Price of the Offers shall be presumed to be fair for a Takeover Squeeze-Out if Atlas, through acceptance of the Offers, succeeded in acquiring securities representing not less than ninety (90) per cent of the capital carrying voting rights comprised in the Offers.
The remaining Shareholders may initiate a Takeover Sell-Out within three months after the Expiration Date. The CSSF shall ensure that a fair price is guaranteed. Pursuant to Article 16 paragraph 2 of the Luxembourg Takeover Law, the Offer Price of the Offers shall be presumed to be fair for a Takeover Sell-Out if Atlas, through acceptance of the Offers, succeeded in acquiring securities representing not less than ninety (90) per cent of the capital carrying voting rights comprised in the Offers.
For more information on Takeover Squeeze-Out and Takeover Sell-Out, see “The Tender Offers — Possible Effects of the Offers on the Market for Common Shares; Nasdaq US Listing; Nasdaq Stockholm Listing; Exchange Act Registration; Squeeze-Out and Sell-Out.”
Right to Withdraw Acceptance
Shareholders have the right to withdraw their acceptance of the Offers. To be valid, such withdrawal must have been received in writing by the US Tender Agent, with respect to the US Offer, or the Swedish Settlement Agent, with respect to the Swedish Offer, pursuant to the instructions under “The Tender Offers — Withdrawal Rights” and otherwise in accordance with this Offer to Purchase and the Letter of Transmittal, the latter with respect to the US Offer. If conditions for completion of the Offers, which Purchaser has reserved the right to waive, have not been satisfied or waived and remain during an extension of the Offers, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offers.
For more information on your withdrawal rights pursuant to the Offers, see “The Tender Offers — Withdrawal Rights.”

Conditions for Completion of the Offers
The completion of the Offers is conditional upon:
1.
the Offers being accepted to such extent that Atlas becomes the owner of Shares representing ninety five (95) per cent or more of the Shares in Millicom;38

2.
no other party announcing an offer to acquire Shares on terms that are more favorable to the Shareholders than the Offers;

3.
with respect to the Offers and completion of the acquisition of Millicom, receipt of all necessary regulatory, governmental or similar clearances, approvals, decisions and other actions from authorities or similar, including from competition authorities, being obtained, in each case on terms which, in Atlas’ opinion, are acceptable;

4.
neither the Offers nor the acquisition of Millicom being rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or public authority, or any similar circumstance;

5.
no circumstances having occurred which could have a material adverse effect or could reasonably be expected to have a material adverse effect on Millicom’s financial position or operations, including Millicom’s sales, results, liquidity, equity ratio, equity or assets;

6.
no information made public by Millicom, or otherwise made available to Atlas by Millicom, being inaccurate, incomplete or misleading, and Millicom having made public all information which should have been made public; and

7.
Millicom not taking any action that is likely to impair the prerequisites for making or completing the Offers.

Atlas reserves the right to withdraw the Offers in the event that it is clear that any of the above conditions are not satisfied or cannot be satisfied. However, with regard to conditions 2 – 7 above, the Offers may only be withdrawn where the non-satisfaction of such condition is of material importance to Atlas’ acquisition of Millicom or if otherwise approved by the Swedish Securities Council.
Atlas reserves the right to waive, in whole or in part, one, several or all of the conditions 1 – 7 set out above, including, with respect to condition 1 above, to complete the Offers at a lower level of acceptance.
2.
Acceptance for Payment and Payment

Purchaser is offering USD 24.00 per Common Share in the US Offer and USD 24.00 per SDR39 in the Swedish Offer, upon the terms and subject to the conditions set forth in this Offer to Purchase and, with respect to the US Offer, the accompanying Letter of Transmittal.
In the US Offer, the Offer Price is payable net to the seller in cash, without interest, less any withholding taxes that may be applicable. In the Swedish Offer, settlement will be made in SEK and the Offer Price will be converted into SEK in connection with settlement (see “The Tender Offers — Terms of the Offers — Consideration and Payment” and “The Tender Offers — Procedures for Tendering into the Offers — Tender of SDRs”).
Under no circumstances will any interest be paid by us on the Offer Price for Common Shares tendered pursuant to the US Offer, regardless of any delay in making such payments. No fraction of a Common Share or SDR will be purchased from any holder and all payments to tendering holders of the Common Shares or SDRs pursuant to the Offers will be rounded to the nearest whole cent or rounded off to two decimal points of SEK, as applicable.
Upon the satisfaction, or to the extent legally permitted, waiver of the conditions set forth in the section “The Tender Offers — Conditions for Completion of the Offers” and for the US Offer the accompanying Letter of

Excluding 840,641 Common Shares and/or SDRs held in treasury by Millicom.

39
Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

Transmittal, Purchaser will pay for such Common Shares and SDRs as soon as possible in accordance with the Swedish Takeover Rules after the Expiration Date. Payment for Common Shares accepted for payment pursuant to the US Offer will be made only after timely receipt of the required documents by the US Tender Agent in accordance with the procedures set forth in the section “The Tender Offers — Procedures for Tendering into the Offers.”
All payments in the US Offer will be subject to any withholding taxes that may be applicable (see “The Tender Offers — Terms of the Offers — Consideration and Payment”).
In the US Offer, tendering holders of Common Shares who are holders of record of their Common Shares and who tender directly to the US Tender Agent will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Common Shares by Purchaser pursuant to the US Offer. Holders of Common Shares who hold their Common Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.
No commission will be charged in respect of the SDRs tendered pursuant to the Swedish Offer.
Common Shares
In all cases, we will pay for Common Shares validly tendered and accepted for payment pursuant to the US Offer only after timely receipt by the US Tender Agent of (i) the certificates evidencing such Common Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Common Shares into the Tender Agent’s account at DTC (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Tender Offers — Procedures for Tendering into the Offers — Tender of Common Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through ATOP, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the US Tender Agent, in each case prior to the Expiration Time. Accordingly, tendering holders of Common Shares may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Common Shares that are actually received by the US Tender Agent.
The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the US Tender Agent and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant.
For purposes of the US Offer, we will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered to Purchaser and not properly withdrawn as, if and when we give oral or written notice to the US Tender Agent of our acceptance for payment of such Common Shares pursuant to the US Offer. Upon the terms and subject to the conditions of the US Offer, payment for Common Shares accepted for payment pursuant to the US Offer will be made by deposit of the Common Share Offer Price with the US Tender Agent, which will act as agent for tendering Shareholders for the purpose of receiving payments from us and transmitting such payments to tendering Shareholders whose Common Shares have been accepted for payment. If we extend the Offers, are delayed in our acceptance of Common Shares for payment or are unable to accept Common Shares for payment pursuant to the US Offer for any reason, then, without prejudice to our rights under the Offers, the US Tender Agent may retain tendered Common Shares on our behalf, and such Common Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as described under “The Tender Offers — Withdrawal Rights.”
If any tendered Common Shares are not accepted for payment pursuant to the terms and conditions of the US Offer for any reason, or if Share Certificates are submitted evidencing more Common Shares than are tendered, electronic book-entry shares representing unpurchased Common Shares will be promptly issued, without expense to the tendering Shareholder (or, in the case of Common Shares tendered by book-entry transfer into the US Tender Agent’s account at DTC pursuant to the procedure set forth in “The Tender Offers — Procedures for Tendering into the Offers — Tender of Common Shares,” such Common Shares will be credited to an account maintained at DTC) following the Expiration Time.
3.
Procedures for Tendering into the Offers

Tender of Common Shares
Valid Tenders
In order for a holder to validly tender Common Shares pursuant to the US Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the US Tender Agent must be received by the US Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) in the case of certificated Common Shares, the Share Certificates evidencing tendered Common Shares must be received by the US Tender Agent at such address or (ii) in the case of Common Shares held in book-entry form, such Common Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the US Tender Agent, in each case prior to the Expiration Time.
Book-Entry Transfer
The US Tender Agent will establish an account with respect to the Common Shares at DTC for purposes of the US Offer. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Common Shares by causing DTC to transfer such Common Shares into the US Tender Agent’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the US Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the US Tender Agent.
No Guaranteed Delivery
We do not provide guaranteed delivery procedures. Therefore, holders of Common Shares must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m. EST, Monday through Friday. Holders must tender their Common Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the US Tender Agent after the Expiration Time will be disregarded and of no effect.
Signature Guarantees for Common Shares
No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Common Shares) of the Common Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Common Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Letter of Transmittal must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Letter of Transmittal guaranteed by an Eligible Institution as provided in instructions 5 and 6 of the Letter of Transmittal.
Notwithstanding any other provision of the US Offer, payment for Common Shares accepted for payment pursuant to the US Offer will in all cases only be made after timely receipt by the US Tender Agent of (i) certificates evidencing such Common Shares or a Book-Entry Confirmation of a book-entry transfer of such Common Shares into the US Tender Agent’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the US Tender Agent, in each case prior to the Expiration Time. Accordingly, tendering holders of Common Shares may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Common Shares that are actually received by the US Tender Agent.
THE METHOD OF DELIVERY OF THE COMMON SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER OF COMMON SHARES. DELIVERY OF THE COMMON SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE US TENDER AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF COMMON SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH COMMON SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES (IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.
Tender Constitutes Binding Agreement
The tender of Common Shares pursuant to any of the procedures described above will constitute the tendering Shareholder’s acceptance of the US Offer, as well as the tendering Shareholder’s representation and warranty that such Shareholder has the full power and authority to tender and assign the Common Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Common Shares tendered pursuant to the US Offer will constitute a binding agreement between the tendering Shareholder and us upon the terms and subject to the conditions of the US Offer.
Determination of Validity
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by the US Tender Agent, in its sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Common Shares to challenge such determination with respect to their Common Shares in a court of competent jurisdiction and any subsequent judgment of any such court. The US Tender Agent reserves the absolute right to reject any and all tenders determined not to be in proper form or the acceptance for payment of which may be unlawful. We reserve the absolute right to waive any defect or irregularity in the tender of any Common Shares of any particular Shareholders, whether or not similar defects or irregularities are waived in the case of other Shareholders. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, the Company or any of their respective affiliates or assigns, the US Tender Agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the rights of holders of Common Shares to challenge any interpretation with respect to their Common Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the US Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy
By executing the Letter of Transmittal as set forth above, the tendering Shareholder will irrevocably appoint designees of Purchaser as such Shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder’s rights with respect to the Common Shares tendered by such Shareholder and accepted for payment by Purchaser and with respect to any and all other Common Shares or other securities or rights issued or issuable in respect of such Common Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Common Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Common Shares tendered by such Shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such Shareholder with respect to such Common Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such Shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Common Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Millicom Shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Common Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Common Shares and other related securities or rights, including voting at any meeting of Shareholders of Millicom.
Representations and Agreements with Respect to Tenders of Common Shares
Each holder of the Common Shares, by tendering its securities into the US Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:
•
that it has the full power and authority to tender and assign the Common Shares tendered, and that our acceptance for payment of the Common Shares tendered pursuant to the US Offer will constitute a binding agreement containing the terms and conditions of the Offers, as between us and the tendering holder;

•
that the tendering of its Common Shares, and the execution of the Letter of Transmittal shall constitute: (i) an acceptance of the US Offer in respect of the number of Common Shares identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Common Shares and (iii) an acknowledgment that each such holder’s acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn such acceptance;

•
that the Common Shares in respect to which the US Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights attaching thereto, including voting rights and the right to all dividends or other distributions having a record date after such Common Shares have been accepted for purchase in accordance herewith;

•
that the tendering of its Common Shares, and the execution of the Letter of Transmittal constitutes the irrevocable appointment of designees of Purchaser as such holder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such holder’s rights with respect to the Common Shares tendered by such holder and accepted for purchase by Purchaser and with respect to any and all other Common Shares or other securities or rights issued or issuable in respect of such Common Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Common Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Common Shares tendered by such holder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such Common Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Common Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Millicom’s Shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Common Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Common Shares and other related securities or rights, including voting at any meeting of Millicom’s Shareholders;
•
that the tendering of its Common Shares, and the execution of the Letter of Transmittal, constitutes, subject to the tendering holder of the Common Shares not having withdrawn its tender, an irrevocable authority and request (i) to Millicom and its directors, officers and agents, to cause the registration of the transfer of the Common Shares pursuant to the US Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees and (ii) to us or our agents, to act upon any instructions with regard to notices and payments that have been recorded in the records of Millicom regarding such holder’s Common Shares;

•
that this “The Tender Offers — Procedures for Tendering into the Offers — Representations and Agreements With Respect to Tenders of Common Shares” section shall be incorporated in and form part of the Letter of Transmittal; and

•
that it agrees to ratify each and every act or thing which may be done or effected by us, Parent or any of our directors or agents, or Millicom or its agents, as applicable, in the proper exercise of the power and authorities of any such person.

DO NOT DELIVER ANY DOCUMENTS TO MILLICOM, PARENT, PURCHASER, THE INFORMATION AGENT OR THE SDR DEPOSITARY. DELIVERY OF THE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO PARENT, PURCHASER, THE INFORMATION AGENT OR THE SDR DEPOSITARY DOES NOT CONSTITUTE A VALID TENDER.
Tender of SDRs
Holders of SDRs whose SDRs in Millicom are directly registered with Euroclear and who wish to accept the Swedish Offer shall, during the period from July 1, 2024, up to and including August 16, 2024, one minute after 4:59 p.m. CEST, sign and submit a duly completed SDR Acceptance Form to Handelsbanken Issue Department to;
Handelsbanken
Offerings & Issue Services
SE-106 70 Stockholm
Sweden
or by email to;
submit@handelsbanken.se
The SDR Acceptance Form must be sent in ample time before the last day of the Offer Period so that it may be received by Handelsbanken Issue Department no later than one minute after 4:59 p.m. CEST on August 16, 2024.
The securities account (Sw. VP-konto) and the current number of SDRs held in Millicom are pre-printed on the SDR Acceptance Form which will be sent out to holders of SDRs in Millicom who are directly registered as of July 1, 2024.
Holders of SDRs should verify that the pre-printed information on the SDR Acceptance Form is correct.

Note that SDR Acceptance Forms which are incomplete or incorrectly completed may be disregarded.
Pledged SDRs
If SDRs in Millicom are pledged in the Euroclear system, both the holder of SDRs and the pledgee must sign the SDR Acceptance Form and confirm that the pledge will be terminated should the Offers be completed.
Offer to Purchase
This Offer to Purchase will be available as applicable on the following websites:
•
Atlas (www.atlas-investissement.com/en/offers); and

•
SFSA (Sw. Finansinspektionen) (www.finansinspektionen.se).

Confirmation of Acceptance and Transfer of SDRs in Millicom to Blocked Securities Accounts
After Handelsbanken Issue Department has received and registered an SDR Acceptance Form which has been duly completed, the SDRs will be transferred to a new blocked securities account (Sw. apportkonto), which has been opened for each holder of SDRs. In connection hereto, Euroclear will send a notification (“VP-notice”) showing the number of SDRs that have been removed from the original securities account and a VP-notice showing the number of SDRs that have been entered in the newly opened blocked securities account.
Nominee-Registered Holdings of SDRs
Holders of SDRs whose holdings are registered in the name of a nominee, i.e., a bank or other nominee, will not receive a pre-printed SDR Acceptance Form. Acceptances must be made in accordance with instructions received by the nominee. If you hold your SDRs through a broker, dealer, commercial bank, trust company or other nominee you should be aware that such securities intermediaries may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to submit a notice of withdrawal on your behalf, as applicable) to ensure that those instructions will be timely received by the Swedish Settlement Agent. Holders of SDRs are responsible for determining and complying with any applicable cut-off times and dates.
The settlement will be provided for in accordance with the nominee’s routines respectively.
Settlement in the Swedish Offer
Settlement will be initiated as soon as Purchaser announces that the conditions for completion of the Offers have been fulfilled or if Purchaser has otherwise decided to complete the Offers. Provided that such announcement takes place no later than August 19, 2024, settlement for SDRs is expected to be initiated on or around August 29, 2024. The conversion of USD to SEK will be made in connection with the Purchaser making the consideration available to the Swedish Settlement Agent (expected around three business days following an announcement that the Purchaser declares the Offers unconditional and will complete the Offers), by the Swedish Settlement Agent at the prevailing market rates. The conversion may be affected by the availability of currency and the amount of SEK to be settled. This further means that the conversion may need to take place over more than one (1) day.
Settlement will be effected by distribution of a contract note to those directly registered holder of SDRs who have accepted the Swedish Offer. If the holding is registered in the name of a nominee, settlement will be provided for by the nominee.
The settlement amount in respect of the SDRs will be paid to the yield account which is connected to the holder’s securities account. Settlement for holders who do not have a yield account connected to their securities account or whose yield account is incorrect the payment may be delayed. In connection with the settlement, the SDRs will be removed from the blocked securities account which will then be terminated. No VP-notice evidencing the removal from the blocked securities account will be sent.

Note that, even if the SDRs are pledged, payment will be made to the yield account which is connected to the holder’s securities account.
Settlement Price in SEK
For holders of SDRs the Offer Price is determined in USD, however the settlement will be made in SEK and the Offer Price will be set, based on the obtained USD/SEK exchange rate, as close to the settlement date as the Purchaser is able. The conversion of USD to SEK will be made in connection with the Purchaser making the consideration available to the Swedish Settlement Agent (expected around three business days following an announcement that the Purchaser declares the Offers unconditional and will complete the Offers), by the Swedish Settlement Agent at the prevailing market rates. The conversion may be affected by the availability of currency and the amount of SEK to be settled. This further means that the conversion may need to take place over more than one (1) day.
Important Information Regarding LEI and NID at Acceptance
According to Directive 2014/65/EU of the European Parliament and of the Council (MiFID II) and as of 3 January 2018, all investors must have a global identification code in order to conduct a securities transaction. These requirements require legal entities to apply for registration of a LEI code (Legal Entity Identifier code) and natural persons need to find their National ID or NID number (National Client Identifier number) in order to accept the Swedish Offer. Please note that it is the Shareholder’s legal status that determines whether a LEI code or NID number is required, and that an issuing agent may be prevented from performing the transaction on behalf of the person in question if a LEI code or NID number (as applicable) is not provided.
Legal persons who need to obtain a LEI code may contact one of the suppliers available on the market. Through this website approved institutions for the global LEI system can be found: www.gleif.org/en/about-lei/how-to-get-an-lei-find-lei-issuing-organizations.
For natural persons who only have Swedish citizenship, the NID number consists of the designation “SE” followed by the person’s social security number. If the person in question has a citizenship other than Swedish, or multiple citizenships, the NID number may be any other type of number.
Shareholders in Millicom who wish to participate in the Swedish Offer should apply for registration of a LEI code (legal persons) or find out the NID number (natural persons with citizenship other than Swedish, or multiple citizenships) well in advance since this information is required in the SDR Acceptance Form upon acceptance of the Swedish Offer.
Other Information
Handelsbanken Issue Department acts as settlement agent in relation to the Swedish Offer for the SDRs, which means that it performs certain administrative services relating to the Swedish Offer. This does not mean that a person who accepts the Swedish Offer (the “Participant”) will be automatically regarded as a customer of Handelsbanken. This means, inter alia, that neither customer categorization nor the appropriateness test will be performed with respect to the Swedish Offer. Each Participant is therefore responsible for ensuring that it has sufficient experience and knowledge to understand the risks associated with the Swedish Offer.
Information about Processing of Personal Data
Svenska Handelsbanken AB (publ) is the party responsible (data controller) for processing the personal data that holders of SDRs provide on their SDR Acceptance Forms or that is otherwise registered in connection with the Swedish Offer. Detailed information of Svenska Handelsbanken AB (publ)’s processing of personal data and holders’ rights in connection with this process is available at www.handelsbanken.se.
Questions About the Swedish Offer
For questions regarding the administration of the Swedish Offer, please contact Handelsbanken Issue Department at issuedept@handelsbanken.se or, if holdings are registered with a nominee, please contact the nominee.

Information about the Offers is also available on Atlas’ website (www.atlas-investissement.com/en/offers).
4.
Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offers are irrevocable. Shares tendered pursuant to the Offers may be withdrawn at any time prior to the Expiration Time; provided that, exclusively in connection with the Swedish Offer, Purchaser has not announced that the conditions for completion of the Offers have been fulfilled.
Common Shares
For a withdrawal of Common Shares to be effective, the US Tender Agent must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Common Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offers — Procedures for Tendering into the Offers — Tender of Common Shares” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Common Shares. If Share Certificates representing the Common Shares to be withdrawn have been delivered or otherwise identified to the US Tender Agent, then, prior to the return of such Common Shares in electronic book-entry form, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the US Tender Agent.
Withdrawals of tenders of Common Shares may not be rescinded and any Common Shares properly withdrawn will be deemed not validly tendered for purposes of the US Offer. Withdrawn Common Shares may, however, be retendered by following one of the procedures for tendering Shares described in “The Tender Offers — Procedures for Tendering into the Offers” at any time prior to the Expiration Time.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Common Shares to challenge such determination with respect to their Common Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Common Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Millicom or any of their respective affiliates or assigns, the US Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
If Purchaser extends the US Offer, delays its acceptance for payment of Common Shares, or is unable to accept for payment Common Shares pursuant to the US Offer, for any reason, then, without prejudice to Purchaser’s rights under the US Offer, the US Tender Agent may nevertheless, on Purchaser’s behalf, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent that tendering Shareholders exercise withdrawal rights as described in this Section 4.
If conditions for completion of the Offers remain during an extension of the Offers, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offers.
SDRs
If you have tendered SDRs, you must properly complete and duly execute a notice of withdrawal for such SDRs, and such withdrawal must have been received in writing by the Swedish Settlement Agent in a timely manner prior to the Expiration Time. If conditions for completion of the Offers remain during an extension of the Offers, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offers. If you tendered SDRs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your SDRs in a timely manner prior to the Expiration Time.

5.
Tax Considerations

US Federal Income Tax Considerations
The following is a summary of US federal income tax considerations generally applicable to US Holders (as defined below) with respect to the sale of Common Shares or SDRs pursuant to the Offers. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this Offer to Purchase and all of which are subject to change or to differing interpretations, possibly with retroactive effect. No assurance can be given that the US Internal Revenue Service (the “IRS”) will agree with the tax consequences described in this summary, or that a court will not sustain any challenge by the IRS.
This summary is limited to US Holders of Common Shares or SDRs that hold such securities as capital assets within the meaning of the Code (generally, for investment purposes), and does not address all of the potential US federal income tax considerations that may be applicable to a particular beneficial owner of Common Shares or SDRs in light of its particular circumstances, including holders of Common Shares or SDRs received in connection with the exercise of employee stock options, the performance of services, or otherwise as compensation, and holders who hold an equity interest, actually or constructively, in Parent or Purchaser after the Offers. This summary also does not address all of the potential US federal income tax considerations that may be applicable to certain categories of beneficial owners subject to special tax rules, such as banks and other financial institutions, thrift institutions, insurance companies, regulated investment companies, real estate investment trusts, personal holding companies, tax-exempt entities, dealers or traders in securities or currencies, taxpayers that utilize the mark-to-market method of accounting, accrual method taxpayers subject to special tax accounting rules as a result of their use of certain financial statements, US Holders whose functional currency for tax purposes is not the U.S. dollar, S corporations, entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes and investors therein, persons subject to the alternative minimum tax, individual retirement and other tax-deferred accounts, US expatriates, and persons that hold Common Shares or SDRs as part of a hedge, conversion transaction, straddle, integrated or other risk reduction transaction. This summary does not address US federal estate and gift tax consequences, the Medicare tax on net investment income, or consequences under the tax laws of any US state, local or non-US jurisdiction.
ALL US HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF A SALE OF COMMON SHARES OR SDRS PURSUANT TO THE OFFERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS, NON-U.S. TAX LAWS OR INCOME TAX TREATIES.
For purposes of this summary, a “US Holder” is a beneficial owner of Common Shares or SDRs that is, for US federal income tax purposes:
•
a citizen or individual resident of the United States;

•
a corporation (or entity or arrangement treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for US federal income tax purposes regardless of its source; or

•
a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more US persons have the authority to control all of its substantial decisions, or (2) that has a valid election in effect to be treated as a US person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for US federal income tax purposes) holds Common Shares or SDRs, the US federal income tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Partners in such a partnership should consult their tax advisors regarding the tax considerations applicable to them of the partnership’s sale of securities pursuant to the Offers.

Sale of Common Shares or SDRs Pursuant to the Offers
The receipt of cash by a US Holder in exchange for Common Shares or SDRs pursuant to the Offers will be a taxable transaction for US federal income tax purposes. In general, such US Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the US Holder’s adjusted tax basis in the Common Shares or SDRs tendered. Gain or loss will be determined separately for each block of Common Shares or SDRs (that is, Common Shares or SDRs acquired at the same cost in a single transaction).
Subject to the discussion of the passive foreign investment company (or “PFIC”) rules below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such US Holder’s holding period in its Common Shares or SDRs is more than one year at the time of the sale of such securities pursuant to the Offers. In general, long-term capital gains of a non-corporate US Holder (including an individual US Holder) are eligible for reduced rates of US federal income tax. The deductibility of capital losses is subject to limitations.
Any gain or loss recognized by a US Holder on the sale of Common Shares or SDRs pursuant to the Offers will generally be treated as from sources within the United States for purposes of computing the foreign tax credit allowable to a US Holder. Consequently, a US Holder may not be able to claim a credit for any non-US tax imposed on such sale unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.
PFIC Status of the Company
The Company disclosed in its previously filed annual reports on Form 20-F that it believes, subject to the respective discussions therein, that it was not a PFIC for its taxable years ended December 31, 2023, and December 31, 2022. In general, the test for determining whether the Company is or has been a PFIC is applied annually and is based upon the composition of the Company’s and certain of its affiliates’ income and assets for such taxable year. If the Company were treated as a PFIC in the current taxable year or in any prior taxable year in which a tendering US Holder has held its Common Shares or SDRs, then such US Holder would generally be subject to adverse US federal income tax consequences with respect to gain recognized on any sale or exchange of such securities, including any sale pursuant to the Offers, although such adverse US federal income tax consequences could potentially be mitigated if such US Holder has in effect certain elections with respect its Common Shares or SDRs.
Material Swedish Tax Consequences
The following is a summary of certain Swedish tax consequences that may arise for private individuals and Swedish limited liability companies (Sw. aktiebolag) as part of the Offers. The summary is based on current Swedish tax legislation and is intended only as general information for Shareholders who are resident in Sweden for tax purposes, unless otherwise indicated. The summary is not intended to address comprehensively all tax consequences that may occur from the Offers. For instance, the summary does not address the specific rules that apply to shares that constitutes so-called qualified shares in accordance with the specific rules for Shareholders in a closely held company (Sw. fåmansföretag), or to shares that have been acquired by means of such shares. Also, the summary does not deal with the specific rules for tax-exempt capital gains (including non-deductible capital losses) and dividends which applies if the Shareholder holds shares in the company under the Swedish participation exemption regime (Sw. näringsbetingade andelar). Nor does the summary address foreign companies conducting business from a permanent establishment in Sweden, the rules that apply where shares are held by limited partnerships or partnerships, shares held as current assets (i.e., stock) in business operations or shares held in an investment savings account (Sw. investeringssparkonto) or endowment insurance (Sw. kapitalförsäkring). Special tax consequences not described below may also arise for other categories of Shareholders, such as investment companies, mutual funds, banks, insurance companies, brokers and other financial traders holding shares as trading assets. Each Shareholder is therefore recommended to consult their own tax advisors with respect to the tax consequences that may arise from the Offers in their individual case, including the applicability and effect of foreign tax legislation and provisions in double tax treaties.

General Information
Shareholders who accept the Offers and dispose their shares should generally be subject to capital gains taxation. The capital gain or capital loss is calculated as the difference between the sales proceeds, after deducting sales costs, and the acquisition cost for tax purposes. The acquisition cost is determined by applying the average cost method (Sw. genomsnittsmetoden). This means that the acquisition cost for all shares of the same type and class are aggregated and calculated jointly. For listed shares (such as Millicom’s shares) the acquisition cost may, alternatively, be determined by applying the standard method (Sw. schablonmetoden) where the acquisition cost may be determined at 20 per cent of the sales proceeds after deducting sales costs. SDRs are taxed as the underlying shares, in relation to e.g., dividends and capital gains or capital losses.
Private individuals
For private individuals’ resident in Sweden for tax purposes a capital income, such as interest income, dividends, and capital gains on listed shares will be subject to capital income taxation at a tax rate of 30 per cent. For the calculation of capital gains and capital losses, see the section “General Information” above.
Capital losses on listed shares can be fully deductible against taxable capital gains that arise in the same income year on shares and other listed securities that are taxed as shares (but not shares in mutual funds or special funds that contain only Swedish receivables, so-called fixed income funds). For capital losses on listed shares that have not been offset against capital gains, 70 per cent of the loss may be deducted against other income from capital.
In case of a net capital loss, such loss may be used as a reduction against municipal and state income tax on income from employment and business income, as well as state property tax and municipal property charge. Such tax reduction is granted with 30 per cent of the net capital loss not exceeding SEK 100,000 and 21 per cent of any remaining part. An excess net loss may not be carried forward to later income years.
Swedish limited liability companies
For Swedish limited liability companies’ resident in Sweden for tax purposes all income, including taxable capital gains and dividends on listed shares is taxed as income from business operations at a tax rate of 20.6 per cent. For the calculation of capital gains and capital losses, see the section “General Information” above.
A deductible capital loss can only be offset against taxable gains on shares or other securities that are taxed as shares. Such capital losses may however, if certain circumstances are met, also be offset against taxable capital gains on shares and other securities that are taxed as shares in another company within the same group; provided that the companies are able to exchange group contributions and both companies request it for an income year that have the same time for declaring taxes (or would have had it if none of the companies’ requirement to maintain accounting records ceases).
Capital losses which have not been utilized in a certain income year, can be carried forward in the company incurring the loss and be used to offset against taxable capital gains on shares or other securities that are taxed as shares in the subsequent income years without any limitation in time.
Shareholders not resident in Sweden for tax purposes
Shareholders not resident in Sweden for tax purposes are normally not subject to capital income taxation in Sweden on the disposal of shares. These Shareholders may nonetheless be subject to tax in their state of residence.
According to a specific rule, private individuals not resident in Sweden for tax purposes may be subject to tax in Sweden for capital gains if the person during the year of disposal, or ten calendar years preceding the year of the disposal, has been domiciled or have had his habitual abode permanently in Sweden. However, the applicability of this rule is often limited by double tax treaties concluded by Sweden and other countries.
There is no Swedish withholding tax on capital gains resulting from the Offers.

Material Luxembourg Tax Consequences
The following is a summary of certain Luxembourg tax consequences that may arise from the Offers. The summary is based on the Luxembourg tax law and tax regulations currently in effect and as currently interpreted by the Luxembourg tax authorities. These laws and interpretations are subject to change, including retroactively. The summary is not intended to deal comprehensively with all tax consequences that may occur in this context. Shareholders should consult their own professional advisors as to the particular consequences of the Offers, including the application and effect of any federal, state or local taxes under the tax laws of Luxembourg and their countries of citizenship, residence, domicile or incorporation.
Non-resident Shareholders
Non-resident Shareholders that have neither a permanent establishment nor a permanent representative in Luxembourg to which or to whom the Shares are attributable are generally not liable to any income tax in Luxembourg in respect of the Shares.
However, non-resident Shareholders may be subject to Luxembourg income tax on capital gains in case they hold a substantial participation in Millicom (i.e., more than ten (10) per cent of the issued Shares, alone or together with certain close relatives, at any time during the five-year period preceding the sale) and the sale takes place within six (6) months after acquisition or in the case of a sale after six (6) months or more, they have been a Luxembourg resident taxpayer for more than fifteen (15) years and have become a non-Luxembourg taxpayer less than five (5) years before the sale takes place. Nevertheless, reference should be made to the relevant double tax treaties concluded by Luxembourg, if any, to determine which state (residency state or Luxembourg) has the right to tax the capital gains.
Non-resident corporate Shareholders that have a permanent establishment or a permanent representative in Luxembourg to which or to whom the Shares are attributable, must include any gains realised on the sale in their taxable income for Luxembourg income tax assessment purposes. The same inclusion applies to individual Shareholders, acting in the course of the management of a professional or business undertaking, who have a permanent establishment or a permanent representative in Luxembourg to which or to whom the Shares are attributable.
Taxable gains are determined as the difference between the sale price and the lower of the cost or book value of the shares sold.
Individual resident Shareholders
Capital gains realised on the disposal of Shares by an individual resident Shareholder, acting in the course of the management of his/her private wealth, are not subject to personal income tax, unless said capital gains qualify as speculative gains or gains on a substantial participation.
Capital gains are deemed to be speculative and are thus subject to personal income tax at ordinary rates if the shares are disposed of within six (6) months of their acquisition or if their disposal precedes their acquisition.
A participation is deemed to be substantial where an individual resident Shareholder holds or has held, alone or together with his/her spouse or partner and/or minor children, directly or indirectly at any time within the five (5) years preceding the disposal, more than ten (10) per cent of the share capital of Millicom. An individual resident Shareholder is also deemed to sell a substantial participation if he/she has acquired free of charge, within the five (5) years preceding the transfer, a participation which constituted a substantial participation in the hands of the alienator (or the alienators in the case of successive transfers free of charge within the same five-year period).
Capital gains realised on a substantial participation more than six (6) months after the acquisition thereof are taxed according to the half-global rate method (i.e., the average rate applicable to the total income is calculated according to the progressive income tax rates and half of the average rate is applied to the capital gains realised on the substantial participation).
Capital gains realised on the disposal of Shares by an individual resident Shareholder, acting in the course of the management of his/her professional/business activity, are subject to personal income tax at ordinary rates.

Taxable gains are determined as the difference between the sale price and the lower of the cost or book value of the shares sold.
Corporate resident Shareholders
Capital gains realised on the disposal of Shares by fully taxable corporate resident Shareholders are subject to corporate income tax (CIT) and municipal business tax (MBT) at ordinary rates, unless the conditions of the participation exemption regime, as described below, are satisfied. Under the participation exemption regime, capital gains realised on the Shares may be exempt from CIT and MBT at the level of the corporate resident Shareholder (subject to recapture rules) if at the time the capital gain is realised, the Shareholder has held for an uninterrupted period of at least twelve (12) months Shares representing either (a) a direct participation of at least 10 per cent in the share capital of Millicom or (b) a direct participation in Millicom with an acquisition price of at least EUR 6 million. Taxable gains are determined as the difference between the sale price and the lower of the cost or book value of the shares sold or redeemed.
Corporate resident Shareholders which benefit from a special tax regime, such as (i) specialised investment funds subject to the amended law of 13 February 2007, (ii) family wealth management companies subject to the amended law of 11 May 2007, (iii) undertakings for collective investment subject to the amended law of 17 December 2010, or (iv) reserved alternative investment funds treated as specialised investment funds for Luxembourg tax purposes and subject to the amended law of 23 July 2016, are exempt from income taxes in Luxembourg and profits derived from the Shares are thus not subject to Luxembourg income taxes.
Other taxes
The disposal of Shares is not subject to any Luxembourg registration tax or stamp duty, unless it is recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg, in which case a EUR 12 fixed registration duty will apply.
6.
Price Range of Common Shares and SDRs

The Common Shares are listed and traded on Nasdaq US under the symbol “TIGO.” The Common Shares in the form of SDRs are listed and traded on Nasdaq Stockholm under the symbol “TIGO SDB.” Nasdaq Stockholm is the principal trading market for Millicom. The following table sets forth, for the periods indicated, the intraday high and low trading prices per Common Share and SDR on Nasdaq US and Nasdaq Stockholm, respectively, as reported by published financial sources:
	High	Low	High	Low
	$		SEK
Fiscal Year Ended December 31, 2022
Third Quarter	16.10	11.33	167.30	125.85
Fourth Quarter	14.28	10.22	146.50	109.15
Fiscal Year Ended December 31, 2023
First Quarter	21.15	12.91	221.70	132.65
Second Quarter	20.12	14.57	206.90	156.60
Third Quarter	17.19	15.01	182.25	160.10
Fourth Quarter	18.38	14.46	186.45	161.00
Fiscal Year Ending December 31, 2024
First Quarter	20.67	15.55	219.40	159.9
Second Quarter	25.60	19.50	287.80	213.20
On June 28, 2024, the last full trading day prior to the commencement of the Offers, the closing sale price for Common Shares and SDRs reported on Nasdaq US and Nasdaq Stockholm was USD 24.55 per Common Share and SEK 258.00 per SDR, respectively. All Shareholders are urged to obtain current market quotations for the Common Shares and SDRs before deciding whether to tender their Shares.

7.
Possible Effects of the Offers on the Market for Common Shares; Nasdaq US Listing; Nasdaq Stockholm Listing; Exchange Act Registration; Squeeze-Out and Sell-Out

Possible Effects of the Offers on the Market for Common Shares
If the conditions for completion of the Offers are satisfied and the Offers are successful, Millicom may no longer be eligible to maintain a listing with Nasdaq US. The delisting of the Common Shares or the absence of an active trading market for Common Shares could reduce the liquidity and market value of the Common Shares.
Upon the consummation of the Offers, the number of Common Shares that are publicly held may be so small that the liquidity of the Common Shares may be significantly reduced, there may no longer be an active trading market for Common Shares and the market value of the Common Shares may be significantly reduced. The extent of the public market for the Common Shares and the availability of price quotations would depend upon factors such as, among others:
•
the number of holders of Common Shares and the number of Common Shares in public ownership;

•
the aggregate market value of the Common Shares and SDRs in public ownership;

•
the trading volume of the remaining Common Shares on Nasdaq US;

•
whether securities firms remain interested in maintaining a market in Common Shares or providing research on Millicom;

•
the intended delisting of the Common Shares from Nasdaq US;

•
the intended suspension of Millicom’s disclosure and reporting obligations and further duties to provide information under applicable securities laws and/or listing rules as a result of a possible delisting; and

•
the intended termination of registration of Common Shares under the Exchange Act.

Nasdaq US Listing
The Common Shares are currently quoted on Nasdaq US. However, the rules of Nasdaq US establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Common Shares from Nasdaq US. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Common Shares pursuant to the US Offer or otherwise, the Common Shares no longer meet the requirements of Nasdaq US for continued quotation and the quotation of Common Shares is discontinued, the market for Common Shares would be adversely affected. If the conditions for completion of the Offers are satisfied and the Offers are successful, Purchaser currently intends to cause the delisting of the Common Shares from Nasdaq US as promptly as practicable after the consummation of the Offers, as permitted by applicable law and the rules of Nasdaq US. Furthermore, pursuant to the Luxembourg Takeover Law, if following the Offers, the Purchaser holds securities carrying more than ninety (90) per cent of the voting rights in Millicom, the remaining Shareholders may require that the Purchaser purchases the remaining Shares at a fair price by exercising a Takeover Sell-Out. See “The Tender Offers — Terms of the Offers — Squeeze-Out and Sell-Out.”
Nasdaq Stockholm Listing
In the event Purchaser, in connection with the Offers or otherwise, has acquired securities representing not less than ninety five (95) per cent of the capital carrying voting rights and ninety-five (95) per cent of the voting rights in Millicom, Purchaser will have the right to exercise a Takeover Squeeze-Out in accordance with the Luxembourg Takeover Law. Furthermore, pursuant to the Luxembourg Takeover Law, if following the Offers, the Purchaser holds securities carrying more than ninety (90) per cent of the voting rights in Millicom, the remaining Shareholders may require that Atlas purchases the remaining Shares at a fair price by exercising a Takeover Sell-Out. In connection with a Takeover Squeeze-Out or a Takeover Sell-Out, Purchaser intends to promote delisting of the SDRs in Millicom from Nasdaq Stockholm. See “The Tender Offers — Terms of the Offers — Squeeze-Out and Sell-Out.”

Reporting Obligations and Registration under the Exchange Act
The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Millicom to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record (on a worldwide basis or in the United States), or alternatively if the average daily trading volume of the Common Shares in the United States for a recent 12-month period has been no greater than five (5) per cent of the average daily trading volume of the Common Shares on a worldwide basis for the same period. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Millicom to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Millicom, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. If the conditions for completion of the Offers are satisfied and the Offers are successful, presuming the requirements for termination of registration are met, Purchaser intends to cause Millicom to make a filing with the SEC to terminate registration of the Common Shares under Section 12(g)(4) of the Exchange Act and to suspend Millicom’s reporting obligations under Section 15(d) of the Exchange Act.
Margin Regulations
The Common Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Common Shares as collateral. Depending upon factors similar to those described above regarding the market for the Common Shares and stock quotations, it is possible that, following the Offers, the Common Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Squeeze-Out and Sell-Out
Please see under “The Tender Offers — Terms of the Offers — Squeeze-Out and Sell-Out” above.
8.
Certain Information Concerning Millicom

The information concerning Millicom contained in this section of the Offer to Purchase has been prepared by Atlas and has not been reviewed by the Independent Bid Committee. The information has been taken from, or is based upon, publicly available documents and records on file with the SEC and other public sources, including publicly available information from Millicom’s website, the annual report for the financial year 2023, Millcom’s annual report on Form 20-F for the financial year 2023, the interim report for the period January 1, 2024 – March 31, 2024 and the prospectus regarding admission to trading of Millcom’s SEK 2.25 billion senior unsecured floating rate sustainability notes due 2027. The summary information set forth below is qualified in its entirety by reference to these documents and records. We have not independently verified the accuracy or completeness of the information contained in such documents.
General
Business Overview
Millicom was formed on December 14, 1990, when Industriförvaltnings AB Kinnevik and Millicom Incorporated contributed their respective interests in international cellular joint ventures to form the Millicom group. Today Millicom is one of the leading providers of cable and mobile services dedicated to Latin America. Through its main brands Tigo and Tigo Business, Millicom provides a wide range of digital services in nine countries in Latin America, including, high-speed data, cable TV and direct-to-home satellite TV (“DTH” and when referred to DTH together with cable tv, “pay-TV”), mobile voice, mobile data, SMS, MFS, fixed voice, and business solutions including value-added services (“VAS”). Millicom provides its services on both a business-to-consumer (“B2C”) and a business-to-business (“B2B”) basis and have used the Tigo brand in all its markets since 2004.
Millicom provides both mobile and cable services in eight countries — Bolivia, Colombia, El Salvador, Guatemala, Honduras, Nicaragua, Panama and Paraguay. In addition, Millicom provides cable services in Costa Rica.

Millicom conducts its operations through local holding and operating entities in various countries, which are either Millicom’s subsidiaries (in which Millicom is the sole shareholder or the controlling shareholder) or joint ventures with local partners.
As of March 31, 2024, Millicom had approximately 15,500 employees and provided mobile and fiber-cable services through its digital highways to more than 45 million customers, with a fiber-cable footprint over 13 million homes passed.
Services
Millicom’s services are organized under two principal categories: (i) Mobile and (ii) Fixed and other services, which are further described below. In addition, Millicom sells telephone and other equipment, comprised mostly of mobile handsets. The Company markets these services through a variety of channels, including owned and third-party retail outlets, direct sales, digital and internet advertising, television, and billboards, among others.
Mobile
Millicom provides mobile services, including mobile data, mobile voice, SMS and MFS, to consumers, businesses, and government customers. Mobile is the largest part of Millicom’s business and generated 57 per cent of Millicom’s consolidated service revenue for the financial year ended December 31, 2023.
Mobile Data, Mobile Voice and SMS
Millicom provides its mobile data, mobile voice and SMS services through 2G, 3G and 4G networks in all its mobile markets and has offered 5G in Guatemala since 2022. Millicom provides its mobile data, mobile voice and SMS services on both prepaid and postpaid basis. In prepaid, customers pay for service in advance through the purchase of limited-duration data packages, and they do not sign service contracts. Among various options that Millicom’s customers can choose from, Millicom offer packages that typically begin with a data allowance, and include a combination of voice minutes and SMS, with expiration dates varying in length from one or more days, up to a few weeks or months. In postpaid, customers pay recurring monthly fees for the right to consume up to a predetermined maximum amount of monthly data, voice usage and SMS.
MFS
Millicom provides a broad range of mobile financial services (“MFS”) such as payments, money transfers, international remittances, savings, real-time loans and micro-insurance for critical needs through Millicom’s MFS App, Tigo Money. Tigo Money allows customers to send and receive money, without the need for a bank account. As of December 31, 2023, Millicom provided MFS to 4 million Tigo and non-Tigo customers.
In 2022, Millicom began the process of separating its Tigo Money business from its core telecommunications service operations in order to facilitate the development of new financial and strategic partnerships aimed at accelerating Tigo Money’s growth and enhancing its value creation potential. As of year-end 2023, the separation process was well advanced.
Fixed and Other Service Revenue
Millicom provides fixed services, including broadband, fixed voice and pay-TV, to residential (Home) consumers and to government and business (B2B) customers. Fixed and other service revenue generated 42 per cent of the consolidated service revenue for the year ended December 31, 2023.
Home
Millicom’s fixed-service residential customers (a “customer relationship”) generate revenue for Millicom by purchasing one or more of Millicom’s three fixed services, pay-TV, fixed broadband and fixed telephony. Each service that a customer purchases is referred to as a revenue generating unit (“RGU”), such that a single customer relationship can have up to three RGUs in countries where Millicom is permitted to sell all three services. The Home services are mainly provided through Millicom’s HFC and FTTH networks, but Millicom also offers pay-TV through its DTH platform. In some markets, the Company also provides broadband services using fixed-wireless access and copper-based technologies. Millicom provides its Home services in every country where it operates and as of December 31, 2023, the Millicom group had 4.4 million customer relationships, of which 3.9 million were connected to the HFC and FTTH networks, and Millicom had 8.6 million HFC and FTTH RGUs.
B2B Fixed
Millicom provides B2B fixed services in all the markets in which Millicom operates, which consists of fixed-voice and data telecommunications services, managed services and cloud and security solutions to small, medium and large businesses and governmental entities.
Strategy
Millicom’s strategy is to continue to expand the reach and capacity of its networks and distribution capabilities to grow the customer base over time. Underpinning this strategy is management’s assessment that penetration rates for both mobile and fixed broadband services in the markets are low relative to penetration rates in other markets globally, and that these have potential to increase over time.
Available Information
The Company’s Common Shares are registered under the Exchange Act. Accordingly, Millicom is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition, and other matters. Information as of particular dates concerning Millicom’s directors and officers, their remuneration, options and other awards granted to them, the principal holders of Millicom’s securities, any material interests of such persons in transactions with Millicom and other matters, is required to be disclosed in Millicom’s periodic reports. Such information will also be available in the Schedule 14D-9 to the extent required to be reported under the rules and regulations of the SEC applicable to the US Offer. Such reports and other information are available at the SEC’s website that contains reports and other information about issuers, such as Millicom, who file electronically with the SEC. The address of that site is http://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase. Millicom also maintains a website at http://www.millicom.com. The information contained in, accessible from or connected to Millicom’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Millicom’s filings with the SEC.
Millicom’s Financial Information in Summary
The audited financial statements of Millicom as of and for the years ended December 31, 2021, December 31, 2022, and December 31, 2023, are incorporated herein by reference to the consolidated financial statements of Millicom included as Item 8 to Millicom’s most recent annual report on Form 20-F. The unaudited interim condensed consolidated financial statements of Millicom for the three months ended March 31, 2024 are incorporated herein by reference to Millicom’s Form 6-K filed with the SEC on May 8, 2024.
The following information regarding Millicom has been extracted from, and should be read in conjunction with, the audited annual reports for the financial years 2023, 2022 and 2021, as well as the interim report for the period January 1, 2024 – March 31, 2024 (which has neither been audited or reviewed by Millicom’s auditor) with comparative figures for the three-month period ended on March 31, 2023.
The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”), issued by the International Accounting Standards Board, as well as the interpretations by the IFRS Interpretations Committee as adopted by the European Union.
The consolidated interim report of Millicom has been prepared in accordance with IAS 34, “Interim Financial Reporting”.
Audited annual reports for Millicom as well as the interim report are available on the Company’s website (www.millicom.com).

Complete information about the Company’s financial development and financial position is available in the annual reports for 2021-2023. Figures stated in this section “Millicom’s Financial Information in Summary” are rounded to USD million whereas the calculations are performed using an extended set of decimals. Some calculations may, therefore, appear to sum incorrectly due to rounding.
Figures included in this section “Millicom’s Financial Information in Summary” include financial measures that are not prepared in accordance with IFRS. These measures are referred to as “non-IFRS” measures, and they are not uniformly or legally defined financial measures. Non-IFRS measures are not substitutes for IFRS measures in assessing Millicom’s overall operating performance. Because non-IFRS measures are not determined in accordance with IFRS, and are susceptible to varying calculations, non-IFRS measures may not be comparable to other similarly titled measures presented by other companies. For more information on these non-IFRS measures, see the sections titled “Use of Non-IFRS Terms” and “Description of Non-IFRS Measures” in Millicom’s latest annual report on Form 20-F.
Consolidated Income Statement in Summary
	January 1 – March 31		January 1 – December 31
USD million (unless otherwise indicated)	2024	2023	2023	2022	202140
Revenue	1,487	1,369	5,661	5,624	4,261
Equipment, programming and other direct costs	(382)	(372)	(1,507)	(1,506)	(1,197)
Operating expenses	(473)	(490)	(2,043)	(1,890)	(1,546)
Depreciation	(247)	(244)	(978)	(999)	(804)
Amortization	(87)	(87)	(360)	(345)	(310)
Share of profit in joint ventures	13	11	42	32	210
Other operating income (expenses), net	13	2	10	(2)	5
Operating profit	324	190	826	915	619
Interest and other financial expenses	(183)	(170)	(712)	(617)	(495)
Interest and other financial income	19	5	28	18	23
Revaluation of previously held interests in Guatemala	—	—	—	—	670
Other non-operating (expenses) income, net	(7)	19	36	(78)	(49)
Profit (loss) from other joint ventures and associates, net	—	(4)	(3)	—	(40)
Profit (loss) before taxes from continuing operations	153	39	175	238	728
Tax expense	(71)	(59)	(424)	(222)	(158)
Profit (loss) from continuing operations	82	(20)	(249)	16	570
Profit (loss) from discontinued operations, net of tax	—	—	4	113	(28)
Net profit (loss) for the year/period	82	(20)	(245)	129	542

40
2023 and 2022 yearly figures are not directly comparable with 2021 yearly figures as Tigo Guatemala is fully consolidated since the acquisition of the remaining 45 per cent shareholding on November 12, 2021.

Consolidated Balance Sheet in Summary
	January 1 – March 31		January 1 – December 31
USD million (unless otherwise indicated)	2024	2023	2023	2022	202141
ASSETS
Total non-current assets	11,608	12,500	12,601	12,133	12,890
Total current assets	1,802	1,927	1,915	2,065	2,251
Assets held for sale	943	—	—	—	—
TOTAL ASSETS	14,353	14,427	14,516	14,198	15,141
EQUITY
TOTAL EQUITY	3,509	3,632	3,445	3,634	2,740
LIABILITIES
Total non-current liabilities	7,650	8,728	8,742	8,445	7,914
Total current liabilities	2,338	2,067	2,329	2,119	4,487
Liabilities directly associated with assets held for sale	857	—	—	—	—
TOTAL LIABILITIES	10,845	10,795	11,071	10,565	12,401
TOTAL EQUITY AND LIABILITIES	14,353	14,427	14,516	14,198	15,141
Consolidated Cash Flow Statement in Summary
	January 1 – March 31		January 1 – December 31
USD million (unless otherwise indicated)	2024	2023	2023	2022	2021
Net cash provided by operating activities	240	201	1,223	1,284	956
Net cash used in investing activities	(192)	(297)	(1,116)	(1,104)	(2,703)
Net cash from (used in) financing activities	(202)	(43)	(377)	(1)	1,777
Exchange impact on cash and cash equivalents, net	1	2	6	(11)	(10)
Net increase (decrease) in cash and cash equivalents	(153)	(136)	(264)	168	20
Cash and cash equivalents at the beginning of the period	775	1,039	1,039	895	875
Effects of cash in disposal group held for sale	—	—	—	(24)	—
Cash and cash equivalents at the end of the period	622	903	775	1,039	895
Key Performance Indicators and Data per Share
	January 1 – March 31		January 1 – December 31
USD million (unless otherwise indicated)	2024	2023	2023	2022	2021
KEY PERFORMANCE INDICATORS
Revenue	1,487	1,369	5,661	5,624	4,261
Operating Profit	324	190	826	915	619
Net Profit (loss) attributable to owners of the Company	92	3	(82)	177	590
Non-IFRS measures
Service Revenue	1,376	1,264	5,250	5,171	3,997
EBITDA	632	507	2,111	2,228	1,517
Capex	113	185	809	973	922
Operating Cash Flow	519	322	1,302	1,255	595
Equity Free Cash Flow	1	(133)	(34)	161	10

41
2023 and 2022 yearly figures are not directly comparable with 2021 yearly figures as Tigo Guatemala is fully consolidated since the acquisition of the remaining 45 per cent shareholding on November 12, 2021.

EARNINGS PER COMMON SHARE FOR PROFIT ATTRIBUTABLE TO THE OWNERS OF THE COMPANY
	January 1 – 31 March		January 1 – December 31
	2024	2023	2023	2022	2021
Basic ($ per share)	0.54	0.02	(0.48)	1.27	4.59
Diluted ($ per share)	0.53	0.02	(0.48)	1.27	4.57
Millicom’s Share Capital and Ownership Structure
General
The SDRs are listed on Nasdaq Stockholm and the Common Shares are listed on Nasdaq US. Millicom’s principal listing is on Nasdaq Stockholm.
Shares and Share Capital
As of the date of this Offer to Purchase, the registered share capital of Millicom amounts to USD 258,144,457.50 distributed over a total of 172,096,305 issued Common Shares with a nominal value of USD 1.50 per share. Millicom has one class of shares. Each Share entitles the holder to one vote at the general meeting and all Shares carry equal rights to the Company’s earnings and assets. Each SDR represents one Common Share in Millicom.
Shareholders
The ten largest Shareholders as of January 17, 2024, are shown in the table below.42 At the time of publication of this Offer to Purchase, Atlas’ holds 49,966,734 SDRs43 in Millicom, which corresponds to approximately 29.0344 per cent of the share capital and the total number of votes in Millicom.
Owner	% of total outstanding share capital and votes
Atlas Investissement	29.14
Dodge & Cox	5.14
Swedbank Robur Fonder	2.93
T. Rowe Price	2.83
Southeastern Asset Management Inc	2.82
Brandes Investment Partners	2.55
Nordea Funds	2.37
Lannebo Fonder	2.03
Fjärde AP-fonden	1.68
Avanza Pension	1.57
Other Shareholders	46.94
Total	100.00
Convertibles and Warrants
The Company has no convertibles or warrants outstanding.

42
Source: Monitor by Modular Finance (as of January 17, 2024).

43
Each SDR represents one Common Share in Millicom.

44
Based on 172,096,305 issued Common Shares in Millicom.

Equity Incentive Programs
The Company has several outstanding equity incentive programs, in the form of two annual plans.
2024
The Annual General Meeting held on May 23, 2024, resolved to approve the Board of Directors’ proposal on equity incentive awards for senior executives for 2024, consisting of a deferred share plan (the “2024 DSP”) and a long-term incentive plan (the “2024 LTI”).
Each equity award under the 2024 DSP was granted in the form of a restricted stock unit (“RSU”) that entitles the recipient to a non-transferable right to receive one Share on the applicable vesting date, subject to the participant remaining employed with Millicom at each such vesting date. The RSUs granted pursuant to the 2024 DSP will vest in 30 per cent on each of January 1, 2025, and January 1, 2026, and in 40 per cent on January 1, 2027.
The equity awards granted under the 2024 LTI will vest at the end of a three-year period in the first quarter of 2027, subject to achievement of performance measures and the participant being employed by Millicom at the time of vesting. The 2024 LTI is composed of three separate equity awards, 60 per cent in the form of Stock Appreciation Rights (“SARs”), 30 per cent in the form of time-vested RSUs, and 10 per cent in the form of Performance Share Units (“PSUs”). The number of SARs will be determined using a Black-Scholes valuation of the underlying Shares at grant and the participant will have the eligibility to exercise these Shares during a seven-year period following the vesting date. Upon exercise, the appreciation will be paid in Millicom shares. Each RSU and PSU will vest as one Share, with the PSU payouts subject to achieving a certain ESG target. In the event that the Company achieves between 80 per cent and 100 per cent of the ESG target, the amount of the PSUs that vest will be adjusted in linear pro rata of the achievement starting at a payout of 0 per cent up to 100 per cent.
The Company granted 1,141,873 RSUs under the 2024 DSP and 651,967 2024 LTI awards, including time-based SARs, RSUs and PSUs at target under the 2024 LTI.
2023
The Annual General Meeting held on May 31, 2023, resolved to approve the Board of Directors’ proposal on equity incentive awards for senior executives for 2023, consisting of a deferred share plan (the “2023 DSP”) and a performance share plan (the “2023 PSP”).
Each equity award under the 2023 DSP was granted in the form of an RSU that entitles the recipient to a non-transferable right to receive one Share on the applicable vesting date, subject to the participant remaining employed with Millicom at each such vesting date. The PSUs granted pursuant to the 2023 DSP vest in 30 per cent on each of January 1, 2024, and January 1, 2025, and in 40 per cent on January 1, 2026.
The equity awards granted under the 2023 PSP vest at the end of a three-year period on December 31, 2025. Each equity award was granted in the form of PSUs that entitles the recipient to a non-transferable right to receive one Share on the applicable vesting date, subject to achievement of the applicable performance conditions and the participant remaining employed with Millicom at the vesting date. Payment of the RSUs granted pursuant to the 2023 PSP is based on a linear scale with a minimum, target and maximum level of achievement of the applicable performance measures. In the event that the Company achieves between 90 per cent and in excess of 100 per cent of the performance measures, the amount of the PSUs that vest will be up to 200 per cent of the target PSUs granted.
As of June 2024, the number of equity awards expected to vest under the 2023 DSP was 1,178,255 and the number of equity awards expected to vest under the 2023 PSP was 634,017.
2022
The Annual General Meeting held on May 4, 2022, resolved to approve the Board of Directors proposal on equity incentive awards for senior executives for 2022, consisting of a deferred share award plan (the “2022 DSP”) and a performance share plan (the “2022 PSP”).

Each equity award was granted in the form of an RSU that entitles the recipient to a non-transferable right to receive one Share on the applicable vesting date, subject to the participant remaining employed with Millicom at each such vesting date. The RSUs granted pursuant to the 2022 DSP vest in 30 per cent on each of January 1, 2023, and January 1, 2024, and in 40 per cent on January 1, 2025.
The equity awards granted under the 2022 PSP vest at the end of a three-year period on December 31, 2024. Each equity award was granted in the form of PSUs that entitles the recipient to a non-transferable right to receive one Share on the applicable vesting date, subject to achievement of the applicable performance conditions and the participant remaining employed with Millicom at the vesting date. Payment of the RSUs granted pursuant to the 2022 PSP is based on a linear scale with a minimum, target and maximum level of achievement of the applicable performance measures. In the event that the Company achieves between 90 per cent and in excess of 100 per cent of the performance measures, the amount of the PSUs that vest will be up to 200 per cent of the target PSUs granted.
As of June 2024, the number of equity awards expected to vest under the 2022 DSP was 227,107 and the number of equity awards expected to vest under the 2022 PSP was 283,244.
The foregoing summaries are exclusively based on publicly available information concerning Millicom and certain due diligence materials provided by Millicom, including agreements between Millicom and affiliates of Purchaser.
Dividend Policy
No dividend was paid for the financial years 2023, 2022 and 2021.
The Millicom Group’s shareholder remuneration strategy is share buybacks. The Board of Directors of Millicom has been granted an authorization to repurchase shares by the Annual General Meeting 2024, for more information please see “Authorizations” below.
Shareholders’ Agreements etc.
The Board of Managers of Atlas is not aware of any shareholders’ agreements or equivalent agreements between Shareholders of Millicom with the objective of creating joint influence over Millicom.
Holding of Own Shares
At the time of the publication of this Offer to Purchase, Millicom holds 840,641 shares in treasury.
Authorizations
On May 23, 2024, the Annual General Meeting resolved to authorize the Board of Directors to, at any time between May 23, 2024, and the date of the Annual General Meeting in 2025, repurchase Shares in Millicom (the “Share Repurchase Plan”). The permitted means to carry out transactions under the Share Repurchase Plan, including, but not limited to, entering into market, off-market, over-the-counter and mutual agreement transactions, through payment in cash or kind, using distributable profits, available reserves, new shares issue, derivative financial instruments or any other financing mechanism. The maximum number of Shares permitted to be acquired shall not exceed ten (10) per cent of Millicom’s outstanding share capital as of the date when the start of the Share Repurchase Program is announced by press release.
The primary purpose of the authorization is to provide the Board of Directors with more options in its efforts to deliver long-term shareholder value and total shareholder return, and to provide a method to secure availability of Shares for remuneration to the Board of Directors and Millicom’s equity-based incentive plans.
Material Agreements
Millicom’s Indebtedness
As of the date hereof, the Company has issued an aggregate principal amount of approximately USD 2.7 billion of USD-denominated 7.375% senior notes due 2032, USD-denominated 4.5% senior notes due 2031, USD-denominated 6.25% senior notes due 2029, USD-denominated 5.125% senior notes due 2028, SEK-denominated floating rate notes due 2027 and USD-denominated 6.625% Senior Notes due 2026 (collectively, the “Senior Notes”). The Senior Notes include customary change of control provisions, including a requirement for the Company to offer to purchase each holder’s Senior Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, following the occurrence of a change of control triggering event. A change of control triggering event is deemed to have occurred under the Senior Notes upon the occurrence of certain customary change of control events together with a rating decline within a certain period of time following any such change of control event. Furthermore, certain subsidiaries of the Company have issued or borrowed additional indebtedness, which may include similar change of control provisions.
Purchaser has entered into the Interim Backstop Term Facility and intends to enter into the Backstop Facilities (each as defined in “The Tender Offers — Source and Amount of Funds”) primarily to refinance certain outstanding indebtedness of the Company and, as the case may be, its subsidiaries. To the extent that the Company, or, as the case may be, any of its subsidiaries, is required to repay indebtedness pursuant to change of control provisions, either (i) the Purchaser will draw the Interim Backstop Term Facility, or a portion thereof (or, if applicable, the Backstop Bridge Facility (as defined in “The Tender Offers — Source and Amount of Funds”), or a portion thereof), see “The Tender Offers — Source and Amount of Funds — Long-Term Financing”) and on-lend the proceeds to the Company or (ii) the Company will accede to the Interim Backstop Term Facility or, if applicable, the Backstop Bridge Facility, as a borrower, and draw under the Interim Backstop Term Facility or backstop bridge facility, as applicable. See “The Tender Offers — Source and Amount of Funds.”
Millicom’s annual report for the financial year 2023 does not mention any material agreements that Millicom is a party to, which may be affected, amended, or terminated if the control of Millicom would change as a result of a public takeover offer.
Millicom’s Board of Directors, Group Management and Auditor
Board of Directors
Mauricio Ramos (born 1968)
Chair of the Board of Directors of Millicom since 202445 and Non-Executive Director since 2020.
Education:   Degree in Economics, degree in Law, and postgraduate degree in Financial Law, Universidad de Los Andes.
Other assignments:   Co-Chairman of the Partnership for Central America (PCA), board member of Charter Communications (U.S.) and Commissioner at the Broadband Commission for Sustainable Development and the INCAE business school Presidential Advisory Council. He is also a board member of the Board of Trustees of the Meridian International Center.
Shareholding in Millicom:   672,649 Shares.46
Bruce Churchill (born 1957)
Non-Executive Director of the Board of Directors of Millicom since 2021.
Education:   MBA, Harvard Business School and B.A. in American Studies, Stanford University.
Other assignments:   Board member of Wyndham Hotels and Resorts.
Shareholding in Millicom:   18,167 Shares.47

45
Mauricio Ramos was appointed Interim Chairman in September 2023.

46
Privately and/or through closely related parties.

47
Privately and/or through closely related parties.

Justine Dimovic (born 1981)
Non-Executive Director of the Board of Directors of Millicom since 2024.
Education:   Master’s degree in Project Management, International Business Negotiation and Banking from the Ecole Nationale Superieure des Mines de Nancy and a postgraduate degree in Banking and Corporate Finance from EM Lyon Business School.
Other assignments:   SVP Corporate Finance & Group Treasurer at L’Oréal.
Shareholding in Millicom:   Justine Dimovic does not hold any Shares in Millicom.48
Tomas Eliasson (born 1962)
Non-Executive Director of the Board of Directors of Millicom since 2022.
Education:   Bachelor of Science Degree in Business Administration and Economics, University of Uppsala.
Other assignments:   Board member of Boliden AB and board member of Telia Company AB.
Shareholding in Millicom:   12,743 Shares.49
Maxime Lombardini (born 1965)
Non-Executive Director of the Board of Directors of Millicom since 2024.
Education:   Graduate of the Sciences Po Paris and holder of a master’s degree in business and tax law from the University of Paris II.
Other assignments:   Vice-Chairman of the Board of Directors of Iliad Group.
Shareholding in Millicom:   Maxime Lombardini does not hold any Shares in Millicom.50
Blanca Treviño de Vega (born 1962)
Non-Executive Director of the Board of Directors of Millicom since 2023.
Education:   Bachelor’s degree in Computer Science, Instituto Tecnológico y de Estudios Superiores de Monterrey (ITESM).
Other assignments:   President, Chief Executive Officer and co-founder of Softtek, Co-Chair of the Partnership for Central America, Vice-President of the Mexican Business Council, Non-Executive director at the Mexican Stock Exchange, director at Altan Redes and member of the Advisory Council of the MIT School of Engineering.
Shareholding in Millicom:   5,601 Shares.51
Thomas Reynaud (born 1973)
Non-Executive Director of the Board of Directors of Millicom since 2023.
Education:   Graduate of HEC business school and New York University.

48
Privately and/or through closely related parties.

49
Privately and/or through closely related parties.

50
Privately and/or through closely related parties.

51
Privately and/or through closely related parties.

Other assignments:   Chief Executive Officer and director of Iliad Group, Chairman of the Board of Directors and member of the Nomination Committee of Tele2, member of the Board of Directors of Iliad Italia S.p.A. and partner of several innovative ventures in the agri-food sector.
Shareholding in Millicom:   5,601 Shares.52
María Teresa Arnal (born 1971)
Non-Executive Director of the Board of Directors of Millicom since 2023.
Education:   Bachelor’s degree in industrial engineering, Andres Bello Catholic University and MBA, Columbia Business School.
Other assignments:   Director of Walmart of Mexico and Central America, Sigma Alimentos S.A. de C.V. and Orbia.
Shareholding in Millicom:   5,601 Shares.53
Aude Durand (born 1992)
Non-Executive Director of the Board of Directors of Millicom since 2024.
Education:   MSc in Management Science & Engineering, Stanford University and Engineering Degree, Ecole Polytechnique.
Other assignments:   Deputy Chief Executive Officer at Iliad Holding, Deputy Chief Executive Officer at Iliad Group, president of Predictiv Pro S.A.S, Chair of Scaleway, board member of Monaco Telecom, board member and member of the Audit Committee of Tele2.
Shareholding in Millicom:   Aude Durand does not hold any Shares in Millicom.54
Group Management
Marcelo Benitez (born 1976)
Chief Executive Officer.
Education:   MBA from Pontificia Universidad Católica de Chile, a BBA from Pacific University, and a leadership program at Stanford University.
Shareholding in Millicom:   42,706 Shares.55
Maxime Lombardini (born 1965)
President and Chief Operating Officer.
Education:   Graduate of the Sciences Po Paris and holder of a master’s degree in business and tax law from the University of Paris II.
Shareholding in Millicom:   Maxime Lombardini does not hold any Shares in Millicom.56

52
Privately and/or through closely related parties.

53
Privately and/or through closely related parties.

54
Privately and/or through closely related parties.

55
Privately and/or through closely related parties.

56
Privately and/or through closely related parties.

Bart Vanharen (born 1979)
Chief Financial Officer.
Education:   Master´s Degree in Economics, the Catholic University of Leuven and an MBA, VUB-Solvay.
Shareholding in Millicom:   35,978 Shares.57
Xavier Rocoplan (born 1974)
Chief Commercial and Technology Officer.
Education:   Master’s in Engineering, Ecole Nationale Supérieure des Télécommunications de Paris and Master’s in Economics, Université Paris IX Dauphine.
Shareholding in Millicom:   163,907 Shares.58
Karim Lesina (born 1975)
EVP, Chief External Affairs Officer.
Education:   Master’s in Economics of Development, Catholic University of Louvain-la-Neuve.
Shareholding in Millicom:   69,348 Shares.59
Salvador Escalón (born 1975)
EVP, Chief Legal and Compliance Officer.
Education:   J.D., Columbia Law School and B.B.A. in Finance and International Business, Florida International University.
Shareholding in Millicom:   129,519 Shares.60
Auditor
At the Annual General Meeting held on May 23, 2024, the registered auditing firm KPMG Audit SARL and KMPG LLP were elected as auditor of Millicom for the period until the end of the next Annual General Meeting. Chris McCurdy, CPA in the United States, and Thierry Ravasio, an authorized public accountant in Luxembourg, are responsible for the audit of the Company.
Miscellaneous
Based on publicly available information and except as set out under “Special Factors — Interests of Certain Millicom Directors and Executive Officers in the Offers — Change of Control Severance Protections” Atlas is not aware of any agreements between the Company and its board members and employees stipulating remuneration if such persons’ employment ceases as a result of a public offering to acquire shares in the Company.

57
Privately and/or through closely related parties.

58
Privately and/or through closely related parties.

59
Privately and/or through closely related parties.

60
Privately and/or through closely related parties.

Millicom’s Articles of Association
Registre de Commerce et des Sociétés
Numéro RCS : B40630
Référence de dépôt : L240104696
Déposé et enregistré le 05/06/2024
MILLICOM INTERNATIONAL CELLULAR S.A. Société anonyme Siège social : 2, rue du Fort Bourbon, L-1249 Luxembourg R.C.S. Luxembourg : B40630
CONSOLIDATED ARTICLES OF ASSOCIATION
as at May 23th, 2024
STATUTS COORDONNES
à la date du 23 mai 2024

—
CONSTITUTION du 16 juin 1992, suivant acte reçu par Maître Joseph KERSCHEN, alors notaire de résidence à Luxembourg-Eich, publié au Mémorial C, Recueil des sociétés et associations, numéro 395 du 11 septembre 1992 ;

et les statuts ont été modifiés à plusieurs reprises par:
—
Maître Danielle KOLBACH, notaire alors de résidence à Redange-sur-Attert (Grand-Duché de Luxembourg), en date du 04 mai 2018, publié au « RESA », Recueil Electronique des Sociétés et Associations du 22 mai 2018 sous le numéro RESA_2018_112.337 ;

—
Maître Danielle KOLBACH, notaire de résidence à Junglinster (Grand-Duché de Luxembourg) :

—
en date du 07 janvier 2019, publié au RESA, du 06 février 2019 sous le numéro RESA_2019_031.511 ;

—
en date du 28 février 2022, publié au RESA, du 29 mars 2022 sous le numéro RESA_2022_067.569 ;

—
en date du 17 juin 2022, publié au RESA, du 1er juillet 2022 sous le numéro RESA_2022_137.789 ;

—
en date du 28 juin 2022, publié au RESA, du 13 juillet 2022 sous le numéro RESA_2022_145.1369 ; et

—
en date du 23 mai 2024, publié au RESA, du 06 juin 2024 sou el numéro RESA_2024_126.861.

CHAPTER I.   FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION
Article 1.   Form, Name.
There is hereby established among the subscribers and all those who may become owners of the shares hereafter created the Company in the form of a public limited liability company (société anonyme) which will be governed by the laws of the Grand Duchy of Luxembourg (“Luxembourg”), notably the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Law”), article 1832 of the Luxembourg Civil Code, as amended, and the present articles of association (the “Articles”). The Company will exist under the name of “MILLICOM INTERNATIONAL CELLULAR S.A.”.
Article 2.   Registered Office.
The Company will have its registered office in Luxembourg-City.
The registered office of the Company may be transferred to any other place within Luxembourg by a resolution of the board of directors of the Company (the “Board”, its members being the “Director(s)”).

In the event the Board determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of the abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by one of the bodies or persons entrusted with the daily management of the Company.
Article 3.   Purposes.
The Company’s purpose is to engage in all transactions pertaining directly or indirectly to the acquisition and holding of participating interests, in any form whatsoever, in any Luxembourg or foreign business enterprise, including but not limited to, the administration, management, control and development of any such enterprise.
The Company may, in connection with the foregoing purposes, (i) acquire or sell by way of subscription, purchase, exchange or in any other manner any equity or debt securities or other financial instruments representing ownership rights, claims or assets issued by, or offered or sold to, any public or private issuer, (ii) issue any debt instruments exercise any rights attached to the foregoing securities or financial instruments, and (iii) grant any type of direct or indirect assistance, in any form, to or for the benefit of subsidiaries, affiliates or other companies in which it holds a participation directly or indirectly, including but not limited to loans, guarantees, credit facilities, technical assistance.
In a general fashion the Company may carry out any commercial, industrial or financial operation and engage in such other activities as the Company deems necessary, advisable, convenient, incidental to, or not inconsistent with, the accomplishment and development of the foregoing.
Article 4.   Duration.
The Company is formed for an unlimited duration.
CHAPTER II. — CAPITAL, SHARES.
Article 5.   Corporate Capital.
The Company has an authorized capital of three hundred million United States dollars (USD 300,000,000) divided into two hundred million (200,000,000) shares with a par value of one United States dollar fifty cents (USD 1.50) each. The Company has an issued capital of two hundred fifty-eight million one hundred forty-four thousand four hundred fifty-seven United States dollars and fifty cents (USD 258,144,457.50) represented by one hundred seventy-two million ninety-six thousand three hundred and five (172,096,305) shares with a par value of one United States dollar and fifty cents (USD 1.50) each, fully paid-in.
The authorized capital of the Company may be increased or reduced by a resolution of the shareholders of the Company (the “Shareholder(s)”) adopted in the manner required by the Law for amendment of these Articles.
The Board is authorized and empowered to:
(i)
realize any increase of the issued capital within the limits of the authorized capital in one or several successive tranches, by issuing of new shares, against payment in cash or in kind, by conversion of claims, integration of distributable reserves or premium reserves, or in any other manner;

(ii)
determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares; and

(iii)
remove or limit the preferential subscription right of the Shareholders in case of issue of shares against payment in cash to a maximum of new shares representing 5% of the then outstanding shares (including shares held in treasury by the Company itself).

This authorization is valid until 4 May 2023, and it may be renewed by an extraordinary general meeting of the Shareholders for those shares of the authorized corporate capital which up to then will not have been issued by the Board.
Following each increase of the corporate capital realized and duly stated in the form provided for by the Law, the first paragraph of this article 5 will be modified so as to reflect the actual increase; such modification will be recorded in authentic form by the Board or by any person duly authorized and empowered by it for this purpose.
Article 6.   Shares.
The shares will be in the form of registered shares.
The Company’s shares may be held in electronic format in accordance with the requirements of the stock exchanges on which the Company’s shares may be listed from time to time or may be represented by physical share certificates.
Every holder of shares shall be entitled, without payment, to receive one registered certificate for all such shares or to receive several certificates for one or more of such shares upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the Board may from time to time determine. A registered holder who has transferred part of the shares comprised in his registered holding shall be entitled to a certificate for the balance without charge.
Share certificates shall be signed by two Directors. But such signatures may be either manual, or printed, or by facsimile. The Company may issue temporary share certificates in such form as the Board may from time to time determine.
Shares of the Company shall be registered in the register of the Shareholders which shall be kept by the Company or by one or more persons designated therefor by the Company; such register shall contain the name of each holder, his residence or elected domicile and the number of shares held by him. Every transfer and devolution of a share shall be entered in the register of the Shareholders.
The shares shall be freely transferable.
Transfer of shares shall be effected by delivering the certificate or certificates representing the same to the Company along with an instrument of transfer satisfactory to the Company or by written declaration of transfer inscribed in the register of the Shareholders, dated and signed by the transferor, or by persons holding suitable powers of attorney to act therefore.
Every Shareholder must provide the Company with an address to which all notices and announcements from the Company may be sent. Such address will also be entered in the register of the Shareholders.
In the event that such Shareholder does not provide such an address, the Company may permit a notice to this effect to be entered in the register of the Shareholders and the Shareholder’s address will be deemed to be at the registered office of the Company, or such other address as may be so entered by the Company from time to time, until another address shall be provided to the Company by such Shareholder. The Shareholder may, at any time, change his address as entered in the register of the Shareholders by means of a written notification to the Company at its registered office or at such other address as may be set by the Company from time to time and notice thereof given to the Shareholders.
The Company will recognise only one holder of a share of the Company. In the event of joint ownership, the Company may suspend the exercise of any right deriving from the relevant share until one person shall have been designated to represent the joint owners vis-a-vis the Company.
If any shareholder can prove to the satisfaction of the Company that his share certificate has been mislaid, lost, stolen or destroyed, then, at his request, a duplicate certificate may be issued under such conditions as the Company may determine subject to applicable provisions of the Law.
Mutilated share certificates may be exchanged for new ones on the request of any shareholder. The mutilated certificates shall be delivered to the Company and shall be annulled immediately.

The Company may repurchase its shares of common stock using a method approved by the Board of the Company in accordance with the Law and the rules of the stock exchange(s) on which the Company’s common stock may be listed from time to time.
As required by the Luxembourg law on transparency obligations of 11 January 2008 (the “Transparency Law”), any person who acquires or disposes of shares in the Company’s capital must notify the Company’s Board of the proportion of shares held by the relevant person as a result of the acquisition or disposal, where that proportion reaches, exceeds or falls below the thresholds referred to in the Transparency Law. As per the Transparency Law, the above also applies to the mere entitlement to acquire or to dispose of, or to exercise, voting rights in any of the cases referred to in the Transparency Law. As per this article, the requirements of the Transparency Law also apply where the mentioned proportion reaches, exceeds or falls below a threshold of 5%. The penalties provided for in article 28 of the Transparency Law apply to any breach of the above-mentioned obligation, including with respect to the 5% threshold.
CHAPTER III. — BOARD, STATUTORY AUDITORS.
Article 7.   Board.
The Company will be administered by a Board composed of at least 6 (six) members. Members of the Board need not be shareholders of the Company. The Directors, and the chair of the Board (the “Chair”), will be elected by the general meeting of shareholders (“General Meeting”), which will determine their number, for a period not exceeding 6 (six) years, and they will hold office until their successors are elected. Where a legal person is appointed as a director (the “Legal Entity”), the Legal Entity must designate a natural person as permanent representative (représentant permanent) who will represent the Legal Entity as a member of the Board in accordance with article 441-3 of the Law. In the event of a vacancy on the Board, the remaining Directors may meet and may elect by majority vote a director to fill such vacancy until the next General Meeting.
In proposing persons to be elected as Directors at the General Meeting, the Company shall comply with the nomination committee rules of the Swedish Code of Corporate Governance, so long as such compliance does not conflict with applicable mandatory law or regulation or the mandatory rules of any stock exchange on which the Company’s shares are listed.
In the event that the Company does not comply with the nomination committee rules of the Swedish Code of Corporate Governance and a committee of the Board is established to propose persons to be elected as Directors at the General Meeting, any Shareholder holding at least 20% of the issued and outstanding shares of the Company, excluding treasury shares, shall have the right to designate:
1.
one of the then-serving Directors to be a member of such committee, so long as such designation and the Director so designated meet the requirements of any applicable mandatory law or regulation or the mandatory rules of any stock exchange on which the Company’s shares are listed, and

2.
one person, who may or may not be a Director, to attend any meeting of such committee as an observer, without the right to vote at such meeting, so long as such attendance does not conflict with applicable mandatory law or regulation or the mandatory rules of any stock exchange on which the Company’s shares are listed. Any designation made pursuant to the provisions of the immediately preceding paragraph shall lapse upon such designating Shareholder holding less than 20% of the issued and outstanding shares of the Company, excluding treasury shares.

Article 8.   Meetings of the Board.
The Board may choose a secretary, who need not be a director, and who shall be responsible for keeping minutes of the meetings of the Board and of the resolutions passed at the General Meeting.
The Board will meet upon call by the Chair. A meeting of the board must be convened if any two Directors so require.
The Chair shall preside at all meetings of the Board of the Company, except that in his absence the Board may elect by a simple majority of the Directors present another Director or a duly qualified third party as Chair of the relevant meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least 3 (three) days’ written notice of board meetings shall be given. Any such notice shall specify the time and place of the meeting and the nature of the business to be transacted. No such written notice is required if all the members of the Board are present or represented during the meeting and if they state to have been duly informed, and to have had full knowledge of the agenda of the meeting. The written notice may be waived by the consent in writings, whether in original, by telefax, or e-mail to which an electronic signature (which is valid under the Law) is affixed, of each member of the Board. Separate written notice shall not be required for meetings that are held at times and places determined in a schedule previously adopted by resolution of the Board.
Every Board meeting shall be held in Luxembourg or at such other place as the Board may from time to time determine.
Any member of the Board may act at any meeting of the Board by appointing in writing, whether in original, by telefax, or e-mail to which an electronic signature (which is valid under the Law) is affixed, another Director as his or her proxy.
A quorum of the Board shall be the presence of 4 (four) of the Directors holding office. Decisions will be taken by the affirmative votes of a simple majority of the Directors present or represented. The Chair does not have a casting vote in the event of tie.
Notwithstanding the foregoing, a resolution of the Board may also be passed in writing, in case of urgency or where other exceptional circumstances so require. Such resolution shall be unanimously approved by the Directors and shall consist of one or several documents containing the resolutions either (i) signed manually or electronically by means of an electronic signature which is valid under Luxembourg law or (ii) agreed upon via a consent in writing by e-mail to which an electronic signature (which is valid under Luxembourg law) is affixed. The date of such a resolution shall be the date of the last signature or, if applicable, the last consent.
Any Director may participate in a meeting of the Board by conference call, video conference or similar means of communication equipment whereby (i) the Directors attending the meeting can be identified, (ii) all persons participating in the meeting can hear and speak to each other, (iii) the transmission of the meeting is performed on an on-going basis and (iv) the directors can properly deliberate, and participating in a meeting by such means shall constitute presence in person at such meeting. A meeting of the Board held by such means of communication will be deemed to be held in Luxembourg.
Article 9.   Minutes of meetings of the Board.
The minutes of any meeting of the Board will be signed by the Chair of the meeting. Any proxies will remain attached thereto.
Copies or extracts of such minutes of board meetings or written resolutions passed by the Board which may be produced in judicial proceedings or otherwise will be executed by the Chair, any Chair of the relevant meeting of the Board or any two members of the Board.
Article 10.   Powers of the Board.
The Board is vested with the broadest powers to perform all acts necessary or useful for accomplishing the corporate object of the Company. All powers not expressly reserved by the Law or by the present Articles to the General Meeting are in the competence of the Board.
Article 11.   Delegation of Powers.
The Board may delegate the daily management of the Company and the representation of the Company within such daily management to one or more Directors, officers, executives, employees or other persons who may but need not be Shareholders, or delegate special powers or proxies, or entrust determined permanent or temporary functions to persons or agents chosen by it.
Article 12.   Directors’ Remuneration.
Each of the Directors will be entitled to fees for acting as such at such rate as may from time to time be determined by resolution of the General Meeting. Any Director to whom is delegated daily management or who otherwise hold executive office will also be entitled to receive such remuneration (whether by way of salary, participation in profits or otherwise and including pension salary and including pension contributions) as the Board may from time to time decide.
Article 13.   Conflict of Interests.
No contract or other transaction between the Company and any other person shall be affected or invalidated by the fact that any director, officer or employee of the Company has a personal interest in, or is a Director, officer or employee of such other person, except that (x) such contract or transaction shall be negotiated on an arms’ length basis on terms no less favourable to the Company than could have been obtained from an unrelated third party and, in the case of a director, the director shall abstain from voting on any matters that pertain to such contract or transaction at any meeting of the Board of the Company, and (y) any such personal interest shall be fully disclosed to the Company by the relevant director, officer or employee.
In the event that any director or officer of the Company may have any personal interest in any transaction of the Company, he shall make known to the board such personal interest and shall not consider or vote on any such transaction, and such transaction and such director’s or officer’s interest therein shall be reported to the next General Meeting.
Article 14.   Indemnification.
The Company shall indemnify any director or officer and his/her heirs, executors and administrators for any damages, compensations and costs to be paid by him/her and any expenses reasonably incurred by him/her as a consequence of, or in connection with any action, suit or proceeding to which he/she may be a party by reason of him/her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor, except in relation to matters as to which he/she shall be finally judged in such action, suit or proceeding to be liable for gross negligence or wilful misconduct; in the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified did not commit such breach of duty. The foregoing right of indemnification shall not exclude other rights to which he/she may be entitled.
The indemnification by the Company shall include the right of the Company to pay or reimburse a defendant’s reasonable legal costs before any proceeding or investigation against the defendant shall have resulted in a final judgment, settlement or conclusion, provided the Company’s Directors shall have determined in good faith that the defendant’s actions did not constitute wilful and deliberate violations of the Law and shall have obtained the relevant legal advice to that effect.
Article 15.   Representation of the Company.
The Company will be bound towards third parties by the joint signatures of any two Directors or by the individual signature of the person to whom the daily management of the Company has been delegated, within such daily management, or by the joint signatures or single signature of any persons to whom such signatory power has been delegated by the board, but only within the limits of such power.
Article 16.   Auditors.
The supervision of the operations of the Company is entrusted to one or more auditors who need not be Shareholders.
The auditors will be elected by the General Meeting by a simple majority of the votes present or represented at such General Meeting, which will determine their number, for a period not exceeding (6) six years. They will hold office until their successors are elected. They are re-eligible, but they may be removed at any time, with or without cause, by a resolution adopted by a simple majority of the Shareholders present or represented at the General Meeting.
CHAPTER IV. — MEETINGS OF SHAREHOLDERS.
Article 17.   Powers of the General Meeting.
Any regularly constituted General Meeting of the Company represents the entire body of the Shareholders. It has the powers conferred upon it by the Law.

Article 18.
The Board will determine in the convening notice the formalities to be observed by each Shareholder for admission to a General Meeting.
Article 19.   Annual General Meeting.
The annual General Meeting will be held in Luxembourg within six (6) months as of close of the relevant financial year, at the registered office of the Company or at such other place in Luxembourg as may be specified in the notice convening the annual General Meeting. The chair of the annual General Meeting shall be elected by the Shareholders.
Article 20.   Other General Meetings.
Such General Meetings must be convened by the Board of the Company if the Shareholders representing at least ten percent (10%) of the Company’s issued share capital so require.
Article 21.   Procedure, Vote.
The Shareholders will meet upon call by the Board or the auditor or the auditors made in the forms provided for by the Law. The notice will contain the agenda of the General Meeting.
If all the Shareholders are present or represented at the General Meeting and if they state that they have been informed of the agenda of the General Meeting, the General Meeting may be held without prior notice. A Shareholder may act at any General Meeting by appointing another person who need not be a Shareholder as its proxy in writing whether in original, by telefax, or e-mail to which an electronic signature (which is valid under the Law) is affixed.
The Shareholders may vote in writing (by way of voting bulletins) on resolutions submitted to the General Meeting provided that the written voting bulletins include (i) the last name, first name, address and the signature of the relevant Shareholder, (ii) the indication of the shares for which the shareholder will exercise such right, (iii) the agenda as set forth in the convening notice and (iv) the voting instructions (approval, refusal, abstention) for each point of the agenda. In order to be taken into account, the original or electronic copy of the voting bulletins must be received by the Company within the time period set by the Company’s Board, or, absent any time period set by the Board, at least 72 (seventy-two) hours before the relevant General Meeting.
The Board may authorise and arrange for the Shareholders to exercise, in accordance with article 6 of the law of 24 May 2011 on shareholders’ rights in listed companies, their voting rights and participate in a General Meeting by electronic means, ensuring, notably, any some or all of the following forms of participation:
a)
a real-time transmission of the Shareholders’ General Meeting;

b)
a real-time two-way communication enabling Shareholders to address the General Meeting from a remote location; and

c)
a mechanism for casting votes, whether before or during the General Meeting, without the need to appoint a proxy who is physically present at the General Meeting.

Any Shareholder who participates in a General Meeting through such means shall be deemed to be present at the place of the General Meeting for the purposes of the quorum and majority requirements. The use of electronic means allowing the Shareholders to take part in the General Meeting may be subject only to such requirements as are necessary to ensure the identification of the Shareholders and the security of the electronic communication, and only to the extent that they are proportionate to achieving that objective. The Board may determine the electronic means referred to above in this Article 21 para. 5 and all other conditions that must be fulfilled in order to take part in the General Meeting in accordance with Luxembourg law.
The Shareholders shall be entitled at each General Meeting to one vote for every share.
No quorum is required for the General Meeting and resolutions are adopted at such General Meeting by a simple majority of the votes cast. Unless otherwise required under the Law, an extraordinary General Meeting convened to amend any provisions of the Articles or the withdrawal of the Company’s shares from public listing in going-private transaction, shall not validly deliberate unless at least one half of the share capital is represented and the agenda indicates the proposed amendments to the Articles. If the first of these conditions is not satisfied, a second extraordinary General Meeting may be convened, in the manner prescribed by the Articles or by the Law. The second extraordinary General Meeting shall validly deliberate regardless of the proportion of capital represented. At both extraordinary General Meetings, resolutions, in order to be adopted, must be adopted by a two-third majority of the votes cast. Copies or extract of the minutes of the General Meetings to be produced in court will be signed by the Chair or by any two Directors.
CHAPTER V.   FINANCIAL YEAR, DISTRIBUTION OF PROFITS
Article 22.   Financial Year.
The Company’s financial year begins on the first day of January and ends on the last day of December in every year, except that the first financial year will begin on the date of formation of the Company and will end on the last day of December 1992.
The Board shall prepare annual accounts in accordance with the requirements of the Law and accounting practice.
Article 23.   Appropriation of Profits.
From the annual net profits of the Company, five per cent (5%) shall be allocated to the reserve required by the Law. That allocation will cease to be required as soon and for as long as such reserve amounts to ten per cent (10%) of the aggregate par value of the issued capital of the Company.
Upon recommendation of the Board, the General Meeting determines how the remainder of the annual net profits will be disposed of. It may decide to allocate the whole or part of the remainder to a reserve or to a provision reserve, to carry it forward to the next following financial year or to distribute it to the Shareholders as dividend.
Subject to the conditions fixed by the Law, the Board may pay out an advance payment on dividends. The Board fixes the amount and the date of payment of any such advance payment.
Dividends may also be paid out of unappropriated net profits brought forward from prior years. Dividends shall be paid in United States Dollars or by free allotment of shares of the Company or otherwise in specie as the Directors may determine, and may be paid at such times as may be determined by the Board. Payment of dividends shall be made to holders of shares at their addresses in the register of Shareholders. No interest shall be due against the Company on dividends declared but unclaimed.
The Shareholders are entitled to share in the profits of the Company pro rata to the paid up par value of their shareholding.
CHAPTER VI. — DISSOLUTION, LIQUIDATION.
Article 24.   Dissolution, Liquidation.
The Company may be dissolved by a decision taken in a General Meeting resolving at the same conditions as to a quorum of presence and majority as those imposed by article 20 of the Articles.
Should the Company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the General Meeting, which will determine their powers and their compensation.
The shares carry a right to a repayment (from the assets available for distribution to the Shareholders) of the nominal capital paid up in respect of such shares and the right to share in surplus assets on a winding up of the Company pro rata to the par value paid up on such shares.

CHAPTER VII. — APPLICABLE LAW
Article 25.   Applicable Law.
All matters not governed by these Articles shall be determined in accordance with the Law.
Suit la version en langue française du texte qui précède :
CHAPITRE Ier. — FORME, DENOMINATION, SIEGE, OBJET, DUREE.
Article 1.   Forme, Dénomination.
Il est formé par les présentes entre les souscripteurs et tous ceux qui deviendront propriétaires des actions ci-après créées une société sous forme de société anonyme qui sera régie par les lois du Grand-Duché de Luxembourg (“Luxembourg”), notamment la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée (la “Loi”), l’article 1832 du Code civil, tel que modifié et les présents statuts (les “Statuts”).
La Société adopte la dénomination “MILLICOM INTERNATIONAL CELLULAR S.A.”.
Article 2.   Siège social.
Le siège social de la Société est établi à Luxembourg-ville.
Il peut être transféré dans tout autre endroit du Luxembourg par une décision du conseil d’administration (le “Conseil”, ses membres étant les “Administrateurs” et individuellement l’“Administrateur”).
Au cas où le Conseil estimerait que des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité normale au siège social ou la communication aisée avec ce siège ou entre ce siège et l’étranger se sont produits ou sont imminents, il pourra transférer temporairement le siège social à l’étranger jusqu’à cessation complète de ces circonstances anormales. Ces mesures provisoires n’auront aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège, restera luxembourgeoise. Pareilles mesures temporaires seront prises et portées à la connaissance des tiers par l’un des organes exécutifs de la Société ayant qualité de l’engager pour les actes de gestion courante et journalière.
Article 3.   Objet.
L’objet pour lequel la Société est constituée est de s’engager dans toute opération relevant directement ou indirectement de l’acquisition de participations dans toute entreprise commerciale, y compris, mais sans que cette énumération soit limitative, l’administration, la gestion, le contrôle et le développement de toute entreprise, et de s’engager dans toutes autres opérations dans lesquelles une société de droit luxembourgeois peut s’engager.
La Société peut, en relation avec l’objet susmentionné, (i) acquérir ou vendre par la souscription, l’achat, l’échange ou tout autre procédé, des actions ou obligations ou tout autre instrument financier représentant des droits de propriété, créances ou actifs émis par, offerts ou vendus au public ou à un émetteur privé, (ii) émettre des instruments de dette et émettre des droits attachés aux actions et obligations mentionnées ci-dessus ou aux instruments financiers, et (iii) accorder tout type d’assistance directe ou indirecte, sous toute forme, à ou pour le bénéfice de succursales, filiales, ou tout autre type de société dans lesquelles elle détient directement ou indirectement une participation, y compris de manière non-exhaustive des prêts, garanties, facilités de crédit, assistance technique.
D’une manière générale, la Société peut effectuer toutes les opérations commerciales, industrielles ou financières et accomplir toute autre activité qu’elle jugera utiles à l’accomplissement et au développement de son objet social susmentionné.
Article 4.   Durée.
La Société est constituée pour une durée illimitée.

CHAPITRE II. — CAPITAL, ACTIONS.
Article 5.   Capital social.
La Société a un capital autorisé de trois cent millions de dollars des Etats-Unis (300.000.000 USD) divisé en deux cent millions (200.000.000) actions d’une valeur nominale d’un dollar des Etats-Unis d’Amérique cinquante cents (1,50 USD) chacune. La Société a un capital social émis de deux cent cinquante-huit millions cent quarante-quatre mille quatre cent cinquante-sept dollars des Etats-Unis et cinquante cents (258.144.457,50 USD) représenté par cent soixante-douze millions quatre-vingt-seize mille trois cent cinq (172.096.305) actions d’une valeur nominale d’un dollar des Etats-Unis d’Amérique cinquante cents (1,50 USD) chacune, entièrement libérées.
Le capital autorisé de la Société peut être augmenté ou réduit par décision des actionnaires de la Société (les “Actionnaires”) adoptée de la manière requise par la Loi pour la modification de ces Statuts.
Le Conseil est autorisé à et mandaté pour :
(i)
procéder à toute augmentation du capital émis dans les limites du capital autorisé en une ou plusieurs tranches successives, par émission de nouvelles actions, ayant pour contrepartie le paiement en espèces ou en nature, par la conversion de dettes, l’intégration de réserves distribuables ou de réserves de prime d’émission, ou de toute autre manière ;

(ii)
fixer le lieu et la date d’émission ou des émissions successives, le prix d’émission, les conditions et modalités de souscription et de libération des actions nouvelles ; et

(iii)
supprimer ou limiter le droit préférentiel de souscription des Actionnaires en cas d’émission d’actions contre paiement en espèces, jusqu’à un nombre total maximum d’actions nouvelles représentant 5% des actions déjà émises (ce y compris les actions propres détenues par la Société).

Cette autorisation est valable jusqu’au 4 mai 2023, et elle pourra être renouvelée par décision de l’assemblée générale extraordinaire des Actionnaires pour les actions du capital social autorisé qui n’auront pas jusqu’alors été émises par le Conseil.
À la suite de chaque augmentation de capital réalisée et dûment constatée dans la forme prévue par la Loi, le premier alinéa de cet article 5 sera modifié de manière à refléter l’augmentation ; une telle modification sera constatée par acte notarié par le Conseil ou par toute personne dûment autorisée et mandatée par celui-ci a cette fin.
Article 6.   Actions.
Les actions sont sous forme nominative.
Les actions de la Société peuvent être détenues sous forme électronique en accord avec les règles des bourses de valeurs sur lesquelles les actions de la Société peuvent être cotées de temps à autre, ou peuvent être représentées par des certificats physiques.
Chaque Actionnaire aura le droit de recevoir gratuitement un certificat nominatif représentant ses actions ou de recevoir plusieurs certificats représentant une ou plusieurs de ses actions après paiement, pour chaque certificat émis après l’établissement du premier certificat, des frais raisonnables que le Conseil arrête de temps à autres. Un actionnaire nominatif qui transfère une partie des actions comprises dans sa participation nominative aura droit sans frais à un certificat représentant le solde de ses actions.
Les certificats d’actions seront signés par deux Administrateurs. Les signatures peuvent être soit manuelles, soit imprimées, soit par facsimile. La Société peut émettre des certificats d’actions temporaires dans la forme que le Conseil détermine de temps à autre.
Les actions de la Société seront enregistrées dans le registre des Actionnaires qui sera tenu par la Société ou par une ou plusieurs personnes désignées à cet effet par la Société ; ce registre renseigne le nom de chaque actionnaire, son adresse ou domicile élu et le nombre d’actions détenues par lui. Toute cession ou dévolution d’une action sera inscrite dans le registre des Actionnaires.

Les actions seront librement cessibles.
La cession d’actions sera effectuée par la délivrance à la Société du ou des certificats représentant celles-ci à l’appui du document de cession dans une forme satisfaisant la Société ou par une déclaration de cession écrite inscrite au registre des Actionnaires, datée et signée par le cessionnaire, ou par les personnes détenant les pouvoirs de représentation appropriés à cet effet.
Tout Actionnaire est tenu de fournir à la Société une adresse à laquelle toute notification et tout avis de la Société pourront être envoyés. Cette adresse sera inscrite dans le registre des Actionnaires.
Au cas où un Actionnaire ne fournirait pas une telle adresse, la Société pourra autoriser l’inscription d’une mention à cet effet dans le registre des Actionnaires et l’adresse de l’Actionnaire sera censée être au siège social de la Société, ou à telle autre adresse que la Société mentionnera de temps à autre dans le registre des Actionnaires, jusqu’à ce qu’une autre adresse soit fournie à la Société par cet Actionnaire. L’Actionnaire pourra, à tout moment, changer son adresse inscrite au registre des Actionnaires au moyen d’une communication écrite envoyée à la Société à son siège social ou à toute autre adresse indiquée de temps à autre par la Société par avis donné aux Actionnaires.
La Société ne reconnaitra qu’un propriétaire par action émise par la Société. Dans le cas d’une copropriété, la Société pourra suspendre l’exercice de tout droit lié à l’action concernée jusqu’à ce qu’une personne soit désignée pour représenter les copropriétaires envers la Société.
Si un Actionnaire peut établir à suffisance de droit envers la Société que son certificat d’action a été détourné, perdu, volé ou détruit, un duplicata pourra lui être délivré à sa demande aux conditions déterminées par la Société sous réserve des dispositions applicables de la Loi.
Les certificats d’actions endommagés pourront être échangés contre des certificats nouveaux à la demande de tout Actionnaire. Les certificats endommagés seront remis à la Société et annulés immédiatement.
La Société peut racheter ses propres actions selon une méthode approuvée par le Conseil en accord avec la Loi et les règles des bourses de valeurs auxquelles les actions de la Société peuvent être cotées de temps à autre.
Comme requis par la loi luxembourgeoise relative aux obligations de transparence du 11 janvier 2008 (la “Loi Transparence”), toute personne qui acquiert ou dispose des actions dans le capital de la Société est tenue de notifier au Conseil le pourcentage d’actions détenues par la personne concernée suite à l’acquisition ou la cession, lorsque ce pourcentage atteint, passe au-dessus ou en dessous des seuils mentionnés par la Loi Transparence. Selon la Loi Transparence, ce qui précède s’applique aussi au seul droit d’acquérir ou de céder ou d’exercer des droits de vote dans chacun des cas auxquels la Loi Transparence fait référence. Selon cet Article, les conditions de la Loi Transparence s’appliquent aussi quand le pourcentage mentionné atteint, passe au-dessus ou en dessous de 5%. Les sanctions édictées par l’article 28 de la Loi Transparence s’appliquent à toute violation de l’obligation susmentionnée, y inclus par rapport au seuil de 5%.
CHAPITRE III. — CONSEIL, COMMISSAIRE AUX COMPTES.
Article 7.   Conseil.
La Société est administrée par un Conseil composé de 6 (six) membres au moins. Les membres du Conseil n’ont pas besoin d’être actionnaires de la Société. Les Administrateurs et le/la président(e) du Conseil (le/la “Président(e)”) seront élus par l’assemblée générale des actionnaires (l’“Assemblée Générale”), qui déterminera leur nombre, pour une période n’excédant pas 6 (six) années, et ils resteront en fonction jusqu’à ce que leurs successeurs soient élus. Quand une personne morale sera nommée administrateur (la “Personne Morale”), la Personne Morale devra désigner une personne physique (représentant permanent) qui devra représenter la Personne Morale comme membre du Conseil conformément à l’article 441-3 de la Loi. En cas de vacance d’une ou de plusieurs places d’Administrateurs, les Administrateurs restants ont le droit d’élire par un vote majoritaire un autre Administrateur jusqu’à la prochaine Assemblée Générale.
Lorsqu’elle proposera la nomination de personnes en tant qu’Administrateurs à l’Assemblée Générale, la Société devra se conformer aux règles et procédures du comité de nomination du Code de Gouvernance

d’Entreprise suédois, pour autant que l’observation desdites règles ne soit pas en contradiction avec la loi ou la réglementation impérative applicable, ni avec les règles impératives de tout marché boursier sur laquelle les actions de la société sont cotées.
Dans le cas où la Société ne se conformerait pas aux règles du comité de nomination du Code de Gouvernance d’Entreprise suédois et lorsqu’un comité du Conseil est créé pour proposer la nomination de personnes en tant qu’Administrateurs à l’Assemblée Générale, tout Actionnaire détenant au moins 20% des actions émises et en circulation de la Société, à l’exclusion des actions propres, a le droit de nommer :
1.
un des Administrateurs en fonction, pour devenir membre de ce comité, à condition que cette nomination et l’Administrateur ainsi désigné, respectent les exigences de toute loi ou réglementation impérative applicable ainsi que les règles impératives de tout marché boursier sur laquelle les actions de la société sont cotées, et

2.
une personne, qui peut être ou non un Administrateur, qui assistera aux réunions de ce comité en tant qu’observateur, sans disposer du droit de vote lors de ces réunions, pour autant que cette participation n’entre pas en conflit avec la loi ou la réglementation impérative applicable ou avec les règles impératives de tout marché boursier sur laquelle les actions de la Société sont cotées.

Toute nomination faite en application du paragraphe précédent deviendra caduque à partir du moment où l’actionnaire qui a procédé à la nomination détient moins de 20% des actions émises et en circulation de la Société, à l’exclusion des actions propres.
Article 8.   Réunions du Conseil.
Le Conseil peut choisir un secrétaire, qui ne doit pas être Administrateur et qui sera responsable de la rédaction des procès-verbaux des réunions du Conseil et des résolutions prises lors des Assemblées Générales.
Le Conseil se réunira sur convocation du/de la Président(e). Une réunion du Conseil doit être convoquée si deux Administrateurs le demandent.
Le/la Président(e) présidera toutes les réunions du Conseil, mais en son absence le Conseil désignera à la majorité simple des Administrateurs présents un autre Administrateur ou un tiers dûment qualifié comme Président(e) de la réunion concernée.
Avis écrit de toute réunion du Conseil sera donné à tous les Administrateurs au moins 3 (trois) jours avant la date prévue pour la réunion, sauf s’il y a urgence ou avec l’accord de tous ceux qui ont droit d’assister à cette réunion. La convocation indiquera le lieu de la réunion et en contiendra l’ordre du jour. Une telle convocation n’est pas requise si tous les membres du Conseil sont présents ou représentés à l’occasion de la réunion et s’ils précisent qu’ils ont été dûment informés, et avoir eu pleine connaissance de l’ordre du jour de la réunion. La nécessité d’une convocation peut être supprimée si les membres y consentent par écrit, que ce soit par un original, un fax, ou un e-mail sur lequel une signature électronique (valide selon le droit luxembourgeois) est apposée, de chaque membre du Conseil. Une convocation écrite séparée ne sera pas requise pour les réunions qui sont tenues à des moments et des lieux déterminés dans une annexe adoptée antérieurement par une résolution du Conseil.
Toute réunion du Conseil se tiendra à Luxembourg ou à tout autre endroit que le Conseil peut de temps à autres arrêter.
Tout membre du Conseil peut agir à n’importe quelle réunion du Conseil en nommant par écrit, que ce soit par un original, un fax, ou un courriel sur lequel une signature électronique (valide selon le droit luxembourgeois) est apposée, un autre Administrateur comme son mandataire.
Le Conseil ne pourra délibérer et agir valablement que si 4 (quatre) Administrateurs sont présents. Les décisions sont prises à la majorité simple des voix des Administrateurs présents ou représentés. Le/la Président(e) n’a pas de voix prépondérante en cas de partage de voix.
Nonobstant ce qui précède, une résolution du Conseil pourra aussi être adoptée en cas d’urgence ou si d’autres circonstances exceptionnelles le justifient. Une telle résolution devra être approuvée unanimement par les Administrateurs et consistera en un ou plusieurs documents contenant les résolutions soit (i) signées manuellement ou électroniquement par le biais d’une signature électronique valable en droit luxembourgeois ou (ii) convenues par un consentement écrit par email auquel une signature électronique (valable en droit luxembourgeois) est apposée. La date de cette résolution sera la date de la dernière signature ou, selon le cas, du dernier accord.
Chaque Administrateur pourra participer à une réunion du Conseil par conférence téléphonique, visio-conférence ou tout autre moyen de communication similaire par lequel (i) les Administrateurs présents à la réunion peuvent être identifiés, (ii) toutes les personnes participant à la réunion peuvent entendre et parler à chacun d’entre eux, (iii) la transmission de la réunion est réalisée de manière ininterrompue et (iv) les Administrateurs peuvent débattre comme il se doit, et participent à une réunion par tout moyen qui équivaut à une présence physique à la réunion. Une réunion du Conseil tenue par de tels moyens de communication sera réputée avoir été tenue à Luxembourg.
Article 9.   Procès-verbaux des réunions du Conseil.
Les procès-verbaux de toute réunion du Conseil seront signés par le/la Président(e). Les procurations resteront annexées aux procès-verbaux.
Les copies ou extraits de ces procès-verbaux ainsi que des résolutions circulaires adoptées par le Conseil, destinés à servir en justice ou ailleurs, seront signés par le/la Président(e), tout(e) président(e) de la réunion du Conseil concernée ou par deux membres du Conseil.
Article 10.   Pouvoirs du Conseil.
Le Conseil a les pouvoirs les plus larges pour accomplir tous les actes nécessaires ou utiles à la réalisation de l’objet social de la Société. Tous les pouvoirs qui ne sont pas réservés expressément à l’Assemblée Générale par la Loi ou les présents statuts sont de la compétence du Conseil.
Article 11.   Délégation de pouvoirs.
Le Conseil peut déléguer la gestion journalière de la Société ainsi que la représentation de la Société en ce qui concerne cette gestion à un ou plusieurs Administrateurs, directeurs, fondés de pouvoirs, employés ou autres agents qui n’auront pas besoin d’être Actionnaires, ou conférer des pouvoirs ou mandats spéciaux ou des fonctions permanentes ou temporaires à des personnes ou agents de son choix.
Article 12.   Rémunération des Administrateurs.
Chaque Administrateur aura droit à une rémunération pour l’exercice de ses fonctions d’Administrateur au taux qui sera déterminé de temps à autre par l’Assemblée Générale. Un Administrateur à qui est déléguée la gestion journalière ou qui exerce par ailleurs des fonctions exécutives aura également droit à une rémunération (que ce soit sous la forme d’un salaire, d’une participation aux profits ou autrement y compris une pension de retraite, et une contribution à une pension de retraite) telle que le Conseil pourra arrêter de temps à autre.
Article 13.   Conflits d’Intérêts.
Aucun contrat ni aucune transaction que la Société pourra conclure avec un tiers ne pourra être affecté ou invalide par le fait qu’un Administrateur, directeur ou employé de la Société ait un intérêt personnel ou soit un Administrateur, directeur ou employé de ce tiers, tant que (x) ce contrat ou transaction sera négocié de plein gré à des termes non moins favorables pour la Société que ceux qui auraient pu être obtenus d’une partie tierce, et dans le cas d’un administrateur, celui-ci devra s’abstenir de voter sur tout sujet qui concerne ce contrat ou cette transaction à toute réunion du Conseil de la Société, et (y) tout intérêt personnel sera notifié à la Société par l’Administrateur, le directeur ou l’employé concerné.
Au cas où un Administrateur ou fondé de pouvoirs aurait un intérêt personnel dans une transaction de la Société, il en avisera le Conseil et il ne pourra prendre part aux délibérations ou émettre un vote au sujet de cette opération, et cette transaction ainsi que l’intérêt personnel de l’Administrateur ou du fondé de pouvoir seront portés à la connaissance de la prochaine Assemblée Générale.

Article 14.   Indemnisation.
La Société indemnisera tout Administrateur ou fondé de pouvoirs et leurs héritiers, exécuteurs testamentaires et administrateurs de biens pour tous dommages-intérêts, compensations et dépenses à leur charge ainsi que tous frais raisonnables qu’ils auraient encouru par suite ou en conséquence de leur comparution en tant que défendeurs dans des actions en justice, des procès ou des poursuites judiciaires que leur auront été intentés de par leur fonctions actuelles ou anciennes d’administrateur ou de fondé de pouvoirs de la Société, ou à la demande de la Société, de toute autre société dans laquelle la Société est actionnaire ou créancier exception faite pour les cas où ils auraient été déclarés coupables de négligence grave ou pour avoir volontairement manqué à leurs devoirs envers la Société; en cas d’arrangement transactionnel, l’indemnisation ne portera que sur les matières couvertes par l’arrangement transactionnel et dans ce cas seulement si la Société est informée par son conseiller juridique que la personne à indemniser n’aura pas manqué à ses devoirs envers la Société. Le droit à indemnisation qui précède n’exclut pas pour les personnes susnommées le recours à d’autres droits auxquels elles pourraient prétendre.
L’indemnisation par la Société inclura le droit pour la Société de payer ou rembourser les frais légaux raisonnables d’un défendeur avant que toute procédure ou investigation contre le défendeur ait résulte en un jugement final, une transaction ou conclusion, à condition que les Administrateurs de la Société aient décidé de bonne foi que les actions du défendeur ne constituaient pas des violations intentionnelles et délibérées de la loi et qu’ils ont repo un avis juridique pertinent à ce sujet.
Article 15.   Représentation de la Société.
Vis-à-vis des tiers, la Société sera engagée par les signatures conjointes de deux Administrateurs, ou par la signature individuelle de la personne à laquelle la gestion journalière de la Société a été déléguée, dans le cadre de cette gestion journalière, ou par la signature conjointe ou par la signature individuelle de toutes personnes à qui un tel pouvoir de signature aura été délégué par le Conseil, mais seulement dans les limites de ce pouvoir.
Article 16.   Commissaire aux comptes.
Les opérations de la Société seront surveillées par un ou plusieurs commissaires aux comptes, Actionnaires ou non.
Le ou les commissaires aux comptes seront nommés par l’Assemblée Générale à la majorité simple des actions présentes ou représentées, qui déterminera leur nombre, pour une durée qui ne peut dépasser 6 (six) ans. Ils resteront en fonction jusqu’à ce que leurs successeurs soient élus. Ils sont rééligibles mais ils peuvent être révoqués à tout moment, avec ou sans motif, par une décision adoptée à une majorité simple des Actionnaires présents ou représentés.
CHAPITRE IV. — ASSEMBLEE GENERALE DES ACTIONNAIRES.
Article 17.   Pouvoirs de l’Assemblée Générale.
Toute Assemblée Générale régulièrement constituée représente l’ensemble des Actionnaires. Elle a tous les pouvoirs qui lui sont réservés par la Loi.
Article 18.
Le Conseil déterminera dans l’avis de convocation les formalités devant être observées par chaque Actionnaire pour être admis à l’Assemblée Générale.
Article 19.   Assemblée Générale annuelle.
L’Assemblée Générale annuelle se réunit au Grand-Duché de Luxembourg endéans six (6) mois à compter de la clôture de l’exercice social approprié, au siège social de la Société ou à tel autre endroit au Luxembourg indiqué dans l’avis convoquant l’Assemblée Générale annuelle. Le/la président(e) de l’Assemblée Générale annuelle sera élu par les Actionnaires.

Article 20.   Autres Assemblées Générales.
De telles Assemblées Générales doivent être convoquées par le Conseil si les Actionnaires représentant au moins 10% du capital social de la Société le demandent.
Article 21.   Procédure, vote.
Les Actionnaires seront convoqués par le Conseil ou par le ou le(s) commissaire(s) aux comptes conformément aux conditions fixées par la Loi. La convocation contiendra l’ordre du jour de l’Assemblée Générale.
Si tous les Actionnaires sont présents ou représentés à l’Assemblée Générale et déclarent avoir eu connaissance de l’ordre du jour de l’Assemblée Générale, celle-ci peut se tenir sans convocations préalables.
Un Actionnaire peut agir à une Assemblée Générale en nommant une autre personne qui ne doit pas nécessairement être Actionnaire comme son mandataire, par écrit, que ce soit par un original, un fax, ou un courriel auquel une signature électronique (valide selon le droit luxembourgeois) est apposée.
Les Actionnaires ont la possibilité de voter par écrit (par le biais de bulletins de vote) sur les résolutions soumises à l’Assemblée Générale à la condition que les bulletins de vote écrits incluent (i) le nom, le prénom, l’adresse et la signature de l’Actionnaire concerné, (ii) l’indication des actions pour lesquelles l’Actionnaire exercera ce droit, (iii) l’agenda tel qu’indiqué dans la convocation écrite et (iv) les instructions de vote (approbation, refus, abstention) pour chaque point de l’agenda. Afin d’être pris en compte, les originaux ou copies électroniques des bulletins de vote doivent être reçus par la Société dans un délai décidé par le Conseil ou, en l’absence d’un délai prévu par le Conseil, au moins 72 (soixante-douze) heures avant l’Assemblée Générale en question.
Le Conseil pourra autoriser les Actionnaires à exercer, conformément à l’article 6 de la loi du 24 mai 2011 sur les droits des actionnaires dans les sociétés côtés, leurs droits de vote et participer à une Assemblée Générale par le biais de moyens électroniques, en s’assurant notamment que tout ou partie des formes suivantes de participations soient respectées :
a)
Une transmission en temps réel de l’Assemblée Générale ;

b)
Une communication réciproque permettant aux Actionnaires de s’adresser à l’Assemblée Générale à distance ; et

c)
Un mécanisme de vote, soit avant ou pendant l’Assemblée Générale, ne nécessitant pas la nomination d’un mandataire physiquement présent à l’Assemblée Générale.

Tout Actionnaire participant à une Assemblée Générale par ces moyens sera considéré présent au lieu de l’Assemblée Générale pour les besoins de quorum et de majorité. L’utilisation de moyens électroniques permettant aux Actionnaires de participer à l’Assemblée Générale pourront être soumis seulement à ces exigences car elles sont nécessaires pour assurer l’identification des Actionnaires et la sécurité de la communication électronique, et seulement dans la mesure où ils sont proportionnels pour atteindre cet objectif.
Le Conseil pourra déterminer les moyens électroniques référencés ci-dessus à l’article 21 paragraphe 5 et toutes les autres conditions qui devront être remplies afin de participer à l’Assemblée Générale conformément au droit luxembourgeois.
Les Actionnaires auront à chaque Assemblée Générale droit à un vote pour chaque action.
Aucun quorum n’est exigé pour une réunion de l’Assemblée Générale et les résolutions sont adoptées à une telle Assemblée Générale à la majorité simple des voix. Sauf disposition contraire de la Loi, une Assemblée Générale extraordinaire convoquée pour modifier toute disposition des Statuts ou pour le retrait des actions de la Société de la cotation dans une transaction de retrait de marché ne délibèrera pas valablement à moins qu’au moins la moitié du capital social ne soit représenté et que l’ordre du jour indique les modifications des Statuts proposées. Si la première de ces conditions n’est pas remplie, une deuxième Assemblée Générale extraordinaire peut être convoquée, de la manière prescrite par les Statuts ou la Loi. La deuxième Assemblée Générale extraordinaire délibèrera valablement indépendamment de la proportion du capital représentée. A l’occasion de ces deux Assemblées Générales extraordinaires, les résolutions, afin d’être valables, doivent être adoptées à la majorité des deux-tiers des votes exprimés. Les copies ou extraits des minutes des Assemblées Générales à produire devant la Cour seront signées par le/la Président(e) ou par deux Administrateurs.
CHAPITRE V. — ANNEE SOCIALE, REPARTITION DES BENEFICES
Article 22.   Année sociale.
L’année sociale de la Société commence le premier janvier et finit le dernier jour de décembre de chaque année sauf la première année sociale qui commence à la date de constitution de la Société et finit le dernier jour de décembre 1992.
Le Conseil prépare les comptes annuels suivant les dispositions de la Loi et les pratiques comptables.
Article 23.   Affectation des bénéfices.
Sur les bénéfices nets de la Société, il sera prélevé cinq pour cent (5%) pour la formation d’un fonds de réserve légale requis par la Loi. Ce prélèvement cesse d’être obligatoire lorsque et aussi longtemps que la réserve légale atteindra dix pour cent (10%) de la totalité de la valeur nominale du capital social émis de la Société.
Sur recommandation du Conseil, l’Assemblée Générale décidera de l’affection du solde des bénéfices annuels nets. Elle peut décider de verser la totalité ou une partie du solde à un compte de réserve ou de provision, de le reporter à nouveau au prochain exercice social ou de le distribuer aux Actionnaires comme dividendes.
Le Conseil peut procéder à un versement d’acomptes sur dividendes dans les conditions fixées par la Loi.
Il déterminera le montant ainsi que la date de paiement de ces acomptes.
Des dividendes peuvent être distribués à partir des profits nets non distribués reportés en avant des années précédentes. Les dividendes seront payés en dollars des États-Unis d’Amérique ou par distribution gratuite d’actions de la Société ou autrement en nature tel que déterminé par les Administrateurs, et peuvent être payés aux dates arrêtées par le Conseil. Le paiement de dividendes sera fait aux Actionnaires à leur adresse indiquée dans le registre des Actionnaires. Aucun intérêt ne sera dû par la société sur des dividendes déclarés mais non réclamés.
Les Actionnaires ont le droit de participer au profit de la société proportionnellement au montant libéré de valeur nominale de leurs actions.
CHAPITRE VI. — DISSOLUTION, LIQUIDATION.
Article 24.   Dissolution, liquidation.
La Société peut être dissoute par décision prise lors d’une Assemblée Générale statuant aux mêmes conditions de présence et de majorité que celles requises par l’article 20 des Statuts.
Lors de la dissolution de la Société, la liquidation s’effectuera par les soins d’un ou de plusieurs liquidateurs nommés par l’Assemblée Générale qui déterminera leurs pouvoirs et leurs émoluments.
Les actions comportent un droit au remboursement (à partir des avoirs disponibles pour la distribution aux Actionnaires) du montant du capital nominal libéré de ces actions et le droit de partager les avoirs supplémentaires dans le cadre d’une liquidation de la Société proportionnellement au montant libéré de la valeur nominale de ces actions.

CHAPITRE VII. — LOI APPLICABLE.
Article 25.   Loi applicable.
Toutes les matières qui ne sont pas régies par les présents Statuts seront réglées conformément à la Loi.
CONSOLIDATED ARTICLES OF ASSOCIATION AS AT MAY 23rd, 2024
Signed in Junglinster, this June 4, 2024
STATUTS COORDONNES À LA DATE DU 23 MAI 2024
Signé à Junglinster, le 4 juin 2024

Millicom’s Earnings Release and Interim Financial Report (IAS 34) for the Period January 1, 2024 – March 31, 2024
Luxembourg, May 8, 2024
Millicom (Tigo) Q1 2024 Earnings Release
Highlights*
•
Revenue grew 8.6% driven by Service revenue up 8.8%, due to stronger currencies and organic growth of 3.8%, up from 3.2% in Q4 attributable to large B2B contracts in Panama and a return to positive growth in Guatemala.

•
Operating profit increased 70.6%, reflecting the revenue increase and a 3.4% decline in operating expenses, while EBITDA grew 24.5% (20.0% organically) despite $30 million of restructuring costs incurred in the period.

•
Colombia EBITDA rose 50.3% (24.2% organically) with a record EBITDA margin of 36.5% despite an $18 million restructuring charge. Excluding this one-off, Colombia’s EBITDA margin was 41.4%.

•
Operating cash flow rose 53.0% organically to $519 million, reflecting both the robust EBITDA growth and a 38.9% reduction in capex due mostly to slower phasing of investments in 2024 compared to 2023.

•
Net income of $92 million in Q1 2024 was up strongly from $3 million in Q1 2023, reflecting the significant increase in operating profit.

•
Leverage declined to 3.10x at the end of March 2024 from 3.29x at year-end 2023.

Financial highlights ($ millions)	Q1 2024	Q1 2023	% change	Organic % Change
Revenue	1,487	1,369	8.6%	3.8%
Operating Profit	324	190	70.6%
Net Profit	92	3	NM
Non-IFRS measures (*)
Service Revenue	1,376	1,264	8.8%	3.8%
EBITDA	632	507	24.5%	20.0%
Capex	113	185	(38.9)%
Operating Cash Flow	519	322	61.0%	53.0%
Equity Free Cash Flow	1	(133)	NM

*
See page 10 for a description of non-IFRS measures and for reconciliations to the nearest equivalent IFRS measures.

Millicom Chief Executive Officer Mauricio Ramos commented:
“I am very pleased to report that 2024 is off to a good start, as the combination of key investments and strategic initiatives implemented over the last several years, combined with savings from both phases of Project Everest, produced strong Q1 performance on many fronts:
•
EBITDA grew 20% organically, with all countries up between 8% and 26%;

•
OCF grew even faster, up 53% organically, as we optimized investment and benefited from favorable phasing;

•
Colombia EBITDA margin hit a new record and is on track to generate positive and sustainable EFCF in 2024, after years of heavy investment;

•
Guatemala returned to positive service revenue and EBITDA growth, aided by improved mobile pricing; and,

•
Panama cemented its market leadership with record postpaid mobile net additions, as the third mobile operator ceased operations on April 20.

Q1 benefited from large B2B contracts, favorable capex phasing, stronger FX and other tailwinds, yet Q1 results demonstrate the cash flow generation potential of the business, and strengthen our ability to achieve our 2024 Equity Free Cash Flow target of $550 million.
As recently-communicated, Millicom’s Board of Directors appointed Marcelo Benitez to succeed me as Millicom’s next CEO. I will continue as Chair of the Board of Directors, subject to shareholder approval at the upcoming AGM. The entire Board and I look forward to working with Marcelo to ensure a smooth transition and continued success in his incredible journey with Millicom over the past 30 years.”
Financial Targets
Millicom targets Equity free cash flow of around $550 million in 2024. Excluded from this target are (1) any cash proceeds and related taxes stemming from a potential Lati transaction and (2) cash proceeds from the Colombia tower transaction.
Subsequent Events
On April 2, 2024, MIC SA completed the issuance of 7.375% $450 million Senior Notes due 2032. A portion of the net proceeds was used to repay in full $200 million of certain bank loans with DNB.
On April 25, 2024, our Colombian operation issued a COP160 billion (approximately $40 million) three-year bond with a fixed interest rate of 17.0% payable in Colombian pesos.
During April 2024, we continued to repurchase bonds in the secondary markets. The aggregate principal value repurchased during the month was $15 million of MICSAs 2028s and $25 million of the Telecel 2027s.
As part of the share repurchase program launched during Q4 2023, Millicom has continued to repurchase shares in April 2024, acquiring an additional 147,105 shares during the month.
Group Quarterly Financial Review — Q1 2024
Income statement data (IFRS) $ millions (except EPS in $ per share)	Q1 2024	Q1 2023	% change
Revenue	1,487	1,369	8.6%
Equipment, programming and other direct costs	(382)	(372)	(2.8)%
Operating expenses	(473)	(490)	3.4%
Depreciation	(247)	(244)	(1.3)%
Amortization	(87)	(87)	0.3%
Share of profit in Honduras joint venture	13	11	20.3%
Other operating income (expenses), net	13	2	NM
Operating profit	324	190	70.6%
Net financial expenses	(164)	(166)	1.0%
Other non-operating income, (expense) net	(7)	19	NM
Gains/(losses) from other JVs and associates, net	—	(4)	NM
Profit before tax	153	39	NM
Net tax expense	(71)	(59)	(18.8)%

Income statement data (IFRS) $ millions (except EPS in $ per share)	Q1 2024	Q1 2023	% change
Non-controlling interests	10	23	(56.8)%
Net profit for the period	92	3	NM
Weighted average shares outstanding (millions)	171.35	170.91	0.3%
EPS	0.54	0.02	NM
In Q1 2024, revenue increased 8.6% year-on-year, reflecting organic growth in most countries and the effect of the stronger Colombian peso and the Costa Rican colon. Excluding the effect of foreign exchange rates, revenue and service revenue both increased 3.8%.
Equipment, programming and other direct costs increased 2.8% due to costs associated with two large B2B projects in Panama, which more than offset lower programming costs, as we streamlined our offerings. Operating expenses declined $17 million, or 3.4% year-on-year, as savings from Project Everest more than offset the impact of inflation and foreign exchange movements as well as $30 million of restructuring charges.
Depreciation increased 1.3% year-on-year to $247 million, as the effect of the stronger Colombian peso more than offset a decline in local currency terms due to a longer assumed useful life of tower assets and to a decline in customer premise equipment investment. Amortization was stable at $87 million.
Share of profit in our Honduras joint venture increased 20.3% to $13 million, as improved operating performance and lower depreciation were partially offset by severance costs in that country. Other operating income of $13 million reflects a gain on the sale of towers in Colombia.
As a result of these and other factors, operating profit increased $134 million, or 70.6%, year-on-year to $324 million.
Net financial expenses declined by $2 million year-on-year to $164 million, as income on bond purchases was largely offset by the impact of a stronger Colombian peso on the net interest expense at our Colombia subsidiary.
Other non-operating expense of $7 million related to foreign exchange losses, mostly in Paraguay, and compares to income of $19 million in Q1 2023 due to foreign exchange gains in that period.
Tax expense of $71 million in Q1 2024 increased from $59 million in Q1 2023 mostly reflecting the increase in profitability. Non-controlling interests of $10 million in Q1 2024 compares to $23 million in Q1 2023, reflecting our partner’s share of net losses in both years in Colombia.
As a result of the above items, net profit attributable to owners of the company was $92 million ($0.54 per share), compared to a net profit of $3 million ($0.02 per share) in Q1 2023. The weighted average number of shares outstanding during the quarter was 171.35 million. As of March 31, 2024, there were 172.10 million shares issued and outstanding, including 0.71 million held as treasury shares.
Cash Flow
Cash flow data* ($ millions)	Q1 2024	Q1 2023	% change
EBITDA	632	507	24.5%
Cash capex (excluding spectrum and licenses)	(133)	(289)	53.9%
Spectrum paid	(78)	(53)	(48.6)%
Changes in working capital	(202)	(124)	(63.2)%
Other non-cash items	10	13	(24.8)%
Taxes paid	(38)	(37)	(1.4)%
Operating free cash flow	190	17	NM
Finance charges paid, net	(132)	(129)	(2.8)%
Lease payments, net	(71)	(69)	(3.5)%

Cash flow data* ($ millions)	Q1 2024	Q1 2023	% change
Free cash flow	(14)	(180)	92.3%
Repatriation from joint ventures and associates	15	48	(68.3)%
Dividends and advances to non-controlling interests	—	—	NM
Equity free cash flow	1	(133)	NM

*
See page 10 for a description of non-IFRS measures discussed in the above table.

Equity Free Cash Flow (EFCF) in Q1 2024 was $1 million, compared to an outflow of $133 million in Q1 2023. The $134 million improvement in EFCF over the past year is explained primarily by the following items:
Positives:
•
$156 million reduction in cash capex, reflecting lower levels of commercial activity and investment in our Home business unit, especially in Colombia and Bolivia, as well as $39 million of gross proceeds from the Colombia tower sale; and,

•
$125 million increase in EBITDA due to service revenue growth and savings from Project Everest.

Detractors:
•
$78 million increase in working capital, mostly due to severance and other expenses booked in Q4 2023 but paid in Q1 2024;

•
$26 million increase in spectrum payments related to the 1900 MHz band in Colombia; and,

•
$33 million decline in repatriation from joint ventures and associates, reflecting an accelerated payment schedule in 2023 as well as the impact of foreign exchange controls which limited our Honduras joint venture’s ability to pay dividend advances during Q1 2024.

Debt
($ millions)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
USD Debt	3,746	3,859	3,905	3,905	4,103
Local Currency Debt	2,785	2,819	2,817	2,829	2,742
Gross Debt	6,530	6,678	6,721	6,735	6,845
Derivatives & Vendor Financing	66	58	53	51	42
Less: Cash	622	780	765	703	904
Net Debt*	5,975	5,956	6,009	6,083	5,983
EBITDAaL* (LTM)	1,926	1,812	1,809	1,819	1,882
Leverage*	3.10x	3.29x	3.32x	3.34x	3.18x

*
Net Debt, EBITDAaL and Leverage are non-IFRS measures and are IFRS consolidated figures. See page 10 for a description of non-IFRS measures and for reconciliations to the nearest equivalent IFRS measures.

During the quarter, gross debt declined $148 million to $6,530 million as of March 31, 2024, compared to $6,678 million as of December 31, 2023, as a result of debt repayments and repurchases. During the quarter, we repurchased and cancelled approximately $132 million aggregate principal value of our bonds61 for approximately $117 million, consistent with our deleveraging goals.
As of the end of Q1 2024, 43% of gross debt was in local currency62, while 79% of our debt was at fixed rates63 with an average maturity of 4.5 years. Approximately 64% of gross debt was held at our operating entities,

61
Including MICSA, Comcel and Cable Onda bonds

62
Or swapped for local currency

63
Or swapped for fixed rates

while the remaining 36% was at the corporate level. The average interest rate on our debt was 6.5%. On our dollar-denominated debt64, the average interest rate was 5.7% with an average maturity of 4.9 years.
Cash was $622 million as of March 31, 2024, a decrease of $159 million compared to $780 million as of December 31, 2023, and 65% was held in U.S. dollars. As a result, our net debt was $5,975 million as of March 31, 2024, an increase of $19 million during the quarter, due to share repurchases of $27 million, partially offset by the $15 million discount on bond repurchases. Leverage (net debt to EBITDAaL) was 3.10x as of March 31, 2024, down from 3.29x as of December 31, 2023, with the decline due to the significant improvement in EBITDAaL over the last 12 months.
Operating performance
The information contained herein can also be accessed electronically in the Financial & Operating Data Excel file published at www.millicom.com/investors alongside this earnings release.
Business units
We discuss our performance under two principal business units:
1.
Mobile, including mobile data, mobile voice, and mobile financial services (MFS) to consumer, business and government customers;

2.
Fixed services, including broadband, Pay TV, content, and fixed voice services for residential (Home) customers, as well as voice, data and value-added services and solutions to business and government customers.

On occasion, we also discuss our performance by customer type, with B2B referring to our business and government customers, while B2C includes residential and personal consumer groups.
Market environment
The macroeconomic environment remained relatively stable during the period, with little movement in average foreign exchange rates, with the exception of the Costa Rica colón and Colombian peso, which both appreciated approximately 3% during the quarter, having appreciated approximately 10% and 22%, respectively, over the past year. Foreign exchange rates and movements are presented on page 13.
Key Performance Indicators
During Q1 2024, our mobile customer base increased by 16,000 to end at 40.7 million. Postpaid continued to perform very strongly with net additions of 214,000 in Q1, our strongest performance since seasonally-strong Q4 of 2022. In Colombia, we added 133,000 postpaid customers, as we continued to gain customers reflecting our superior network quality and value proposition. Mobile ARPU increased 8.6% year-on-year, with every country seeing positive ARPU growth in local currency terms.
At the end of Q1 2024, our fixed networks passed 13.4 million homes, an increase of 52,000 during the quarter. HFC/FTTH customer relationships declined 13,000 in Q1 2024. Many countries experienced positive customer net additions, while Colombia saw a significant improvement in churn and fewer customer losses during the quarter, even as we continued to prioritize pricing and investment discipline in that market. Home ARPU increased 9.5% year-on-year, with Colombia up almost 10% in local currency and by more than 30% in U.S. dollar terms.

64
Including SEK denominated bonds that have been swapped into US dollars.

Key Performance Indicators* (‘000)	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q1 2024 vs Q1 2023
Mobile customers	40,681	40,665	40,767	40,600	40,565	0.3%
Of which 4G customers	22,349	22,350	21,521	21,201	20,971	6.6%
Of which postpaid subscribers	7,344	7,130	6,938	6,739	6,550	12.1%
Mobile ARPU ($)	6.3	6.2	6.1	6.0	5.8	8.6%
Homes passed	13,400	13,348	13,249	13,097	13,001	3.1%
Of which HFC/FTTH	13,169	13,112	13,005	12,836	12,731	3.4%
Customer relationships	4,392	4,435	4,554	4,660	4,776	(8.0)%
Of which HFC/FTTH	3,855	3,868	3,947	4,033	4,124	(6.5)%
HFC/FTTH revenue generating units	8,165	8,619	8,360	8,545	8,683	(6.0)%
Of which Broadband Internet	3,602	3,602	3,663	3,727	3,768	(4.4)%
Home ARPU ($)	28.3	28.1	27.6	26.7	25.9	9.5%

*
KPIs exclude our joint venture in Honduras, which is not consolidated in the Group figures.

Financial indicators
In Q1 2024, revenue increased 8.6% year-on-year to $1,487 million, while service revenue increased 8.8% to $1,376 million. Excluding currency movements, organic service revenue growth was up 3.8% year-on-year, with Mobile up 5.3%, fueled by ARPU growth, while Fixed and other services grew 2.3%. The performance in Fixed largely reflects mid-teen growth in B2B, which more than offset a decline in our Home business during the quarter.
EBITDA was $632 million, up 24.5% year-on-year. Excluding the impact of foreign exchange, EBITDA increased 20.0% organically year-on-year. Included in EBITDA were $30 million of one-off restructuring charges.
Capex was $113 million in the quarter, down 38.9% year-on-year, as we continue to optimize capital investment in all our operations. The capex decline also reflected different phasing in our 2024 investment plans compared to 2023.
Operating Cash Flow (OCF) increased 61.0% year-on-year to $519 million in Q1 2024 from $322 million in Q1 2023.
Financial Highlights* ($m, unless otherwise stated)	Q1 2024	Q1 2023	% change	Organic % change
Revenue	1,487	1,369	8.6%	3.8%
Service revenue	1,376	1,264	8.8%	3.8%
Mobile	787	721	9.1%
Fixed and other services	572	526	8.8%
Other	17	17	0.9%
EBITDA	632	507	24.5%	20.0%
EBITDA margin	42.5%	37.0%	5.4 pt
Capex	113	185	(38.9)%
OCF	519	322	61.0%	53.0%

*
Service revenue, EBITDA, EBITDA margin, Capex, OCF and organic growth are non-IFRS measures. Capex is defined as capital expenditures excluding spectrum, license costs and lease capitalizations. See page 10 for a description of non-IFRS measures and for reconciliations to the nearest equivalent IFRS measures.

Country performance
•
Guatemala service revenue grew 2.0%, while EBITDA increased 7.9%, in local currency terms, a material improvement from recent trends, driven by ARPU growth in Mobile.

•
Colombia service revenue was flat in local currency as high-single digit growth in Mobile offset a decline in Home. EBITDA growth accelerated to 24.2% organically due to both Mobile service revenue growth and continued Home price discipline, as well as savings from Project Everest. The EBITDA margin of 36.5% was a new record. Excluding severance, EBITDA margin would have been 41.4%.

•
Paraguay had a 12th consecutive quarter of positive service revenue growth, up 4.3% in local currency, with all business units contributing. EBITDA grew 14.1% organically, and the EBITDA margin was 48.3%.

•
Panama service revenue grew 17.8%, fueled by large B2B contracts, as well as strong growth in Mobile, while EBITDA grew 26.1% year-on-year. During the quarter, the regulator announced that it would wind-down operations of Digicel on April 20, 2024, after unsuccessfully trying to sell the country’s third mobile operator since taking it over two years ago.

•
Bolivia service revenue was flat, with growth in Mobile and B2B offset by a decline in Home, where we continue to prioritize price discipline. EBITDA increased 12.7% due to savings from Project Everest and reduced commercial activity in Home. During the quarter, we continued to experience challenges in converting Bolivianos to U.S. dollars to pay some of our suppliers, forcing us to delay payments totaling approximately $16 million as of March 31, 2024.

•
Service revenue in our Other segment, comprised of El Salvador, Nicaragua and Costa Rica, increased 5.4%, as growth in Mobile and B2B more than offset a decline in Home. EBITDA increased 17.8% driven by revenue growth and savings from Project Everest.

•
Honduras joint venture (not consolidated) service revenue grew 2.8%, while EBITDA rose 10.2% in local currency. As in Bolivia, currency controls introduced over the past year have limited our joint venture’s ability to purchase U.S. dollars, impacting the payment of dividend advances to shareholders.

ESG highlights — Q1 2024
On March 12, we published our 2023 Annual Report, providing a comprehensive overview of our financial performance, corporate governance, and environmental, social, and governance (ESG) initiatives. Aligned with our commitment to transparency and sustainability, we simultaneously published the SASB and GRI indices.
Environment
Likewise during the first quarter, Millicom received the 2023 CDP (formerly Carbon Disclosure Project) rating, maintaining our B score and an unchanged AA rating from MSCI; reflecting our ongoing efforts to measure and manage our environmental impact, mitigate climate risks, and capitalize on opportunities arising from the transition to a low-carbon economy.
Society
Conectadas, our education and digital inclusion program aimed at fostering mobile internet usage and skill development among women trained over 30,000 women in Q1 2024. We provided training to over 1,000 educators via our Maestr@s Conectad@s program, while our Conéctate Segur@ program has positively impacted the lives of more than 15,000 children, 1,000 teachers, and 10,000 parents and caregivers through training and education.
Governance
Aude Durand joined the Board of Millicom on February 26, 2024. On March 22, 2024, Millicom announced that Sheldon Bruha would be stepping down from the role of Chief Financial Officer. He is succeeded by Bart Vanhaeren beginning on April 15, 2024.
On April 23, 2024, Millicom published its convening notice for the annual general meeting (AGM) and an extraordinary general meeting (EGM) of shareholders that will take place on May 23, 2024. Millicom’s Nomination Committee proposed to the AGM, the election of Maxime Lombardini and Justine Dimovic as new Directors of the Board; the re-election of María Teresa Arnal Machado, Bruce Churchill, Aude Durand,

Tomas Eliasson, Mauricio Ramos, Thomas Reynaud, and Blanca Treviño de Vega as Directors of the Board; and the election of Mauricio Ramos as Chair of the Board. Ms. Pernille Erenbjerg and Mr. Michael Golan have declined re-election.
On April 25, Millicom’s Board of Directors announced the appointment of Marcelo Benitez as CEO of Millicom, effective June 1. Benitez has had a distinguished career with Millicom, having joined the company in Paraguay nearly 30 years ago and risen through the Company’s ranks to his most recent role as CEO of TIGO Panama.
Compliance
During Q1, we designed the Compliance KPIs for 2024, which will have a remunerative effect on country General Managers and other bonus-eligible employees. These KPIs are largely the same as in 2023, in order to maintain consistency and alignment, with some incremental changes to support adoption of new program elements or direct additional focus into specific areas.
Video conference details
A video conference to discuss these results will take place on May 8 at 14:00 (Luxembourg/Stockholm) / 13:00 (London) / 08:00 (Miami). Registration for the live event is required and is available at the following link. After registering, participants will receive a confirmation email containing details about joining the video conference. Alternatively, participants can join in a listen-only mode, by dialing any of the following numbers and using webinar ID number 822-3803-6738. Please dial a number base on your location:
US	+1 929 205 6099	Sweden:	+46 850 539 728
UK:	+44 330 088 5830	Luxembourg:	+352 342 080 9265
Additional international numbers are available at the following link.
Financial calendar
2024
Date	Event
May 23, 2024	AGM & EGM
August 8, 2024	Q2 2024 results
November 7, 2024	Q3 2024 results
For further information, please contact
Press:	Investors:
Sofia Corral, Communications Director	Michel Morin, VP Investor Relations
press@millicom.com	investors@millicom.com
About Millicom
Millicom (NASDAQ U.S.: TIGO, Nasdaq Stockholm: TIGO_SDB) is a leading provider of fixed and mobile telecommunications services in Latin America. Through our TIGO® and Tigo Business® brands, we provide a wide range of digital services and products, including TIGO Money for mobile financial services, TIGO Sports for local entertainment, TIGO ONEtv for pay TV, high-speed data, voice, and business-to-business solutions such as cloud and security. As of March 31, 2024, Millicom, including its Honduras Joint Venture, employed approximately 15,500 people and provided mobile and fiber-cable services through its digital highways to more than 45 million customers, with a fiber-cable footprint about 14 million homes passed. Founded in 1990, Millicom International Cellular S.A. is headquartered in Luxembourg.
Regulatory Statement
This information was prior to this release inside information and is information that Millicom is obliged to make public pursuant to the EU Market Abuse Regulation. This information was submitted for publication, through the agency of the contact person set out above, at 12:00 CET on May 8, 2024.

Forward-Looking Statements
Statements included herein that are not historical facts, including without limitation statements concerning future strategy, plans, objectives, expectations and intentions, projected financial results, liquidity, growth and prospects, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Millicom’s results could be materially adversely affected. In particular, there is uncertainty about global economic activity and inflation, the demand for Millicom’s products and services, and global supply chains. The risks and uncertainties include, but are not limited to, the following:
•
global economic conditions, foreign exchange rate fluctuations and high inflation, as well as local economic conditions in the markets we serve, which can be impacted by geopolitical developments outside of our principal geographic markets, such as the armed conflict between Russia and the Ukraine and related sanctions;

•
potential disruption due to diseases, pandemics, political events, armed conflict, acts by terrorists, including the impact of the COVID-19 virus and the ongoing efforts throughout the world to contain it;

•
telecommunications usage levels, including traffic, customer growth and the accelerated transition from traditional to digital services;

•
competitive forces,including pricing pressures, piracy, the ability to connect to other operators’ networks and our ability to retain market share in the face of competition from existing and new market entrants as well as industry consolidation;

•
the achievement of our operational goals, environmental, social and governance targets, financial targets and strategic plans, including the acceleration of cash flow growth, the expansion of our fixed broadband network, the reintroduction of a share repurchase program and the reduction in net leverage;

•
legal or regulatory developments and changes, or changes in governmental policy, including with respect to the availability and terms and conditions of spectrum and licenses, the level of tariffs, laws and regulations which require the provision of services to customers without charging, tax matters, controls or limits on the purchase of U.S. dollars, the terms of interconnection, customer access and international settlement arrangements;

•
our ability to grow our mobile financial services business in our Latin American markets;

•
adverse legal or regulatory disputes or proceedings;

•
the success of our business, operating and financing initiatives and strategies, including partnerships and capital expenditure plans;

•
our expectations regarding the growth in fixed broadband penetration rates and the return that our investment in broadband networks will yield;

•
the level and timing of the growth and profitability of new initiatives, start-up costs associated with entering new markets, the successful deployment of new systems and applications to support new initiatives;

•
our ability to create new organizational structures for the Tigo Money and Towers businesses and manage them independently to enhance their value;

•
relationships with key suppliers and costs of handsets and other equipment;

•
disruptions in our supply chain due to economic and political instability, the outbreak of war or other hostilities, public health emergencies, natural disasters and general business conditions;

•
our ability to successfully pursue acquisitions, investments or merger opportunities, integrate any acquired businesses in a timely and cost-effective manner, divest or restructure assets and businesses, and achieve the expected benefits of such transactions;

•
the availability, terms and use of capital, the impact of regulatory and competitive developments on capital outlays, the ability to achieve cost savings and realize productivity improvements;

•
technological development and evolving industry standards, including challenges in meeting customer demand for new technology and the cost of upgrading existing infrastructure;

•
cybersecurity threats, a security breach or other significant disruption of our IT systems or those of our business partners, suppliers or customers;

•
the capacity to upstream cash generated in operations through dividends, royalties, management fees and repayment of shareholder loans; and

•
other factors or trends affecting our financial condition or results of operations.

A further list and description of risks, uncertainties and other matters can be found in Millicom’s Registration Statement on Form 20-F, including those risks outlined in “Item 3. Key Information — D. Risk Factors,” and in Millicom’s subsequent U.S. Securities and Exchange Commission filings, all of which are available at www.sec.gov. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Non-IFRS Measures
This press release contains financial measures not prepared in accordance with IFRS. These measures are referred to as “non-IFRS” measures and include: non-IFRS service revenue, non-IFRS EBITDA, and non-IFRS Capex, among others defined below. Annual growth rates for these non-IFRS measures are often expressed in organic constant currency terms to exclude the effect of changes in foreign exchange rates, the adoption of new accounting standards, and are proforma for material changes in perimeter due to acquisitions and divestitures. The non-IFRS financial measures are presented in this press release as Millicom’s management believes they provide investors with an additional information for the analysis of Millicom’s results of operations, particularly in evaluating performance from one period to another. Millicom’s management uses non-IFRS financial measures to make operating decisions, as they facilitate additional internal comparisons of Millicom’s performance to historical results and to competitors’ results, and provides them to investors as a supplement to Millicom’s reported results to provide additional insight into Millicom’s operating performance. Millicom’s Remuneration Committee uses certain non-IFRS measures when assessing the performance and compensation of employees, including Millicom’s executive directors.
The non-IFRS financial measures used by Millicom may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies — refer to the section “Non-IFRS Financial Measure Descriptions” for additional information. In addition, these non-IFRS measures should not be considered in isolation as a substitute for, or as superior to, financial measures calculated in accordance with IFRS, and Millicom’s financial results calculated in accordance with IFRS and reconciliations to those financial statements should be carefully evaluated.
Non-IFRS Financial Measure Descriptions
Service revenue is revenue related to the provision of ongoing services such as monthly subscription fees for mobile and broadband, airtime and data usage fees, interconnection fees, roaming fees, mobile finance service commissions and fees from other telecommunications services such as data services, short message services, installation fees and other value-added services excluding telephone and equipment sales.
EBITDA is operating profit excluding impairment losses, depreciation and amortization, and gains/losses on fixed asset disposals.
EBITDA after Leases (EBITDAaL) represents EBITDA after lease interest expense and depreciation charge.
EBITDA Margin represents EBITDA in relation to Revenue.
Organic growth represents year-on-year growth excluding the impact of changes in FX rates, perimeter, and accounting. Changes in perimeter are the result of acquisitions and divestitures. Results from divested assets are immediately removed from both periods, whereas the results from acquired assets are included in both periods at the beginning (January 1) of the first full calendar year of ownership.
Net debt is Debt and financial liabilities, including derivative instruments (assets and liabilities), less cash and pledged and time deposits.
Leverage is the ratio of net debt over LTM (Last twelve month) EBITDAaL, proforma for acquisitions made during the last twelve months.
Capex is balance sheet capital expenditure excluding spectrum and license costs and lease capitalizations.
Cash Capex represents the cash spent in relation to capital expenditure, excluding spectrum and licenses costs.
Operating Cash Flow (OCF) is EBITDA less Capex.
Operating Free Cash Flow (OFCF) is EBITDA, less cash capex, less spectrum paid, working capital and other non-cash items, and taxes paid.
Equity Free Cash Flow (EFCF) is OFCF less finance charges paid (net), lease interest payments, lease principal repayments, and advances for dividends to non-controlling interests, plus cash repatriation from joint ventures and associates.
Operating Profit After Tax displays the profit generated from the operations of the company after statutory taxes.
Return on Invested Capital (ROIC) is used to assess the Group’s efficiency at allocating the capital under its control to and is defined as Operating Profit After Tax divided by the average invested Capital during the period.
Average Invested Capital is the capital invested in the company operation throughout the year and is calculated with the average of opening and closing balances of the total assets minus current liabilities (excluding debt, joint ventures, accrued interests, deferred and current tax, cash as well as investments and non-controlling interests), less assets and liabilities held for sale.
Average Revenue per User per Month (ARPU) for our Mobile customers is (x) the total mobile and mobile financial services revenue (excluding revenue earned from tower rentals, call center, data and mobile virtual network operator, visitor roaming, national third parties roaming and mobile telephone equipment sales revenue) for the period, divided by (y) the average number of mobile subscribers for the period, divided by (z) the number of months in the period. We define ARPU for our Home customers as (x) the total Home revenue (excluding equipment sales and TV advertising) for the period, divided by (y) the average number of customer relationships for the period, divided by (z) the number of months in the period. ARPU is not subject to a standard industry definition and our definition of ARPU may be different from other industry participants.
Please refer to our 2023 Annual Report for a list and description of non-IFRS measures.
Non-IFRS Reconciliations
Reconciliation from Reported Growth to Organic Growth for the Group
($ millions)	Revenue Q1 2024	Service Revenue Q1 2024	EBITDA Q1 2024	OCF Q1 2024
A – Current period	1,487	1,376	632	519
B – Prior year period	1,369	1,264	507	322
C – Reported growth (A/B)	8.6%	8.8%	24.5%	61.0%
D – FX and other*	4.8%	5.1%	4.5%	8.0%
E – Organic Growth (C – D)	3.8%	3.8%	20.0%	53.0%

*
Organic growth calculated by re-basing all periods to the budget FX rates of the current year. This creates small differences captured in “Other”. Capex included in OCF is assumed to be in USD and is not rebased.

EBITDA after Leases reconciliation
EBITDA after Leases Reconciliation	Q1 2024	Q4 2023	Q3 2023	Q2 2023
EBITDA	632	557	533	515
Depreciation of right-of-use assets	(51)	(48)	(47)	(45)
Interest expense on leases	(30)	(29)	(30)	(30)
EBITDA after Leases	551	479	456	440
One-off Summary — Items above EBITDA
Everest restructuring ($ millions)	Q1 2024	Q1 2023
Colombia	(18)	(7)
Corporate & Others	(12)	(8)
Group Total	(30)	(15)
ARPU reconciliations
Mobile ARPU Reconciliation	Q1 2024	Q1 2023
Mobile service revenue ($m)	787	721
Mobile service revenue ($m) from non-Tigo customers ($m)*	(14)	(12)
Mobile service revenue ($m) from Tigo customers (A)	773	709
Mobile customers – end of period (000)	40,681	40,565
Mobile customers – average (000) (B) **	40,673	40,570
Mobile ARPU (USD/Month) (A/B/number of months)	6.3	5.8

*
Refers to production services, MVNO, DVNO, equipment rental revenue, call center revenue, national roaming, equipment sales, visitor roaming, tower rental, DVNE, and other non-customer driven revenue.

**
Average QoQ for the quarterly view is the average of the last quarter.

Home ARPU Reconciliation	Q1 2024	Q1 2023
Home service revenue ($m)	382	379
Home service revenue ($m) from non-Tigo customers ($m)*	(7)	(7)
Home service revenue ($m) from Tigo customers (A)	375	372
Customer Relationships – end of period (000)**	4,392	4,776
Customer Relationships – average (000) (B)***	4,413	4,793
Home ARPU (USD/Month) (A/B/number of months)	28.3	25.9

Beginning in Q1 2023 the calculation of Home ARPU now includes equipment rental.
*
TV advertising, production services, equipment rental revenue, call center revenue, equipment sales and other non customer driven revenue.

**
Represented by homes connected all technologies (HFC/FTTH + Other Technologies + DTH & Wimax RGUs).

***
Average QoQ for the quarterly view is the average of the last quarter.

OCF (EBITDA — Capex) Reconciliation
Group OCF	Q1 2024	Q1 2023
EBITDA	632	507
(-)Capex (Ex. Spectrum)	113	185
OCF	519	322

Capex Reconciliation
Capex Reconciliation	Q1 2024	Q1 2023
Consolidated:
Additions to property, plant and equipment	89	154
Additions to licenses and other intangibles	91	302
Of which spectrum and license costs	67	271
Total consolidated additions	180	456
Of which capital expenditures related to headquarters	—	1
Equity Free Cash Flow Reconciliation
Cash Flow Data	Q1 2024	Q1 2023
Net cash provided by operating activities	240	201
Purchase of property, plant and equipment	(131)	(228)
Proceeds from sale of property, plant and equipment	39	3
Purchase of intangible assets and licenses	(41)	(64)
Purchase of spectrum and licenses	(78)	(53)
Proceeds from sale of intangible assets	—	—
Finance charges paid, net	161	157
Operating free cash flow	190	17
Interest (paid), net	(161)	(157)
Lease Principal Repayments	(42)	(40)
Free cash flow	(14)	(180)
Repatriation from joint ventures and associates	15	48
Dividends paid to non-controlling interests	—	—
Equity free cash flow	1	(133)
Foreign Exchange rates
		Average FX rate (vs. USD)					End of period FX rate (vs. USD)
		Q1 24	Q4 23	QoQ	Q1 23	YoY	Q1 24	Q4 23	QoQ	Q1 23	YoY
Bolivia	BOB	6.91	6.91	0.0%	6.91	0.0%	6.91	6.91	0.0%	6.91	0.0%
Colombia	COP	3,881	3,979	2.5%	4,719	21.6%	3,842	3,822	(0.5)%	4,627	20.4%
Costa Rica	CRC	517	535	3.4%	567	9.7%	507	527	4.0%	546	7.8%
Guatemala	GTQ	7.81	7.84	0.3%	7.83	0.2%	7.79	7.83	0.5%	7.80	0.2%
Honduras	HNL	24.72	24.72	0.0%	24.64	(0.3)%	24.73	24.71	(0.1)%	24.64	(0.3)%
Nicaragua	NIO	36.62	36.58	(0.1)%	36.30	(0.9)%	36.62	36.62	0.0%	36.35	(0.7)%
Paraguay	PYG	7,316	7,367	0.7%	7,269	(0.6)%	7,399	7,278	(1.6)%	7,195	(2.7)%

Millicom International Cellular S.A.
For the three-month period ended March 31, 2024
May 8, 2024

Unaudited interim condensed consolidated statement of income for the three-month period ended March 31, 2024
in millions of U.S. dollars except per share data Continuing Operations	Notes	Three months ended March 31, 2024	Three months ended March 31, 2023
Revenue	5	1,487	1,369
Equipment, programming and other direct costs		(382)	(372)
Operating expenses		(473)	(490)
Depreciation		(247)	(244)
Amortization		(87)	(87)
Share of profit in Honduras joint venture	8	13	11
Other operating income (expenses), net		13	2
Operating profit		324	190
Interest and other financial expenses	11	(183)	(170)
Interest and other financial income		19	5
Other non-operating (expenses) income, net	6	(7)	19
Profit (loss) from other joint ventures and associates, net		—	(4)
Profit before taxes from continuing operations		153	39
Tax expense		(71)	(59)
Net profit (loss) for the period		82	(20)
Attributable to:
Owners of the Company		92	3
Non-controlling interests		(10)	(23)
Earnings/(loss) per common share for net profit/ (loss) attributable to the owners of the Company:
Basic ($ per share)	7	0.54	0.02
Diluted ($ per share)	7	0.53	0.02
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

Unaudited interim condensed consolidated statement of comprehensive income for the three-month period ended March 31, 2024
in millions of U.S. dollars	Three months ended March 31, 2024	Three months ended March 31, 2023
Net profit (loss) for the period	82	(20)
Other comprehensive income (to be reclassified to statement of income in subsequent periods), net of tax:
Exchange differences on translating foreign operations	9	11
Change in value of cash flow hedges, net of tax effects	(3)	(5)
Total comprehensive income (loss) for the period	88	(14)
Attributable to:
Owners of the Company	98	11
Non-controlling interests	(10)	(25)
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

Unaudited interim condensed consolidated statement of financial position as at March 31, 2024
in millions of U.S. dollars	Notes	March 31, 2024	December 31, 2023
ASSETS
NON-CURRENT ASSETS
Intangible assets, net	4, 10	6,953	7,785
Property, plant and equipment, net	4, 9	2,884	3,107
Right of use assets, net		941	896
Investment in Honduras joint venture	8	589	576
Contract costs, net		12	12
Deferred tax assets		141	141
Other non-current assets		89	84
TOTAL NON-CURRENT ASSETS		11,608	12,601
CURRENT ASSETS
Inventories		59	45
Trade receivables, net		431	443
Contract assets, net		80	82
Amounts due from non-controlling interests, associates and joint ventures		14	12
Derivative financial instruments	13	5	6
Prepayments and accrued income		238	168
Current income tax assets		113	118
Supplier advances for capital expenditure		22	21
Other current assets		164	190
Restricted cash		53	56
Cash and cash equivalents		622	775
TOTAL CURRENT ASSETS		1,802	1,915
Assets held for sale	4	943	—
TOTAL ASSETS		14,353	14,516
EQUITY AND LIABILITIES
EQUITY
Share capital and premium		1,325	1,334
Treasury shares		(14)	(8)
Other reserves		(525)	(500)
Retained profits		2,725	2,785
Net profit/ (loss) for the period attributable to owners of the Company		92	(82)
Equity attributable to owners of the Company		3,603	3,529
Non-controlling interests		(94)	(84)
TOTAL EQUITY		3,509	3,445
LIABILITIES
NON-CURRENT LIABILITIES
Debt and financing	11	6,094	6,476
Lease liabilities	4	937	854
Derivative financial instruments	13	59	46
Amounts due to non-controlling interests, associates and joint ventures		22	12
Payables and accruals for capital expenditure	10	81	885
Provisions and other non-current liabilities		318	330
Deferred tax liabilities		140	140
TOTAL NON-CURRENT LIABILITIES		7,650	8,742
CURRENT LIABILITIES
Debt and financing	11	449	221
Lease liabilities		203	189
Put option liability		86	86
Payables and accruals for capital expenditure		210	314
Other trade payables		312	390
Amounts due to non-controlling interests, associates and joint ventures		61	62
Accrued interest and other expenses		458	444
Current income tax liabilities		120	93
Contract liabilities		109	156
Provisions and other current liabilities		330	374
TOTAL CURRENT LIABILITIES		2,338	2,329
Liabilities directly associated with assets held for sale	4	857	—
TOTAL LIABILITIES		10,845	11,071
TOTAL EQUITY AND LIABILITIES		14,353	14,516
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

Unaudited interim condensed consolidated statement of cash flows for the period ended March 31, 2024
in millions of U.S. dollars	Notes	March 31, 2024	March 31, 2023
Cash flows from operating activities
Profit before taxes		153	39
Adjustments to reconcile to net cash:
Interest expense on leases		30	29
Interest expense on debt and other financing		153	142
Interest and other financial income		(19)	(5)
Adjustments for non-cash items:
Depreciation and amortization		334	331
Share of profit in Honduras joint venture	8	(13)	(11)
Gain on disposal and impairment of assets, net		(13)	(2)
Share-based compensation		10	13
Loss from other associates and joint ventures, net		—	4
Other non-cash non-operating (income) expenses, net	6	7	(19)
Changes in working capital:
Decrease (increase) in trade receivables, prepayments and other current assets, net		(56)	(100)
Decrease (increase) in inventories		(15)	(14)
Increase (decrease) in trade and other payables, net		(85)	(6)
Changes in contract assets, liabilities and costs, net		(47)	(3)
Total changes in working capital		(202)	(124)
Interest paid on leases		(29)	(29)
Interest paid on debt and other financing		(150)	(134)
Interest received		18	5
Taxes paid		(38)	(37)
Net cash provided by operating activities		240	201
Cash flows from investing activities:
Purchase of spectrum and licenses	10	(78)	(53)
Purchase of other intangible assets	10	(41)	(64)
Purchase of property, plant and equipment	9	(131)	(228)
Proceeds from sale of property, plant and equipment	9	39	3
Dividends and dividend advances received from joint ventures and associates		8	42
Transfer (to) / from pledge deposits, net		5	—
Loans granted within the Tigo Money lending activity, net		(1)	(2)
Cash (used in) provided by other investing activities, net		7	5
Net cash used in investing activities		(192)	(297)
Cash flows from financing activities:
Proceeds from debt and other financing	11	22	15
Repayment of debt and other financing	11	(155)	(17)
Lease capital repayment		(42)	(40)
Share repurchase program		(27)	—
Net cash from (used in) financing activities		(202)	(43)
Exchange impact on cash and cash equivalents, net		1	2
Net increase (decrease) in cash and cash equivalents		(153)	(136)
Cash and cash equivalents at the beginning of the year		775	1,039
Cash and cash equivalents at the end of the period		622	903
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

Unaudited interim condensed consolidated statements of changes in equity for the three-month period ended March 31, 2024
in millions of U.S. dollars	Number of shares (000’s)	Number of shares held by the Group (000’s)	Share capital	Share premium	Treasury shares	Retained profits(i)	Other reserves	Total	Non- controlling interests	Total equity
Balance on January 1, 2023	172,096	(1,213)	258	1,085	(47)	2,868	(559)	3,605	29	3,634
Total comprehensive income for the year	—	—	—	—	—	3	7	11	(25)	(14)
Purchase of treasury shares(ii)	—	(33)	—	—	(1)	1	—	—	—	—
Share based compensation	—	—	—	—	—	—	13	13	—	13
Issuance of shares under share-based payment schemes	—	71	—	—	3	—	(2)	—	—	—
Effect of the buy-out of non-controlling interests in Panama	—	—	—	—	—	(1)	—	(1)	—	—
Balance on March 31, 2023	172,096	(1,175)	258	1,085	(46)	2,871	(541)	3,627	4	3,632
Balance on December 31, 2023	172,096	(370)	258	1,076	(8)	2,703	(500)	3,529	(84)	3,445
Total comprehensive income/ (loss) for the period	—	—	—	—	—	92	6	98	(10)	88
Dividends to non-controlling interests	—	—	—	—	—	—	—	—	(1)	(1)
Purchase of treasury shares(ii)	—	(1,824)	—	—	(34)	1	—	(33)	—	(33)
Share based compensation	—	—	—	—	—	—	9	9	—	10
Issuance of shares under share-based payment schemes	—	1,488	—	(9)	29	21	(41)	—	—	—
Balance on March 31, 2024	172,096	(706)	258	1,067	(14)	2,817	(525)	3,603	(94)	3,509

(i)
Retained profits — includes profit for the period attributable to equity holders, of which at March 31, 2024, $498 million (2023: $481 million) are not distributable to equity holders.

(ii)
During the three-month period ended March 31, 2024, Millicom repurchased 1,472,620 shares for a total amount of $27 million and withheld approximately 351,295 shares for the settlement of tax obligations on behalf of employees under share-based compensation plans (2023: 33,290 shares withheld).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

Notes to the unaudited interim condensed consolidated financial statements
1. GENERAL INFORMATION
Millicom International Cellular S.A. (the “Company” or “MIC SA”), a Luxembourg Société Anonyme, and its subsidiaries, joint ventures and associates (the “Group” or “Millicom”) is a provider of cable and mobile services dedicated to emerging markets in Latin America. Millicom provides high speed broadband and innovation around The Digital Lifestyle® services through its principal brand, TIGO.
On May 7, 2024, the Board of Directors authorized these unaudited interim condensed consolidated financial statements for issuance.
2. SUMMARY OF ACCOUNTING POLICIES
I. Basis of presentation
These interim condensed consolidated financial statements of the Group are unaudited. They are presented in US dollars ($) and have been prepared in accordance with International Accounting Standard (“IAS”) 34 ‘Interim Financial Reporting’ as issued by the International Accounting Standards Board (“IASB”) and as adopted by the European Union (“EU”). In the opinion of management, these unaudited interim condensed consolidated financial statements reflect all adjustments that are necessary for a proper presentation of the results for interim periods. Millicom’s operations are not affected by significant seasonal or cyclical patterns.
These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the period ended December 31, 2023, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB and in conformity with IFRS as adopted by the EU. These financial statements are prepared in accordance with consolidation and accounting policies consistent with the December 31, 2023 consolidated financial statements, except for the changes described in items III below.
We have made rounding adjustments to reach some of the figures included in these unaudited interim condensed consolidated financial statements. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them and percentage calculations using these adjusted figures may not result in the same percentage values as are shown in these unaudited interim condensed consolidated financial statements.
II. New and amended IFRS standards
The following changes to standards have been adopted by the Group and did not have any significant impact on the Group’s accounting policies or disclosures and did not require retrospective adjustments:
•
Amendments to IFRS 16 ‘Leases: Lease Liability in a Sale and Leaseback’: The amendment specifies the requirements that a seller-lessee uses in measuring the lease liability arising in a sale and leaseback transaction, to ensure the seller-lessee does not recognize any amount of the gain or loss that relates to the right of use it retains.

•
Amendments to IAS 1, ‘Presentation of Financial Statements’: These amendments aim to improve the information an entity provides when its right to defer settlement of a liability is subject to compliance with covenants within twelve months after the reporting period.

•
Amendments to IAS 7, ‘Statement of Cash Flows’ and IFRS 7, ‘Financial Instruments: Disclosures: Supplier Finance Arrangements’ (not yet endorsed by the EU): These amendments require disclosures to enhance the transparency of supplier finance arrangements and their effects on a company’s liabilities, cash flows and exposure to liquidity risk. The disclosure requirements are the IASB’s response to investors’ concerns that some companies’ supplier finance arrangements are not sufficiently visible, hindering investors’ analysis.

The following changes to standards are effective for annual periods starting on January 1, 2025 and their potential impact on the Group consolidated financial statements is currently being assessed by management:
•
Amendments to IAS 21, ‘The Effects of Changes in Foreign Exchange Rates’: Lack of Exchangeability (not yet endorsed by the EU): These amendments help entities to determine whether a currency is exchangeable into another currency, and the spot exchange rate to use when it is not.

The following standards are effective for annual periods starting on January 1, 2027 and their potential impact on the Group consolidated financial statements is currently being assessed by management:
•
IFRS 18, ‘Presentation and Disclosure in Financial Statements’ (not yet endorsed by the EU): IFRS 18 will replace IAS 1. Its aim is to improve the usefulness of information presented and disclosed in financial statements, giving investors more transparent and comparable information about companies’ financial performance.

3. ACQUISITION AND DISPOSAL OF SUBSIDIARIES, JOINT VENTURES, ASSOCIATES AND OTHER NON-CONTROLLING INTERESTS
Acquisitions or Disposals for the three-month period ended March 31, 2024
There were no material acquisitions or disposals during the three-month period ended March 31, 2024.
Acquisitions or Disposal in 2023
There were no material acquisitions or disposals during the year ended December 31, 2023.
4. ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS
Assets held for sale- Summary
Assets and liabilities reclassified as held for sale ($ millions)	March 31, 2024	December 31, 2023
Towers sale in Colombia related to the second batch	14	—
Mobile network sharing agreement in Colombia	929	—
Total assets of held for sale	943	—
Towers sale in Colombia related to the second batch	2	—
Mobile network sharing agreement in Colombia	855
Total liabilities directly associated with assets held for sale	857	—
Net assets held for sale / book value	86	—
Assets held for sale — Towers sale in Colombia
On January 24, 2024, Colombia Movil S.A. ESP (“Tigo Colombia”) signed an agreement to sell and lease back, under a long-term lease agreement, 1,132 telecommunication towers to Towernex Colombia S.A.S. (“Towernex”), a KKR company. The total sale consideration amounts to $77 million, out of which $19 million will be received in subsequent years. Under IFRS 16, this transaction is considered a sale and leaseback.
The transfer of the towers to Towernex is intended to happen in two batches as follows:
•
First batch (occurred on March 14, 2024): 759 towers were sold, generating proceeds of $38 million, net of transaction costs, for Tigo Colombia. The company also recorded lease obligations and a financing component totaling $48 million related to the towers sold and leased back.

•
Second batch (expected in August 2024): The remaining 373 towers are intended to be sold. In accordance with IFRS 5 the remaining towers have been reclassified as assets held for sale and their depreciation has stopped.

Assets held for sale — Mobile Network sharing agreement in Colombia
On February 26, 2024, Tigo Colombia and Telecomunicaciones S.A. ESP BIC (“ColTel”) signed an agreement to share their mobile networks. This collaboration is subject to certain third party approvals which are still in progress and will involve two new joint arrangements:
•
A ‘NetCo’: This company will hold and manage the radio access network (RAN) infrastructure as well as the site lease agreements. Each operator will own 50% of NetCo.

•
A ‘Unión Temporal’: This temporary joint arrangement will manage the spectrum licenses and related liabilities. Similarly, ownership will be split 50/50 between the two operators.

In accordance with IFRS 5, certain assets and related liabilities have been reclassified as “held for sale” and depreciation has been stopped for the following assets and liabilities
•
RAN assets (equipment used by NetCo);

•
Spectrum licenses and related liabilities (managed by the Union Temporal)

The agreement between Tigo Colombia and ColTel does not currently include how they will handle site lease agreements. Because of this, the assets and liabilities related to these leases have not been classified as “held for sale” yet.
Discontinued operations — Tanzania
As per the sale agreement, the initial sale price (which is still subject to final price adjustment) was adjusted to consider some outstanding tax and legal contingencies which management believes is sufficient to cover any future claims on pre-closing matters. Should the price adjustments not be sufficient, Millicom might be liable and need to make additional provisions that are not covered by the latter. In addition, the agreement also provided an IPO adjustment clause which expired on April 5, 2024.
As of March 31, 2024, no additional provisions have been made by management in respect of the aforementioned items.
5. SEGMENT INFORMATION
As further detailed in note 1, Millicom operates in a single region (Latin America), and more specifically in the following countries: Guatemala, Colombia, Panama, Honduras, Bolivia, Paraguay, El Salvador, Nicaragua and Costa Rica.
The General Managers of the operations report to the Group President and COO in the case of Guatemala and Colombia and to the Group Chief Commercial and Technology Officer in the case of the rest of the operations, who, together with the Group Chief Executive Officer (CEO) and Group Chief Financial Officer (CFO) form the ‘Chief Operating Decision Maker’ (“CODM”).
Millicom’s CODM assesses performance and allocates resources based on individual countries, which are its operating segments. The Honduras joint venture is reviewed by the CODM in a similar manner as for the Group’s controlled operations and is therefore also shown as a separate operating segment at 100%. However, these amounts are subsequently eliminated in order to reconcile with the Group consolidated numbers, as shown in the reconciliations below.
Management evaluates performance and makes decisions about allocating resources to the Group’s operating segments based on financial measures, such as revenue, including service revenue, and EBITDA. Capital expenditures are also a significant aspect for management and in the telecommunication industry as a whole. Management believes that service revenue and EBITDA are essential financial indicators for the CODM and investors. These measures are particularly valuable for evaluating performance over time. Management utilizes service revenue and EBITDA when making operational decisions, allocating resources, and conducting internal comparisons against historical performance and competitor benchmarks. Additionally, these metrics provide deeper insights into the Group’s operating performance. Millicom’s Remuneration Committee also employs service revenue and EBITDA when assessing employees’ performance and compensation, including that of the Group’s executives. A reconciliation of service revenue to revenue and EBITDA to profit before taxes is provided below.

Before the organizational changes which took place in the second half of 2023 (as further explained in the 2023 Group’s Annual Report), the Group reported a single segment, the Group Segment. As aforementioned, and since 2023 year-end, the Group considers the individual countries it operates in as its operating and reportable segments, and the below comparative information has been re-presented accordingly.
Revenue, Service revenue, EBITDA, capital expenditures and other segment information for the three-month periods ended March 31, 2024, and 2023 are shown on the below:
Three months ended March 31, 2024 (in millions of U.S. dollars)	Guatemala	Colombia	Panama	Bolivia	Honduras	Paraguay	Other reportable segments(v)	Total for reportable segments	Inter-segment and other eliminations(iv)	Total Group
Service revenue(i)	341	346	187	150	145	137	219	1,526	(150)	1,376
Telephone and equipment revenue	57	9	23	2	8	5	16	120	(8)	112
Revenue	398	355	209	152	153	142	235	1,645	(158)	1,487
Inter-segment revenue	2	—	1	—	1	1	2	7	n/a	n/a
Revenue from external customers	396	355	209	152	151	141	233	1,638	n/a	n/a
EBITDA(ii)	215	130	90	65	73	69	100	741	(109)	632
Capital expenditures(iii)	43	17	16	5	11	10	22	124	(11)	113

(i)
Service revenue is revenue related to the provision of ongoing services such as monthly subscription fees for mobile and broadband, airtime and data usage fees, interconnection fees, roaming fees, mobile finance service commissions and fees from other telecommunications services such as data services, short message services, installation fees and other value-added services excluding telephone and equipment sales.

(ii)
EBITDA is operating profit excluding impairment losses, depreciation and amortization and gains/losses on the disposal of fixed assets.

(iii)
Capital expenditures correspond to additions of property, plant and equipment, as well as operating intangible assets, excluding spectrum and licenses. The Group capital expenditure additions for the three-month periods ended March 31, 2024 and 2023 can be reconciled with notes 9 and 10 for amounts of $89 million and $24 million respectively (2023: $154 million and $31 million, respectively).

(iv)
Includes intercompany eliminations, unallocated items and Honduras as a joint venture.

(v)
Includes our operations in El Salvador, Nicaragua and Costa Rica

Three months ended March 31, 2023 (in millions of U.S. dollars)	Guatemala	Colombia	Panama	Bolivia	Honduras	Paraguay	Other reportable segments(v)	Total for reportable segments	Inter-segment and other eliminations(iv)	Total Group
Service revenue(i)	334	286	159	150	141	132	208	1,410	(146)	1,264
Telephone and equipment revenue	62	13	8	3	9	6	13	115	(9)	105
Revenue	396	298	167	153	150	139	221	1,524	(155)	1,369
Inter-segment revenue	2	1	1	—	1	1	2	7	n/a	n/a
Revenue from external customers	394	298	166	153	149	138	219	1,518	n/a	n/a
EBITDA(ii)	199	86	71	58	66	61	85	626	(119)	507
Capital expenditures(iii)	72	38	17	10	29	19	28	213	(28)	185

Reconciliation of EBITDA for reportable segments to the Group’s profit before taxes from continuing operations:
(US$ millions)	Three months ended March 31, 2024	Three months ended March 31, 2023
EBITDA for reportable segments	741	626
Depreciation	(247)	(244)
Amortization	(87)	(87)
Share of profit in Honduras joint venture	13	11
Other operating income (expenses), net	13	2
Interest and other financial expenses	(183)	(170)
Interest and other financial income	19	5
Other non-operating (expenses) income, net	(7)	19
Profit (loss) from other joint ventures and associates, net	—	(4)
Honduras as joint venture	(73)	(66)
Unallocated expenses and other reconciling items(i)	(37)	(53)
Profit before taxes from continuing operations	153	39

(i)
The unallocated expenses are primarily related to centrally managed costs.

6. OTHER NON-OPERATING (EXPENSES) INCOME, NET
The Group’s other non-operating (expenses) income, net comprised the following:
in millions of U.S. dollars	Three months ended March 31, 2024	Three months ended March 31, 2023
Change in fair value of derivatives (Note 13)	—	(1)
Change in value of call option and put option liability	—	2
Exchange gains (losses), net	(7)	17
Other non-operating income (expenses), net	—	1
Total	(7)	19

7. EARNINGS PER COMMON SHARE
Earnings per common share (EPS) attributable to owners of the Company are comprised as follows:
in millions of U.S. dollars	Three months ended March 31, 2024	Three months ended March 31, 2023
Basic and Diluted
Net profit (loss) attributable to equity holders to determine the profit (loss) per share	92	3
in thousands
Weighted average number of ordinary shares for basic and diluted earnings per share	171,349	170,908
Effect of dilutive share-based compensation plans	916	492
Weighted average number of ordinary shares (excluding treasury shares) adjusted for the effect of dilution(i)	172,265	171,400
in U.S. dollars
Basic
Earnings (loss) per common share for profit (loss) for the period attributable to owners of the Company	0.54	0.02
Diluted
Earnings (loss) per common share for profit (loss) for the period attributable to owners of the Company	0.53	0.02

(i)
For the purpose of calculating the diluted earnings (loss) per common share, the weighted average outstanding shares used for the basic earnings (loss) per common share were increased only by the portion of the shares which have a dilutive effect on the earnings (loss) per common share.

8. INVESTMENTS IN JOINT VENTURES
Joint ventures are businesses over which Millicom exercises joint control as decisions over the relevant activities of each, such as the ability to upstream cash from the joint ventures, require unanimous consent of shareholders. Millicom determines the existence of joint control by reference to joint venture agreements, articles of association, structures and voting protocols of the board of directors of those ventures. Our investments in joint ventures is comprised solely of Honduras.
At March 31, 2024, the equity accounted net assets of our joint venture in Honduras totaled $401 million (December 31, 2023: $382 million). These net assets do not necessarily represent statutory reserves available for distribution as these include consolidation adjustments (such as goodwill and identified assets and assumed liabilities recognized as part of the purchase accounting). Out of these net assets, $3 million (December 31, 2023: $3 million) represent statutory reserves that are unavailable to be distributed to the Group. During the three-month period ended March 31, 2024, Millicom’s joint venture in Honduras repatriated cash of $15 million under different forms (March 31, 2023: 48 million).
At March 31, 2024, Millicom had $76 million payable to the Honduras joint venture which were mainly comprised of advances (December 31, 2023: $68 million). In addition, as of March 31, 2024, Millicom had a total receivable from the Honduras joint venture of $11 million, (December 31, 2023: $9 million) mainly corresponding to other operating receivables.
The table below summarizes the movements for the period in respect of the Honduras joint venture’s carrying value:
in millions of U.S. dollars	2024 Honduras(i)
Opening Balance at January 1, 2024	576
Millicom’s share of the results for the period	13
Closing Balance at March 31, 2024	589

(i)
Share of profit is recognized under ‘Share of profit in Honduras joint ventures’ in the statement of income for the period ended March 31, 2024.

9. PROPERTY, PLANT AND EQUIPMENT
During the three-month period ended March 31, 2024, Millicom added property, plant and equipment for $89 million (March 31, 2023: $154 million) and received $39 million from disposal of property, plant and equipment (March 31, 2023: $3 million), including $38 million, net of transaction costs, proceeds from the sale and lease back transaction between Tigo Colombia and Towernex (see note 4).
10. INTANGIBLE ASSETS
During the three-month period ended March 31, 2024, Millicom added intangible assets for $91 million of which $67 million related to spectrum and licenses, and $24 million to additions of other intangible assets (March 31, 2023: $302 million of which $271 million related to spectrum and licenses and $31 million to additions of other intangible assets) and did not receive any proceeds from disposal of intangible assets (March 31, 2023: nil).
On February 23, 2024, the Colombia’s Ministerio de Tecnologias de la Informacion y las Comunicaciones (‘MINTIC’) granted the right to use a total of 80 MHz in the 3.5 GHz band to the Unión Temporal formed between Colombia Móvil S.A. E.S.P. — Colombia Telecomunicaciones S.A E.S.P. BIC (see note 4). The 50/50 Unión Temporal agreed a total notional consideration of COP 318 billion (equivalent to approximately US$81 million at initial date’s exchange rate). This includes coverage and social obligations to provide internet to schools and delivery of satellite earth station filters. The license is valid for 20 years, expiring in 2044. The payment will be spread out in annual installments over the entire term and bear interest at a 24-month consumer price index (CPI) rate.
On February 28, 2024, the local regulator in Paraguay, Conatel, granted the renewal of spectrum in the 700 Mhz band operated by Tigo Paraguay, for a total cash consideration of $8 million and subject to certain social obligations. The license is valid for a period of 5 years, expiring in 2029.
11. FINANCIAL OBLIGATIONS
A. Debt and financing
The most material movements in debt and financing for the three-month period ended March 31, 2024 were as follows. When applicable, local currency amounts are translated in USD using the exchange rate at the time of occurrence.
Luxembourg
During the three-month period ended March 31, 2024, Millicom repurchased and cancelled some of the 2031 USD 4.5% Senior Notes on the open market for a total nominal amount of approximately $17 million. The repurchase price discount of approximately $3 million towards the carrying value has been recognized as financial income.
Colombia
On February 20, 2024, UNE EPM Telecomunicaciones S.A. (“UNE”) executed a COP 85 billion (approximately $21 million) working capital loan with Banco Colombia. The loan has a maturity of 1 year.
Guatemala
During the three-month period ended March 31, 2024, Comcel repurchased and cancelled some of the USD Comcel Senior Notes USD 5.125% on the open market for a total nominal amount of approximately $88 million. The repurchase price discount of approximately $9 million towards the carrying value has been recognized as financial income.

Bolivia
In February 2024, Tigo Bolivia early repaid two local bank loans of BOB 17 million and BOB 23 million (approximately $2 million and $3 million, respectively). Also on March 2024 Tigo Bolivia repaid a local bank loan of BOB 136 (approximately $20 million).
Panama
During the three-month period ended March 31, 2024, “Telecomunicaciones Digitales, S.A.” repurchased and cancelled some of the USD 4.500% Senior Notes on the open market for a total amount of approximately $27 million. The repurchase price discount of approximately $3 million with the carrying value has been recognized as a financial income.
B. Analysis of debt and financing by maturity
The total amount of debt and financing is repayable as follows:
in millions of U.S. dollars	As at March 31, 2024(i)	As at December 31, 2023(i)
Due within:
One year	436	202
One-two years	426	445
Two-three years	836	836
Three-four years	1,275	1,002
Four-five years	1,182	1,002
After five years	2,374	3,191
Total debt and financing	6,530	6,678

(i)
Excluding vendor financing of $12 million, due within one year (December 31, 2023: $18 million).

The table below describes the outstanding and maximum exposure under guarantees and the remaining terms of the guarantees as at March 31, 2024 and December 31, 2023.
	Bank and financing guarantees(i)		Supplier guarantees
in millions of U.S. dollars Terms	As at March 31, 2024	As at December 31, 2023	As at March 31, 2024	As at December 31, 2023
	Outstanding and Maximum exposure		Outstanding and Maximum exposure
0 – 1 year	27	15	2	1
1 – 3 years	302	322	—	—
3 – 5 years	158	169	—	—
Total	486	505	2	1

(i)
If non-payment by the obligor, the guarantee ensures payment of outstanding amounts by the Group’s guarantor.

The Group’s interest and other financial expenses comprised the following:
in millions of U.S. dollars	Three months ended March 31, 2024	Three months ended March 31, 2023
Interest expense on bonds and bank financing	(119)	(116)
Interest expense on leases	(30)	(29)
Others	(34)	(25)
Total interest and other financial expenses	(183)	(170)

12. COMMITMENTS AND CONTINGENCIES
Litigation & claims
The Company and its operations are contingently liable with respect to lawsuits, legal, regulatory, commercial and other legal risks that arise in the normal course of business. As of March 31, 2024, the total amount of claims brought against MIC SA and its subsidiaries is $304 million (December 31, 2023: $328 million). The Group’s share of the comparable exposure for its joint venture in Honduras is $8 million (December 31, 2023: $9 million).
As at March 31, 2024, $14 million has been provisioned by its subsidiaries for these risks in the unaudited interim condensed consolidated statement of financial position (December 31, 2023: $14 million). The Group’s share of provisions made by the joint venture was $1 million (December 31, 2023: $1 million). While it is not possible to ascertain the ultimate legal and financial liability with respect to these claims and risks, the ultimate outcome is not anticipated to have a material effect on the Group’s financial position and results of operations.
On February 13, 2024, the New York Supreme Court granted summary judgment in favor of a breach of contract claim filed by Telefónica after Millicom terminated the acquisition of Telefónica’s Costa Rican business in 2020. The Court also ruled in favor of Telefónica’s methodology for calculating prejudgment interest. As of the time of the issuance of this report, the Court has not yet determined the exact amount of damages, and a final judgment has not yet been entered. Millicom disagrees with the decision and continues to believe that it has strong arguments in its favor. Millicom plans to file an appeal of the ruling.
Taxation
At March 31, 2024, the tax risks exposure of the Group’s subsidiaries is estimated at $278 million, for which provisions of $53 million have been recorded in tax liabilities; representing management’s assessment of the probable cash outflow of eventual claims and required payments related to those risks (December 31, 2023: $279 million of which provisions of $52 million were recorded). The Group’s share of comparable tax exposure and provisions in its joint venture amounts to $123 million (December 31, 2023: $118 million) and $7 million (December 31, 2023: $7 million), respectively.
Capital commitments
At March 31, 2024, the Company and its subsidiaries had fixed commitments to purchase network equipment, other fixed assets and intangible assets of $304 million of which $257 million are due within one year (December 31, 2023: $350 million of which $254 million are due within one year). The Group’s share of commitments in the Honduras joint venture is $22 million of which $22 million are due within one year. (December 31, 2023: $18 million and $18 million respectively).
13. FINANCIAL INSTRUMENTS
Other than the items disclosed below, the fair values of financial assets and financial liabilities approximate their carrying values as at March 31, 2024 and December 31, 2023:
	Carrying value		Fair value(i)
in millions of U.S. dollars	As at March 31, 2024	As at December 31, 2023	As at March 31, 2024	As at December 31, 2023
Financial liabilities
Debt and financing(ii)	6,530	6,678	6,017	6,086

(i)
Fair values are measured with reference to Level 1 (for listed bonds) or 2.

(ii)
Excluding vendor financing of $12 million (December 31, 2023: $18 million).

Derivative financial instruments
Currency and interest rate swap contracts
MIC SA entered into swap contracts in order to hedge the foreign currency and interest rate risks in relation to the 2024 SEK 2 billion bond and the foreign currency risk in relation to the 2027 SEK 2.2 billion bond

(approximately $208 million and $252 million, respectively, using the exchange rate at the time of the issuance of each bond) issued in May 2019 and January 2022 with maturity dates May 2024 and January 2027, respectively. All swap contracts attached to the 2024 SEK 2 billion bond were terminated on May 10, 2023, after the early redemption of the bond and were settled against a cash payment of $26 million.
In January 2023, MIC SA also entered into two currency swap agreements to hedge an intercompany receivable of COP 206 billion (approximately $41 million) owed by Tigo-UNE with maturity date January 2026. These swaps are accounted for as cash flow hedges as hedging relationships are highly effective.
The fair value of the aforementioned swaps amounts to a liability of $59 million as of March 31, 2024 (December 31, 2023: a liability of $46 million).
The Group’s operations in Colombia entered into several swap agreements in order to hedge foreign currency and interest rate risks on certain long-term debts. These swaps are accounted for as cash flow hedges and related fair value changes are recorded through other comprehensive income. The fair value of Colombia swaps amounted to an asset of $5 million as of March 31, 2024 (December 31, 2023: an asset of $6 million).
As a result, the net fair value of the derivative financial instruments for the Group, as of March 31, 2024 amounted to a liability of $54 million (December 31, 2023: a liability of $40 million )
Interest rate and currency swaps are measured with reference to Level 2 of the fair value hierarchy. There are no other derivative financial instruments with a material fair value at March 31, 2024.
14. SUBSEQUENT EVENTS
7.375% $450 million Senior Notes due 2032
On April 2, 2024, MIC SA completed the issuance of its 7.375% $450 million Senior Notes due 2032 (the “Notes”). Millicom used a portion of the net proceeds from the issuance of the Notes to repay in full certain bank loans with DNB for $200 million, and aims to use the remaining net proceeds for the repayment,redemption, retirement or repurchase of existing indebtedness of Millicom and its subsidiaries and for other general corporate purposes.
Share Repurchases
As part of the repurchase program launched during Q4 2023, Millicom has continued to repurchase shares in April 2024, acquiring an additional of 147,105 shares for a total amount of $3 million during the month.
Bond Repurchases
During April 2024, we continued to repurchase bonds in the secondary markets. Telecel Paraguay repurchased and cancelled some of its US$ 5.875% senior notes for a total nominal amount of approximately $25 million while MIC S.A. repurchased and cancelled $15 million of its 5.125% 2028 senior notes.
Colombia Financing
On April 25, 2024, UNE issued a COP 160 billion (approximately $40 million) bond consisting of one tranche with a three year maturity. Interest rate is fixed at 17% and payable in Colombian peso. This bond is intended to refinance the Tranche A (for COP 160 billion) of the bond issued in May 2016, due in May 2024.

Appendix
On August 28, 2023, Millicom designated Tigo-UNE, Colombia Móvil S.A. E.S.P., Edatel S.A. E.S.P., Orbitel Servicios Internacionales S.A.S., Cinco Telecom Corp., Inversiones Telco S.A.S. and Emtelco S.A.S. (collectively, the “Colombia Unrestricted Subsidiaries”), which are the entities constituting its Colombian operations as “Unrestricted Subsidiaries” under the 4.500% Notes, the 6.625% Notes, the 5.125% Notes, the 6.250% Notes, the SEK Bond, COP Bond and several of its financing agreements.
The following supplemental consolidating financial information presents selected statement of income and statement of financial position information of Millicom and its Restricted Subsidiaries (as defined under its outstanding credit instruments) separately from such information for Millicom’s Unrestricted Subsidiaries.
Statement of income $ millions	Millicom Group (A)	Colombia Unrestricted Subsidiaries (B)	Intercompany Eliminations (C)	Millicom Restricted Group (A) – (B) net of (C)
Three months ended March 31, 2024
Revenue	1,487	355	—	1,132
Equipment, programming and other direct costs	(382)	(92)	—	(291)
Operating expenses	(473)	(134)	1	(338)
Depreciation	(247)	(72)	—	(175)
Amortization	(87)	(25)	—	(62)
Share of profit in Honduras joint venture	13	—	—	13
Other operating income (expenses), net	13	12	—	—
Operating profit	324	46	1	279
Net financial expenses	(164)	(63)	2	(99)
Other non-operating (expenses) income, net	(7)	(1)	—	(6)
Profit (loss) from other joint ventures and associates, net	—	—	—	—
Profit (loss) before taxes from continuing operations	153	(19)	3	174
Tax expense	(71)	(2)	—	(69)
Profit (loss) from continuing operations	82	(20)	3	105
Profit (loss) from discontinued operations, net of tax	—	—	—	—
Net profit (loss) for the period	82	(20)	3	105

Statement of income $ millions	Millicom Group (A)	Colombia Unrestricted Subsidiaries (B)	Intercompany Eliminations (C)	Millicom Restricted Group (A) – (B) net of (C)
March 31, 2024
ASSETS
NON-CURRENT ASSETS
Intangible assets, net	6,953	345	—	6,608
Property, plant and equipment, net	2,884	727	—	2,157
Right of use assets, net	941	242	—	699
Investment in Honduras joint venture	589	—	—	589
Contract costs, net	12	—	—	12
Deferred tax assets	141	1	—	140
Other non-current assets	89	33	54	110
TOTAL NON-CURRENT ASSETS	11,608	1,348	54	10,314
CURRENT ASSETS
Inventories	59	9	—	50
Trade receivables, net	431	123	—	308
Contract assets, net	80	6	—	74
Amounts due from non-controlling interests, associates and joint ventures	14	5	—	9
Prepayments and accrued income	238	49	—	189
Current income tax assets	113	59	—	55
Supplier advances for capital expenditure	22	1	—	21
Other current assets	169	47	65	187
Restricted cash	53	1	—	52
Cash and cash equivalents	622	36	—	586
TOTAL CURRENT ASSETS	1,802	336	65	1,531
TOTAL ASSETS	14,353	2,627	119	11,845

Statement of income $ millions	Millicom Group (A)	Colombia Unrestricted Subsidiaries (B)	Intercompany Eliminations (C)	Millicom Restricted Group (A) – (B) net of (C)
EQUITY
Share capital and premium	1,325	—	—	1,325
Treasury shares	(14)	—	—	(14)
Other reserves	(525)	(374)	—	(151)
Retained profits	2,725	477	117	2,365
Net profit/ (loss) for the period/year attributable to owners of the Company	92	(10)	—	102
Equity attributable to owners of the Company	3,603	93	117	3,627
Non-controlling interests	(94)	(95)	—	1
TOTAL EQUITY	3,509	(2)	117	3,628
LIABILITIES
NON-CURRENT LIABILITIES
Debt and financing	6,094	597	—	5,497
Lease liabilities	937	281	—	656
Derivative financial instruments	59	—	—	59
Amounts due to non-controlling interests, associates and joint ventures	22	54	—	(32)
Payables and accruals for capital expenditure	81	43	—	38
Other non-current liabilities – Total	318	152	—	166
Deferred tax liabilities	140	—	—	140
TOTAL NON-CURRENT LIABILITIES	7,650	1,126	—	6,524
Debt and financing	449	127	—	321
Lease liabilities	203	68	—	135
Put option liability	86	—	—	86
Payables and accruals for capital expenditure	210	52	—	159
Other trade payables	312	91	—	221
Amounts due to non-controlling interests, associates and joint ventures	61	70	—	(9)
Accrued interest and other expenses	458	108	—	350
Current income tax liabilities	120	2	—	118
Contract liabilities	109	5	—	105
Provisions and other current liabilities	330	125	2	207
TOTAL CURRENT LIABILITIES	2,338	647	2	1,693
TOTAL LIABILITIES	10,845	2,630	2	8,217
TOTAL EQUITY AND LIABILITIES	14,353	2,627	119	11,845

9.
Certain Information Concerning Parent and Purchaser

Atlas is a private limited liability company (société à responsabilité limitée) existing under the laws of Luxembourg, having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Luxembourg, with corporate registration number B274990 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg). Atlas is a subsidiary of Parent. Atlas was incorporated on February 1, 2023, and registered with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg) on February 9, 2023. Atlas is a financial holding company. Parent is a simplified joint-stock company (société par actions simplifiée) domiciled in Paris, France, with corporate registration number 908 070 188 with the Paris Trade and Companies Registry (R.C.S Paris).
Atlas and Parent are long-term industrial investors looking to support the development and profitable growth of the telecoms sector through targeted investments in assets that offer opportunities for significant value creation.
Parent is a majority owned subsidiary of NJJ Holding S.A.S, an investment vehicle wholly owned by Xavier Niel, who is also the owner of the Iliad Group. NJJ Holding S.A.S. is an investor in telecom assets with presence in Switzerland, Ireland, Monaco, Cyprus, Malta, Sweden and the Baltics, while Iliad Group is one of the leading telecom providers present in France, Italy, Poland, Sweden and the Baltics. Xavier Niel has significant expertise in the telecoms sector and an outstanding track record of innovation and strategy execution, with a 30-year track record of innovation in the sector.
Today nearly 50 million active subscribers — more than 1 in 10 Europeans — use Iliad or NJJ-owned or affiliated networks.
The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors, executive officers and control persons of Parent and Purchaser and certain other information is set forth in Schedule I to this Offer to Purchase.
None of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, US federal or state securities laws or a finding of any violation of US federal or state securities laws.
Pursuant to Rule 14d-3 under the Exchange Act and Rule 13e-3 under the Exchange Act, Purchaser has filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO, of which this Offer to Purchase forms a part. Purchaser expects to clear any comments with SEC prior to the end of the Offer Period. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, are available at the SEC’s website at www.sec.gov.
10.
Source and Amount of Funds

The maximum amount of funds required to consummate the Offers is approximately USD 2.9 billion, or SEK 30.9 billion65. The consummation of the Offers is not subject to any financing condition.
The aggregate purchase price for Common Shares and SDRs validly tendered and accepted in the Offers will be funded with borrowings from external debt financing available to Purchaser under the Initial Debt Financing (as defined below) or any replacement thereof with the Long-Term Financing. Because (i) the only consideration to be paid in the Offers is cash, (ii) the Offers are being made to purchase all issued and outstanding Common Shares and SDRs not already owned by the Parent and Purchaser and their affiliates solely for cash, and (iii) there is no financing condition to the completion of the Offers, Parent and Purchaser believe the financial condition of Purchaser is not material to a decision by shareholder whether to participate in the Offers.
Interim Financing
Purchaser has obtained one or more debt commitment letters dated July 1, 2024 with, among others BNP Paribas, Crédit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A., London Branch,

65
Based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024.

J.P. Morgan SE, Natixis and Société Générale, as arrangers and original interim lenders, which include an irrevocable and unconditional undertaking by the relevant financing sources to execute, within 24 hours of written request by Purchaser an English law governed interim facilities agreement in the agreed form (the “Interim Facilities Agreement”) for a maximum aggregate amount of USD 8,000,000,000 (the “Initial Debt Financing”) (the debt commitment letters, together with the Interim Facilities Agreement, the “Debt Commitment Letters”). The full amount of the Initial Debt Financing is initially made available to Purchaser under (i) a senior secured term loan facility in an aggregate amount of USD 2,600,000,000 (“Interim Term Facility 1”), (ii) a senior secured term loan facility in an aggregate amount of USD 900,000,000 (“Interim Term Facility 2”), (iii) a senior secured term loan facility in an aggregate amount of USD 3,800,000,000 (“Interim Backstop Term Facility” and, together with Interim Term Facility 1 and Interim Term Facility 2, “Interim Term Facilities”), (iv) a senior secured revolving facility in an aggregate amount of USD 100,000,000 (“Interim Revolving Facility”) and (v) a senior secured revolving facility in an aggregate amount of USD 600,000,000 (“Interim Backstop Revolving Facility” and, together with Interim Revolving Facility and the Interim Term Facilities, the “Interim Facilities”).
Loans under the Interim Revolving Facility may primarily be used for payment of interest and other debt service costs and expenses. Loans under the Interim Backstop Term Facility may primarily be used to refinance certain outstanding indebtedness of Millicom and, as the case may be, its subsidiaries. Loans under the Interim Backstop Revolving Facility will be available in USD may be used for working capital and general corporate purposes of Millicom.
The following is a summary of certain provisions of the Interim Facilities Agreement. The summary of the Interim Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Interim Facilities Agreement, a copy of which has been filed by the Parent and Purchaser as Exhibit (b) to the Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO Schedule TO relating to the US Offer and is incorporated by reference herein.
Term
90 days from the first date that the Interim Term Facility is funded.
Prepayment
The Interim Facilities Agreement allows for voluntary prepayments (subject to a notice period). The Interim Facilities Agreement also contains mandatory prepayment provisions, requiring the mandatory prepayment of the utilisations under the Interim Facilities Agreement (i) upon receipt of an acceleration notice following the occurrence of a Major Event of Default, or (ii) upon receipt by Purchaser or the Group of the proceeds of the first utilization made under the Long-Term Financing (to the extent of such proceeds).
Interest Rates
The interest rate under the Initial Debt Financing is the aggregate of the applicable margin, being set at 4.50 per cent. per annum in respect of the Interim Facilities, plus Term SOFR.
Representations and Warranties, Undertakings and Events of Default
The Interim Facilities Agreement contains representations, warranties, undertakings and events of default that are customary for facilities of this type, with such adjustments as are necessary to reflect the transaction structure.
Security
The security package under the Interim Facilities Agreement (the “Interim Security Package”) will include (i) a limited recourse security agreement by Parent over shares it owns in Purchaser, (ii) account pledge agreement by Purchaser in respect of accounts containing the Common Shares and SDRs it owns or acquires pursuant to the Offer and certain related cash accounts, (iii) a limited recourse pledge over receivables owed by Purchaser as borrower to Parent as lender; and (iv) a share pledge by Xavier Niel over 25 per cent of the total issued ordinary shares in Iliad Holding S.A.S.

Governing Law
The Interim Facilities Agreement is governed by English law.
Long-Term Financing
Purchaser intends to replace or refinance all or a substantial part of the Initial Debt Financing entered into by Purchaser in connection with the Offers with long-term financing (the “Long-Term Financing”) to be entered into by Purchaser or its affiliates and, in relation to the Iliad Holding Bridge Facility (as defined below), by Iliad Holding S.A.S., Purchaser and Iliad Holding S.A.S. have obtained one or more separate debt commitment documents dated July 1, 2024 with, among others BNP Paribas, Crédit Agricole Corporate and Investment Bank, Credit Agricole Securities (USA) Inc., JPMorgan Chase Bank, N.A., London Branch, J.P. Morgan SE, Natixis and Société Générale as arrangers and original lenders in relation to the Long-Term Financing (the “Long-Term Financing Commitment Documents”).
The following is a summary of certain terms and provisions of the Long-Term Financing, which remains subject to, among other things, the negotiation, execution and delivery of satisfactory definitive documentation. The Long-Term Financing Commitment Documents may also be subject to customary market flex provisions.
Facilities and Maturity
It is expected that the Long-Term Financing will be comprised of USD 7,100,000,000 financings to be entered into by Purchaser (which, in certain cases, may be substituted by Millicom as borrower) and a USD 500,000,000 bridge facility to be entered into by Iliad Holding S.A.S. with an initial maturity of one year, which, subject to certain conditions, may be extended to an additional four years if it has not been refinanced during the first year (the “Iliad Holding Bridge Facility”). The financing to be entered into by Purchaser will include (i) a USD 2,600,000,000 term loan facility with a maturity of three years (the “Term Facility B”), (ii) a USD 100,000,000 debt service revolving facility with a maturity of three years (the “Debt Service Revolving Facility” and, together with the Iliad Holding Bridge Facility and the Term Facility B, the “Acquisition Facilities”), (iii) a USD 3,800,000,000 backstop bridge facility with an initial maturity of one year, which, subject to certain conditions, may be extended to an additional four years if it has not been refinanced during the first year (the “Backstop Bridge Facility”), and (iv) a USD 600,000,000 revolving credit facility with a maturity of three years (the “Backstop Revolving Facility” and, together with the Backstop Bridge Facility, the “Backstop Facilities”).
Prepayment
The Acquisition Facilities and Backstop Facilities allow for voluntary prepayments (subject to a notice period and applicable prepayment premia) and are expected to contain customary mandatory prepayment provisions, including upon the occurrence of certain events constituting a “change of control” under the relevant facilities, certain debt and equity issuances and certain excess cashflow.
Interest Rates
The interest rate under the Iliad Holding Bridge Facility is the aggregate of the applicable margin, which is expected to be set at 3.50% per annum, with additional step-ups of 0.50% every three months following the first drawdown, plus SOFR. The interest rate under the Term Facility B and the Debt Service Revolving Facility is the aggregate of the applicable margin, which is expected to be set at 3.50% per annum, increasing to 3.75% on the first anniversary of the first drawdown and to 4.00% on the second anniversary of the first drawdown, plus Term SOFR. The interest rate under the Backstop Bridge Facility is the aggregate of the applicable margin, which is expected to be set at 4.50% per annum, with additional step-ups of 0.50% every three months following the first drawdown, plus SOFR. The interest rate under the Backstop Revolving Facility will mirror the relevant interest provisions under the existing revolving facility of Millicom (the “Existing Millicom RCF”).
Guarantees and Security
The guarantee and security package in respect of the Iliad Holding Bridge Facility is expected to include (i) a guarantee from HoldCo II SAS (“Holdco II”), which is the direct subsidiary of Iliad Holding S.A.S., (ii) a pledge over the shares in Holdco II held by Iliad Holding S.A.S., (iii) a pledge over the shares in Iliad S.A. held by Holdco II, (iv) a pledge over material bank accounts of Iliad Holding S.A.S. and Holdco II and (v) a pledge over structural intercompany receivables owed to Iliad Holding S.A.S. by Holdco II and to Holdco II by Iliad S.A.
The guarantee and security package in respect of the Term Facility B and the Debt Service Revolving Facility (the “Senior Facilities Security Package”) is expected to be aligned with the Interim Security Package and expected to include, in addition, a guarantee from NJJ Holding S.A.S in respect of the Purchaser’s payment obligations under the Term Facility B and the Debt Service Revolving Facility.
The guarantee and security package in respect of the Backstop Revolving Facility is expected to be aligned with the guarantees and security provided under the Existing Millicom RCF, in case Millicom enters as the borrower of the Backstop Revolving Facility. The Backstop Revolving Facility may, at the option of the Purchaser, be instead executed with the Purchaser being the borrower thereunder, in which case it is expected that (x) the Senior Facilities Security Package will guarantee and secure the Backstop Revolving Facility and (y) an additional pledge over receivables that arise from on-lending of proceeds by the Purchaser to Millicom will be entered into.
The Backstop Bridge Facility is expected to be entered into on an unsecured and unguaranteed basis in case Millicom enters as the borrower of the Backstop Bridge Facility, but may benefit from as subset of the Senior Facilities Security Package under certain circumstances. The Backstop Bridge Facility may, at the option of the Purchaser, be instead executed with the Purchaser being the borrower thereunder, in which case it is expected that (x) the Senior Facilities Security Package will guarantee and secure the Backstop Bridge Facility and (y) an additional pledge over receivables that arise from on-lending of proceeds by the Purchaser to Millicom will be entered into.
Representations and Warranties, Undertakings and Events of Default
The documentation relating to the Acquisition Facilities and the Backstop Facilities is expected to contain representations, warranties, undertakings and events of default that are customary for facilities of this type, with such adjustments as are necessary to reflect the transaction structure. The Term Facility B and the Debt Service Revolving Facility are expected to be subject to a proportionate net debt leverage ratio financial maintenance covenant and the financial covenant applicable to the Backstop Revolving Facility is expected to be aligned with the financial covenant of the Existing Millicom RCF. The Iliad Holding Bridge Facility and the Backstop Bridge Facility are not expected to contain a financial covenant.
Governing Law
The Acquisition Facilities and the Backstop Bridge Facility are expected to be governed by English law and the Backstop Revolving Facility is expected to be governed by the law of the state of New York.
11.
Dividends and Distributions in Millicom

No dividends were paid to the Shareholders for the financial years 2023, 2022 and 2021.
Should Millicom, prior to the settlement of the Offers, distribute dividends or in any other way distribute or transfer value to its Shareholders, the Offer Price will be adjusted accordingly. In the event of either of the foregoing, Atlas reserves the right to determine whether this price adjustment mechanism or condition 7 to completion of the Offers will be invoked (see “The Tender Offers — Terms of the Offers — Conditions for Completion of the Offers”).
12.
Legal Matters; Required Regulatory Approvals

General
We are not aware of any pending legal proceeding relating to the Offers. Except as set forth in this Offer to Purchase, based on its examination of publicly available information filed by Millicom with the SEC and other publicly available information concerning Millicom, we are not aware of any licenses or regulatory permits that appear to be material to the business of Millicom and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Shares in the Offers, or of any filings, approvals, or other actions by or with any governmental authority that would be required for our acquisition or ownership of the Shares pursuant to the Offers. Should any such approval or other action be required, we expect to seek such approval or action. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions, or that adverse consequences to Millicom business might not result. Except as otherwise described in this Offer to Purchase, although we do not presently intend to delay the acceptance for payment of or payment for Shares tendered into the Offers pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to Millicom’s business or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.
Regulatory Approvals
Approval from the SEC
Pursuant to Rule 14d-3 under the Exchange Act and Rule 13e-3 under the Exchange Act, Purchaser has filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO, of which this Offer to Purchase forms a part. Purchaser expects to clear any comments with SEC prior to the end of the Offer Period.
United States Antitrust Compliance
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain transactions may not be consummated until certain information and documents have been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to Purchaser’s acquisition of Shares in the Offers. The purchase of Shares in the Offers is subject to the provisions of the HSR Act, and therefore cannot be completed until Purchaser files a notification and report form with the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. Purchaser expects clearance to be obtained prior to the end of the Offer Period.
Colombian Antitrust Compliance
Pursuant to Colombia’s merger control regulations, Purchaser expects to notify the Superintendence of Industry and Commerce (the “SIC”) of the Offers as soon as possible after the Commencement Date of the Offer Period. Pursuant to Colombian law, the SIC must be notified of a transaction depending on the market shares of Colombian Movil S.A. E.S.P and UNE Telecomunicaciones S.A. in Colombia. The notification will require either a simplified filing (short form filing) or a prior authorization filing. If the simplified filing is applicable, the SIC has ten (10) business days following the filing referred to in the preceding sentence to review the filing for completeness and acknowledge receipt of the notification. The transaction will be deemed approved upon submission of a complete filing, if during the ten (10) business days term the SIC does not require additional information. If the prior authorization filing is applicable, the SIC has thirty (30) business days following the filing to conduct the merger control review of the transaction. Purchaser expects clearance to be obtained prior to the end of the Offer Period.
Paraguayan Antitrust Compliance
Pursuant to Paraguay’s merger control regulations, Purchaser expects to notify the National Competition Commission (the “CONACOM”) of the Offers within ten (10) business days after the publication of the Offer to Purchase. The Paraguayan Competition Law establishes that a transaction that entails a direct or indirect change of control in a Paraguayan company and that exceeds certain revenue or market share related thresholds must be notified to CONACOM withing ten (10) business days after the execution or perfection of the agreements or documents that could result in said change of control, however, pursuant to Paraguayan Competition Law, the regulatory authorization must not be obtained before consummation of the Offers.

Considering that Millicom’s subsidiary Tigo Paraguay S.A. exceeds both the revenue and market share thresholds established in the Paraguayan Competition Law, and that the completion of the Offers will entail an indirect change of control in Tigo Paraguay S.A., it must be notified to CONACOM within ten (10) business days after the publication of the Offer to Purchase. The notification procedure consists of two stages: the first stage having a duration of thirty (30) business days, and the second stage having a duration of sixty (60) business days. There is no simplified or fast-track procedure to obtain the regulatory authorization. All additional information requirements have suspensive effects in relation to the term available to CONACOM to issue a final resolution authorizing or rejecting the transaction. Purchaser expects to obtain final approval in the second stage of the procedure and within four (4) months after the notification is performed.
Bolivian Regulatory Approval
Based on the business in which Millicom is engaged, the Offers may not be consummated until receipt of approval from the Bolivian Transport and Telecommunications Authority, Autoridad de Regulación y Fiscalización de Telecomunicaciones y Transportes (“ATT”). Bolivian regulations on telecommunications require that changes in the shareholding composition of a telecommunications operator company, or its holding companies, affecting its effective control, must be previously approved by the ATT through a formal submission of a share transfer authorization request. Purchaser expects clearance to be obtained prior to the end of the Offer Period.
13.
Fees and Expenses

Parent and Purchaser have retained D.F. King & Co., Inc. to act as the Information Agent, Broadridge Corporate Issuer Solutions, LLC to act as the US Tender Agent, and Handelsbanken Issue Department to act as the Swedish Settlement Agent, in connection with the Offers.
The Information Agent may contact holders of Common Shares and SDRs by mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the Offers.
As compensation for acting as Information Agent, the US Tender Agent and Swedish Settlement Agent in connection with the Offers, D.F. King & Co., Inc., Broadridge Corporate Issuer Solutions, LLC and Handelsbanken Issue Department will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the Offers, including specified liabilities under the federal securities laws.
The Purchaser Group has retained Parent Financial Advisors and Atlas Financial Advisor to act as financial advisors with respect to the Offers.
From time to time during the deliberations described above under the section “Special Factors — Background” upon the request by senior management of members of the Purchaser Group, representatives of Parent Financial Advisors provided strategic advice, and consulted with, senior management of Parent with respect to the Offers. In addition, Parent Financial Advisors acted as a liaison for Parent to the financial advisors engaged by Millicom.
Parent Financial Advisors and Atlas Financial Advisor were not engaged to, and did not, render an opinion as to the fairness, from a financial point of view, of the Offer Price to the Shareholders of Millicom or to the Purchaser Group. In that regard, Parent Financial Advisors and Atlas Financial Advisor did not express any opinion or view as to any consideration received in connection with the Offers by the holders of any class of securities, creditors or other constituencies of any party. Parent Financial Advisors and Atlas Financial Advisor also did not express any opinion or view as to any of the terms or other aspects or implications of the Offers or any arrangements, agreements or understanding entered into in connection with or related to the Offers or otherwise.

It is estimated that the expenses incurred in connection with the Offers will be approximately as set forth below:
Information Agent Fees and Expenses	$65,000
US Tender Agent Fees and Expenses	$12,500
Swedish Settlement Agent Fees and Expenses	$440,000
SEC Filing Fees	$429,653.91
SFSA Filing Fees	$3,000
Legal Fees	$16,000,000
Parent Financial Advisors Fees	$90,000,000
Printing and Mailing Costs	$15,000
Miscellaneous	$200,000
Total	$107,165,154.91
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity (other than to the US Tender Agent, Swedish Settlement Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offers. The Purchaser Group will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the Offers to their customers.
14.
Miscellaneous

Takeover Squeeze-Out; Takeover Sell-Out and Delisting
If the conditions for completion of the Offers are satisfied and the Offers are successful, Purchaser currently intends to cause the delisting of the Common Shares from Nasdaq US as promptly as practicable after the consummation of the Offers, as permitted by applicable law and the rules of Nasdaq US.
In the event Purchaser, in connection with the Offers or otherwise, has acquired securities representing not less than ninety five (95) per cent of the capital carrying voting rights and ninety five (95) per cent of the voting rights in Millicom, Purchaser will have the right to exercise Takeover Squeeze-Out in accordance with the Luxembourg Takeover Law to acquire all remaining Shares in Millicom. Furthermore, pursuant to the Luxembourg Takeover Law, if following the Offers, the Purchaser holds securities carrying more than ninety (90) per cent of the voting rights in Millicom, the remaining Shareholders may require that the Purchaser purchases the remaining Shares at a fair price by exercising a Takeover Sell-Out. In connection with a Takeover Squeeze-Out or a Takeover Sell-Out, Purchaser intends to promote delisting of the SDRs from Nasdaq Stockholm.
Please see “The Tender Offers — Terms of the Offers — Squeeze-Out and Sell-Out.”
Offer Restrictions
Neither Parent nor Purchaser has authorized any person to give any information or to make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal or SDR Acceptance Form, and, if given or made, Shareholders should not rely on any such information or representation as having been authorized.
Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offers will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Millicom or any of their respective subsidiaries since the date as of which such information is furnished or the date of this Offer to Purchase.
This Offer to Purchase is not an offer, whether directly or indirectly, in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in such relevant jurisdiction (the “Restricted Territories”). Shareholders not resident in Sweden or the United States who wish to accept the Offers must make inquiries concerning applicable legislation and possible tax consequences.
The Offers are not being made, directly or indirectly, in or into the Restricted Territories by use of mail or any other communication means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex, telephone and the internet) of interstate or foreign commerce, or of any facility of national securities exchange or other trading venue of the Restricted Territories and the Offers cannot be accepted by any such use or by such means, instrumentality or facility of, in or from, the Restricted Territories. Accordingly, this Offer to Purchase and any documentation relating to the Offers are not being and should not be sent, mailed or otherwise distributed or forwarded in or into the Restricted Territories.
This Offer to Purchase is not being, and must not be, sent to Shareholders with registered addresses in the Restricted Territories. Banks, brokers, dealers and other nominees holding shares for persons in the Restricted Territories must not forward this Offer to Purchase or any other document received in connection with the Offers to such persons. Persons receiving such documents or information (including custodians, nominees and trustees) should not distribute or send them in or into a Restricted Territory or use the mails or any means, within a Restricted Territory in connection with the Offers.
Any failure to comply with these restrictions may constitute a violation of the securities laws of any of the Restricted Territories. It is the responsibility of all persons obtaining this Offer to Purchase, SDR Acceptance Form, Letter of Transmittal or other documents relating to this Offer to Purchase or to the Offers or into whose possession such documents otherwise come, to inform themselves of and observe all such restrictions. Any recipient of this Offer to Purchase who is in any doubt about his or her status in relation to these restrictions should consult his or her professional adviser in the relevant territory.
Neither Atlas, Parent, Parent Financial Advisors, Atlas Financial Advisor, the US Tender Agent, the Swedish Settlement Agent nor the Information Agent accepts or assumes any responsibility or liability for any violation by any person of any such restrictions.
This Offer to Purchase does not represent an offer to acquire or obtain securities other than the Shares of Millicom that are subject to the Offers.
Any purported tender of Shares in the Offers resulting directly or indirectly from a violation of the restrictions described in this Offer to Purchase and the related documents will be invalid. Further, any person purporting to tender Shares pursuant to the Offers will be deemed not to have made a valid tender if such person is unable to make the representations and warranties set out in the section “The Tender Offers — Miscellaneous — Offer restrictions — Certifications as to Restrictions” below and any corresponding representations and warranties in the SDR Acceptance Form for the Swedish Offer and Letter of Transmittal for the US Offer.
Acceptances of the Offers and tenders of Shares made by a person located in a Restricted Territory, by any trustee, representative, fiduciary or other intermediary acting on a non-discretionary basis for a principal giving instructions from within the Restricted Territories, or by the use of mails or any other communication means, within the Restricted Territories, directly or indirectly, will not be accepted (and should not be accepted by any such custodian, nominee, trustee, agent, fiduciary or other intermediary holding Shares for any persons).
Any SDR Acceptance Form or Letter of Transmittal or other communication relating to the Offers that originates from, is postmarked from, bears a return address in, or otherwise appears to have been dispatched from, the Restricted Territories will not be accepted (and should not be accepted by any trustee, representative, fiduciary or other intermediary).
Acceptances of the Offers and tenders of Shares will not be accepted (and should not be accepted by any custodian, nominee, trustee, agent, fiduciary or other intermediary) if the consideration for the Shares is required to be mailed or otherwise delivered in or into a Restricted Territory or if an address within a Restricted Territory is provided for receipt of the price of the Shares in the Offers or the return of the SDR Acceptance Form or Letter of Transmittal.
Each of Atlas, Parent, Parent Financial Advisors, Atlas Financial Advisor, the US Tender Agent, the Swedish Settlement Agent and the Information Agent reserves the right, in its absolute discretion (and without prejudice to the relevant Shareholder’s responsibility for the representations and warranties made by it), to (a) reject any tender of Shares without investigation because the origin of such tender cannot be determined, or (b) investigate, in relation to any tender of Shares pursuant to the Offers, whether any such representations and warranties given by a Shareholder are correct and, if such investigation is undertaken and as a result Atlas determines (for any reason) that such representations and warranties are not correct, such tender may be rejected.
This Offer to Purchase has not been produced by, and has not been approved by, an “authorised person” for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”). The communication of this Offer to Purchase and any other related documents or materials to persons in the United Kingdom is exempt from the restrictions on financial promotions in section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire shares in a body corporate and the object of the transaction may reasonably be regarded as being the acquisition of day-to-day control of the affairs of that body corporate, or to acquire 50 per cent or more of the voting shares in that body corporate, within Article 62 (Sale of a body corporate) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.
Certifications as to Restrictions
By accepting the Offers through delivery of a duly executed Letter of Transmittal to the US Tender Agent or SDR Acceptance Form to the Swedish Settlement Agent, the holder of tendered Shares, and any custodian, nominee, trustee, agent, fiduciary or other intermediary submitting the Letter of Transmittal or SDR Acceptance Form or participating in the Offers on behalf of such holder, certifies that such person:
•
was not present or resident in, nor is a citizen of, a Restricted Territory at the time of receiving this Offer to Purchase, the Letter of Transmittal or SDR Acceptance Form or any other document or information relating to the Offers, and has not mailed, transmitted or otherwise distributed any such document or information in or into a Restricted Territory;

•
has not used, directly or indirectly, the mails, or any means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex and telephone) of interstate or foreign commerce, or the facilities of the securities exchanges, of a Restricted Territory in connection with the Offers;

•
was not present or resident in, nor is a citizen of, a Restricted Territory at the time of accepting the terms of the Offers, at the time of returning the Letter of Transmittal or SDR Acceptance Form or at the time of giving the order or instruction to accept the Offers (whether orally or in writing); and

•
if acting in a custodial, nominee, trust, fiduciary, agency or other capacity as an intermediary, then either (i) has full investment discretion with respect to the Shares covered by the Letter of Transmittal or SDR Acceptance Form or (ii) the person on whose behalf it is acting has authorized it to make the foregoing representations and was not present or resident in, nor is a citizen of, a Restricted Territory at the time the Shareholder instructed such custodian, nominee, trustee, fiduciary, agent or intermediary to accept the Offers on his or her behalf, and such custodian, nominee, trustee, fiduciary, agent or other intermediary is processing that acceptance as part of its normal securities custodial function.

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
Parent
Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Except as otherwise noted below, (i) the positions specified are positions with Parent and (ii) the business address of each of the persons listed below is 16 Rue de la Ville-l’Évêque, FR-75008 Paris, France.
NJJ Holding S.A.S., a simplified joint-stock company domiciled in Paris, France (société par actions simplifiée) which registered office is located 16, rue de la Ville-l’Evêque, 75008 Paris, France, registered with the Trade and Companies Registrar under number 520 230 590 with the Paris Trade and Companies Registry (R.C.S Paris), is the president (président) of Parent, which is itself represented by Mr Xavier Niel in his capacity as president (président) of NJJ Holding S.A.S., whose current principal occupation or employment, and material occupations, positions, offices or employment for the past five years are also set out below.
Name	Principal Employment	Citizenship
Xavier Niel
Xavier Niel has been Chairman and Chief Strategy Officer at Iliad Group since March 2020 and had been Vice Chairman from 2003 to 2020. He has been the Chairman of the board of directors of Iliad S.A. since March 2020.
Xavier Niel has been serving as President at Freebox S.A.S. since December 2000, as President at Iliad Holding S.A.S. since May 2015 as well as President at NJJ Holding S.A.S. since February 2010. Xavier Niel also has management positions within other entities of the group controlled by NJJ Holding S.A.S. He has been President at La Compagnie des Immeubles Parisiens S.A.S. since January 2018.
Xavier Niel has been a board member at Unibail-Rodamco-Westfield since November 2020 and a member of its Governance, Nomination and Remuneration Committee since November 2020. He has been a director at KKR Management LLC since March 2018 and is the current permanent representative of NJJ Capital S.A.S. at the board of directors of Teract.
Xavier Niel has been serving as a Supervisory Board Member at Topco Breteuil S.A.S. since October 2020, at Holdco Breteuil S.A.S. since October 2020, at Mediawan Holding S.A.S. since October 2020, at Société Éditrice du Monde S.A. since November 2010 and at Le Nouvel Observateur du Monde S.A. since June 2014.
Xavier Niel has also been serving as a Board Member at Carraun Telecom Holdings Limited Toohil Telecom Holdings Limited and at Eircom Holdings (Ireland) Limited since April 2018; at Monaco Telecom since may 2014, and at Salt Mobile S.A. since February 2015.
Xavier Niel held management positions within some entities of the group controlled by NJJ Holding S.A.S. He used to be a member of the Supervisory Board of Le Monde S.A. and BlackPills S.A.S (from December 2016 until December 2019) and a director of Groupe Nice Matin S.A.S. (from July 2019 until October 2021) and Salt Network S.A. He was President of Kima Ventures S.A.S (from February 2010 until December 2019), Station F S.A.S. (from July 2013 until December 2019), Golf du Lys Chantilly S.A.S. (from December 2014 until December 2019).
French

Name	Principal Employment	Citizenship
Thomas Reynaud
Thomas Reynaud has been Iliad Group’s Chief Executive Officer and a director since May 2018. He serves as Chairman of the Board of Directors and as member of the Nomination Committee at Tele2 since May 2024. He is a member of the Board of Directors of Millicom and of its Compensation and Talent Committee since May 2023. He had also served as member of the Board of Directors of Iliad Italia S.p.A. since July 2022. He is also a partner of several innovative ventures in the agri-food sector.
French
Anthony Maarek
Anthony Maarek has been serving as Managing Director (Directeur Général) of Parent since June 2022. He has been serving as Managing Director (Directeur Général) of Freya Investissement S.A.S. since February 2024. Anthony Maarek has also been serving as Managing Director (Directeur Général) at Const Invest S.A.S. since October 2022; at DVL Telecom S.A.S. since August 2023; at NJJ Garden S.A.S. since January 2024; at NJJ Maine S.A.S. since April 2023; at NJJ Médias S.A.S. since October 2022; at NJJ Presse Services S.A.S. since June 2023; NJJ Projet 5523 S.A.S. since November 2022; at NJJ UPAM S.A.S. since August 2023; at NJJ Vosges S.A.S. since March 2024; at Rock Investment S.A.S. since November 2020; at NJJ Immo Partners S.A.S. since May 2024; at Locfi.fr S.A.S. since December 2021; and at Bidco 22 S.A.S. since May 2022.
Anthony Maarek has been serving as Class A Manager of the Purchaser since February 2023. Anthony Maarek has also been serving as Manager (Gérant) at Lagny Immobilier SARL since December 2019; at Financière L’Illustration SARL since July 2022; at Gilgamesh SNC since February 2022; at SCI Light CF since November 2022; at SNC Genièvres since December 2022; at NM Training SARL since June 2021; SCI Danilana since June 2012; at SCI Naodani since October 2017; and at SC E3J since April 2023.
Anthony Maarek has been serving as President (Président) at Betin S.A.S since November 2022; at Genybet S.A.S since May 2020; at Groupe Nice-Matin S.A.S.; at Matchem S.A.S. since December 2020; at NJJ Presse Sud S.A.S. since April 2020; at Melkart S.A.S. since December 2021; at Sons Holdco S.A.S since November 2022; and at Maskass Holdings since May 2019.
Anthony Maarek has been serving as board member (membre du conseil d’administration) at Société Editrice de l’Informé S.A.S. since September 2022.
Anthony Maarek has also been serving as board member (membre du conseil d’administration) of GAM Holding AG, a publicly listed company in Switzerland since September 2023, respectively.
French
Pierre-Alain Allemand
Pierre-Alain Allemand has been serving as Managing Director (Directeur Général) of Parent since January 2024.
Pierre-Alain Allemand has also been serving as Director at Eircom Holdings (Ireland) Limited since April 2018; as Board Member at CMC (Compagnie Monégasque de Communication) since February 2020, as Director at Salt Mobile S.A. since September 2019 and as President Managing Partner (associé gérant président) at Althaia Consulting SARL since February 2020.
French
Aude Durand
Aude Durand has been Deputy Chief Executive Officer at Iliad Holding S.A.S. since June 2020 and Deputy Chief Executive Officer of the Iliad Group since March 2024. She serves as president of Predictiv Pro S.A.S. since February 2024. She also has been serving as director of Tele2 and as member of its Audit Committee since May 2024, as Chair of Scaleway since September 2023, as member of the board of directors of Millicom since February 2024 and as board member of Monaco Telecom since July 2023.
French

Purchaser
Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. The business address of each of the persons listed below is 53, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg. Except as otherwise noted, positions specified are positions with Purchaser.
Name	Principal Employment	Citizenship
Murielle Brouillet- McSorley	Murielle Brouillet-McSorley has been serving as Class B Manager of the Purchaser since February 2023.	French
Tigran Khachatryan
Tigran Khachatryan has been serving as Class B Manager of the Purchaser since February 2023.
Tigran Khachatryan has also been serving as Class A Director at Matterhorn Telecom S.A. since June 2023; as Class A Director at Matterhorn Telecom Holding S.A. since June 2023; as Class A Director at OCH AT Holding S.A. since March 2023; as Class A Manager at OCH Financing S.à r.l. since March 2023; as Class A Manager at Matterhorn Financing S.à r.l. since March 2023; and as Class A Manager at Eircom Finco S.à r.l. since March 2023.
Luxembourgish
Anthony Maarek
Anthony Maarek has been serving as Managing Director (Directeur Général) of Parent since June 2022. He has been serving as Managing Director (Directeur Général) of Freya Investissement S.A.S. since February 2024. Anthony Maarek has also been serving as Managing Director (Directeur Général) at Const Invest S.A.S. since October 2022; at DVL Telecom S.A.S. since August 2023; at NJJ Garden S.A.S. since January 2024; at NJJ Maine S.A.S. since April 2023; at NJJ Médias S.A.S. since October 2022; at NJJ Presse Services S.A.S. since June 2023; NJJ Projet 5523 S.A.S. since November 2022; at NJJ UPAM S.A.S. since August 2023; at NJJ Vosges S.A.S. since March 2024; at Rock Investment S.A.S. since November 2020; at NJJ Immo Partners S.A.S. since May 2024; at Locfi.fr S.A.S. since December 2021; and at Bidco 22 S.A.S. since May 2022.
Anthony Maarek has been serving as Class A Manager of the Purchaser since February 2023. Anthony Maarek has also been serving as Manager (Gérant) at Lagny Immobilier SARL since December 2019; at Financière L’Illustration SARL since July 2022; at Gilgamesh SNC since February 2022; at SCI Light CF since November 2022; at SNC Genièvres since December 2022; at NM Training SARL since June 2021; SCI Danilana since June 2012; at SCI Naodani since October 2017; and at SC E3J since April 2023.
French

Name	Principal Employment	Citizenship

Anthony Maarek has been serving as President (Président) at Betin S.A.S since November 2022; at Genybet S.A.S since May 2020; at Groupe Nice-Matin S.A.S.; at Matchem S.A.S. since December 2020; at NJJ Presse Sud S.A.S. since April 2020; at Melkart S.A.S. since December 2021; at Sons Holdco S.A.S since November 2022; and at Maskass Holdings since May 2019.
Anthony Maarek has been serving as board member (membre du conseil d’administration) at Société Editrice de l’Informé S.A.S. since September 2022.
Anthony Maarek has also been serving as board member (membre du conseil d’administration) of GAM Holding AG, a publicly listed company in Switzerland since September 2023, respectively.

SCHEDULE II
SECURITY OWNERSHIP AND TRANSACTIONS IN THE SHARES BY PARENT, PURCHASER AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth (i) certain information with respect to the Shares beneficially owned by Parent, Purchaser and, to the best of their knowledge, their respective directors and officers, and (ii) the purchases of Shares by Parent, Purchaser and, to the best of their knowledge, their respective directors and officers, during the past sixty days. The security ownership information in the table below is given as of July 1, 2024, and, in the case of per centage ownership information, is based on 171,255,664 Common Shares outstanding as of June 18, 2024 (172,096,305 Common Shares issued less 840,641 Common Shares held in treasury), in accordance with publicly available information. There have been no transactions in the Common Shares by such persons during the 60 days prior to July 1, 2024, except as set forth below. For further information, reference is also made to the Schedule 13D filings and amendments thereto filed by the Purchaser Group with the SEC on February 24, 2023; March 28, 2023; April 26, 2023; May 12, 2023; May 25, 2023; June 2, 2023; July 24, 2023; August 24, 2023; October 2, 2023; November 8, 2023; January 17, 2024; and, May 23, 2024. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below):
	Security Ownership
Person	Number	Per cent
Purchaser(1)	49,966,734	29.18%
Parent(2)	49,966,734	29.18%
NJJ Holding(3)	49,966,734	29.18%
Xavier Niel(4)	49,966,734	29.18%
Thomas Reynaud	5,601	*

(1)
Reflects 49,966,734 SDRs beneficially owned by Purchaser, which may be exchanged for Common Shares on a one-for-one basis.

(2)
Parent, as the majority owner of the Purchaser, may be deemed to have shared beneficial ownership over the Common Shares beneficially owned by the Purchaser.

(3)
NJJ Holding, as the majority owner of Parent, may be deemed to have shared beneficial ownership over the Common Shares beneficially owned by the Purchaser and the Parent.

(4)
Xavier Niel, as the sole owner of NJJ Holding, may be deemed to have shared beneficial ownership over the Common Shares beneficially owned by the Purchaser, the Parent and NJJ Holding.

*
Less than 1%.

Purchases of Shares by Parent and Purchaser
During the Past Two Years
Calendar Year	Number of SDRs	Average Price Per Share(1)	Range of Prices Paid(2)
2023
First Quarter	19,685,450	SEK194.95	SEK175.39 – SEK216.74
Second Quarter	5,898,115	SEK195.57	SEK176.14 – SEK206.24
Third Quarter	4,786,599	SEK172.1	SEK162.59 – SEK179.93
Fourth Quarter	3,226,907	SEK173.78	SEK163.35 – SEK184.73
2024
First Quarter	131,587	SEK189.12	SEK184.28 – SEK192.51
Second Quarter	—	—	—

(1)
Reflects the average of the weighted average price per share.

(2)
Reflects the range of the weighted average price per share.

Contact Details
Atlas Luxco S.à r.l.
53, boulevard Royal
L-2449 Luxembourg
Grand Duchy of Luxembourg
Atlas Investissement S.A.S.
16 Rue de la Ville-l’Évêque,
FR-75008 Paris
France
BNP Paribas S.A.
16 boulevard des italiens
FR-75009 Paris
France
Crédit Agricole Corporate and Investment Bank
12 place des Etats-Unis CS 70052
FR-92547 Montrouge Cedex
France
J.P. Morgan Securities plc
25 Bank Street, Canary Wharf
London, E14 5JP
United Kingdom
J.P. Morgan Securities LLC
1209 Orange Street
Wilmington, Delaware 19801
The United States
Lazard Frères SAS
175 boulevard Haussmann
FR-75008 Paris
France
Société Générale
17 cours Valmy, CS 50318
FR-92972 Paris La Défense cedex
France
Handelsbanken
Blasieholmstorg 11
SE-106 70 Stockholm
Sweden
Skadden, Arps, Slate, Meagher & Flom LLP
68 rue du Faubourg Saint-Honoré
FR-75008 Paris
France
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ
United Kingdom
Roschier Advokatbyrå AB
Box 7358
Brunkebergstorg 2
SE-103 90 Stockholm
Sweden
Arendt & Medernach SA
41A avenue JF Kennedy
L-2082 Luxembourg
Grand Duchy of Luxembourg
Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717
(888) 789-8409
Shareholder@Broadridge.com
D.F. King & Co., Inc. (United States)
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 356-6140
Email: Millicom@dfking.com
D.F. King Ltd (Europe)
6th Floor, 65 Gresham Street
London EC2V 7NQ
+ 44 (0) 207 920 9700
Email: Millicom@dfking.com
Millicom International Cellular S.A.
2, Rue du Fort Bourbon
L-1249 Luxembourg
Grand Duchy of Luxembourg